As filed with the Securities and Exchange Commission on April 16, 2020

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

ORIGIN ARGITECH LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5999

(Primary Standard Industrial Classification Code Number)

No. 21 Sheng Ming Yuan Road

Changping District, Beijing

China 102206

011-86-10-5890-7566
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James Chen

25 Cheryl Road

Pine Brook, NJ 07058

United States

(973) 808-8983

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue – 17th Floor
New York, New York 10017
(212) 907-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be Registered (2)	Proposed Maximum Aggregate Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, no par value	1,397,680	3.37	4,710,181.60	$611.38
Ordinary Shares, no par value under an equity line arrangement	1,250,000	3.37	4,212,500.00	$546.79
Total Paid Herewith				$1,158.17

(1)	There are 1,397,680 ordinary shares that are issued and outstanding being registered hereunder to be sold by four selling shareholders and 1,250,000 ordinary shares that may be issued and outstanding, from time to time, pursuant to an equity line arrangement under which the company, from time to time, may put shares to Oasis Capital, LLC, one of the selling shareholders.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions.

(3)	Estimated solely for the purposes of calculation of the registration fee pursuant to Rule 457(c) for 1,397,680 ordinary shares and Rule 457(g)(2) for 1,250,000 ordinary shares under the Securities Act based on the average of the high and low prices on April 13, 2020.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 16, 2020

PROSPECTUS

ORIGIN AGRITECH LIMITED

2,647,680 Oasis Ordinary Shares

This prospectus relates to the offer and sale from time to time of up to an aggregate of 2,647,680 of our ordinary shares by the selling shareholders identified in this prospectus. These shares consist of (i) 1,397,680 issued and outstanding ordinary shares which were issued in a private placement under a stock purchase agreement agreed on October 16, 2018, and consummated on January 4, 2019, held by Tiger Capital Fund SPC and its subsequent transferees, and (ii) up to 1,250,000 ordinary shares, to be acquired by Oasis Capital, LLC (“Oasis Capital”) from us pursuant to the terms and conditions of an Equity Purchase Agreement that we entered into with Oasis Capital on April 8, 2020 (“Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, at our discretion, up to $5,000,000 worth of our ordinary shares to Oasis Capital. This arrangement is also sometimes referred to herein as the “Equity Line.” For more information about the selling shareholders, please see the section of this prospectus entitled “Selling Shareholders” beginning on page 26.

The selling shareholders may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

Oasis Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (“Securities Act”), in connection with the resale of our ordinary shares under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 28.

We will not receive any proceeds from the resale of the ordinary shares by the selling shareholders. We will, however, receive proceeds from the sale of the shares directly to Oasis Capital pursuant to the Equity Line.

Our ordinary shares are listed on The NASDAQ Stock Market under the symbol “SEED.” On April [ ], 2020, the closing price of an ordinary share was $_____.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2020

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or its transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and the information incorporated by reference and, if applicable, any prospectus supplement hereto. See the sections “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for more information.

Unless the context requires otherwise, in this prospectus Origin Agritech Limited (“Parent”), and its subsidiaries (“Subsidiar(y/ies)”), shall collectively be referred to as “Origin,” “the Company,” “we,” “us,” and “our” unless otherwise noted.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and neither we nor the selling shareholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this prospectus in its entirety before investing in our ordinary shares, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Corporate Overview

Origin was first incorporated in the British Virgin Islands on February 10, 2005, and is governed by the BVI Business Companies Act, 2004, or BCA.

Until the recent past, our main strategic focus was on the corn seed distribution business and corn seed biotechnologies in China. In 2015, we announced our strategic transition from a traditional seed company to a biotechnology seed company. We have developed transgenic corn seed products including our first generation biotech product phytase traits, second generation biotech product glyphosate tolerance traits and our new technologies of stacked traits of Bt and glyphosate tolerance genes. In 2016, we completed the laboratory and field production trials for our first generation pest/weed trait.

We announced our intention to expand our crop seed business globally in 2016. We received the first transgenic corn seed export permit from China’s Government agencies, following required protocols. Our U.S. collaborator secured an importation permit for these seeds from the United States Department of Agriculture (“USDA”). In late 2016 corn seeds containing our lead trait event and a back-up were successfully planted in a USDA designated greenhouse. Subsequently, the new seeds produced in the greenhouse were tested in a collaborative trial in Iowa in the summer of 2017, and the results confirmed our field observations in China. Notwithstanding the positive results of the seeds, our ability to establish a market in the United States was determined be to very costly and difficult, therefore, the Company ended these United States efforts at the end of 2017 and closed its Iowa, United States office.

In September 2016, we entered into a Master Transaction Agreement, along with our controlled companies Beijing Origin Seed Limited (“Beijing Origin”), Denong Zhengcheng Seed Limited (“Denong”), Changchun Origin Seed Technology Development Limited, (“Changchun Origin”), Linze Origin Seed Limited (“Linze Origin”), with Beijing Shihui Agricultural Development Co. Ltd., a company incorporated under the Laws of the PRC (“Shihui”), to sell our commercial seed production and distribution assets and certain other assets in the PRC to Shihui (“Sale”). In 2018, we closed the first phase of the Master Transaction Agreement and sold the subsidiaries Denong, Changchun Origin and Linze Origin. We terminated the second phase of the Master Transaction Agreement and retained our commercial seed business under Beijing Origin along with the headquarters building in Beijing. We continue to retain our biotech research facilities and business in China.

Retaining the commercial seed business under Beijing Origin and the headquarters building in Beijing gives us the capability to generate operating cash flows to fund new business development. More importantly, the commercial seed business, our recognized development capabilities, and our strong brand equity in the agriculture sector allow us to enter the e-commerce and land reclamation businesses. The highly appreciated value of the Beijing Headquarters building will still allow us to seek additional bank loans and attract potential strategic investors.

During 2018 and 2019, we entered into regional joint ventures for a seed and other product distribution business. It is part of our long-term strategy to operate these distribution businesses under our e-commerce platform. These joint ventures include: Hubei Aoyu, Anhui Aoyu in Anhui province, Xuzhou Aoyu in Jiangsu province, Shandong Aoyu in Shandong province and Henan Aoyu in Henan province. In September, 2019, we entered into a new joint venture Shandong Aoruixinong, which will replace Shandong Aoyu in Shandong province for the seed distribution business. Origin holds 50% of equity in Anhui Aoyu and 51% of equity in the other joint ventures. The remaining equity interests in those joint ventures are held by local distributors. Origin owns these joint ventures through State Harvest. (Henan Aoyu was originally created under Beijing Origin but later transferred to State Harvest).

On May 17, 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. Under this agreement, BC-TID and Origin will form a new entity, which 51% and 49% of equity interests would be owned by BC-TID and the Company, respectively. Based on the agreement, Beijing Origin will contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the new entity. BC-TID will fund the joint venture with a total of RMB204 million in cash. Also agreed under this agreement, the new entity will pay off the bank loan of RMB78 million, which is collateralized by the Company’s headquarters building in Beijing, upon receiving the RMB204 million investment from BC-TID.

Since the Cooperation Framework Agreement was signed, both parties have been involved to complete the formation of joint venture. However, the process has taken longer than originally expected mainly due to the complicated tax related issues with the Origin Life Science Center building in Beijing. Both parties now agreed to use Beijing Origin as the joint venture entity in order to expedite the process. The original terms of the transaction remains the same and both parties are cooperating to complete it as soon as possible. Due diligence has been completed and BC-TID has deposited RMB15 million (US$2.1 million) in an escrow account.

Since Beijing Origin has been the operating company for the Company's Chinese seed business and is controlled by the Company through a series of stock consignment agreements, the Company will transfer the seed business from Beijing Origin to Beijing Origin State Harvest Biotechnology Limited (State Harvest), which is the Company's wholly owned entity in China. After the changes and investment from BC-TID, Beijing Origin will become a joint venture of the Company and BC-TID, and will have the assets of the Origin Life Science Center building and two biotech corn traits discussed above. The transaction is subject to the satisfaction or waiver of several conditions set forth in the agreement.

Our principal executive offices are located at No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, and our telephone number is (86-10) 5890-7588.

THE OFFERING

The following is a brief summary of certain terms of this offering.

Shares offered by the Selling Shareholders:	2,647,680 ordinary shares.

Offering Price:	Determined at the time of sale by the selling shareholders.

Use of Proceeds:

We will not receive any proceeds from the sale of the ordinary shares by selling shareholders covered by this prospectus.

If we are able to exercise our put rights under the Equity Line, we will receive proceeds from the sale of shares to Oasis Capital, LLC, a company formed under the laws of the Commonwealth of Puerto Rico (“Oasis Capital”). Oasis Capital has committed to purchase up to $5,000,000 worth of our ordinary shares (“Put Shares”) over a period of time terminating on the earlier of (a) the date Oasis Capital has purchased the Put Shares for an aggregate purchase price of $5,000,000, (b) April 7, 2022, (c) written notice of termination by the Company to Oasis Capital (which shall not occur at any time that Oasis Capital holds any of the Put Shares), and (d) certain other specified events. Any cash proceeds received will be used for general working capital purposes.

Oasis Capital will pay a purchase price per share equal to 94% of the lowest VWAP of our ordinary shares on NASDAQ during the five trading days immediately following delivery of the put notice by the Company to Oasis Capital. In order to exercise the put, certain conditions must be met at each put notice date including, but not limited to, a registration statement being effective which registers Oasis Capital’s resale of any Put Shares purchased by it.

Ordinary Shares Outstanding Prior to the Offering:	4,801,724 shares. This number does not include any ordinary shares subject to any outstanding options or warrant that may be exercisable now or in the future or the ordinary shares that may be issued under the Equity Line.

Risk Factors:	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

NASDAQ Trading Symbol:	SEED

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements relate to future events or future performance and include, without limitation, statements concerning the Company’s business strategy, future revenues, market growth, capital requirements, product introductions and expansion plans and the adequacy of the Company’s funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions investors that any forward-looking statements presented in this prospectus, or that the Company may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, the Company. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond the Company’s control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, the Company’s actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our ordinary shares. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our ordinary shares could decline, and you could lose part or all of your investment.

Risks relating to our business

We set up several regional joint venture companies for our seed distribution business and our new e-commerce business; These companies may not be able to perform as we expected.

We have set up several regional joint venture companies for our seed distribution business and our new e-commerce business. The Company has stock positions of 51% or 50% in these joint ventures. Most of the joint venture partners were the Company’s regional distributors. As this is a new business model for the Company and our joint venture partners are engaging with the Company differently than before, no assurance can be given that the joint ventures will perform as well as we expect, which could impact the overall performance of the Company.

Asset sale of Zhengzhou branch of Beijing Origin may impact business performance

The Zhengzhou branch of Beijing Origin used to have seed processing facilities to serve the seed distribution business of the Company. The Company sold these facilities in fiscal year 2019. Although management believes the sale should not impact the seed business and its operations, it is possible that this change could impact the overall performance of our seed business and operations, especially during the transition periods. If there is an adverse impact, we would expect it to also have an impact on our financial position.

If we do not manage our ongoing operations successfully, our growth and chances for profitability will be hindered or impeded.

Our Company engages in corn seed research and development, deploying our biotechnology assets, establishing a new agribusiness e-commerce platform, and exploring Integrated Saline-Alkaline Land Reclamation (“ISALR”) technologies. We plan to continue our seed research and development activities, with a view to licensing our seed traits and seed germplasm characteristics and performing contract research and development services. We also plan to focus on our new endeavors of an agribusiness e-commerce platform oriented towards the rural China market. We are partnering with Longhan Investment Management, Co., Ltd. (“Longhan”) to integrate comprehensive ISALR technology and collaborating with the Elastos Foundation (“Elastos”) to develop block chain technologies. All these many and varied activities will require substantial initial investment and are expected to require additional demands on our corporate administrative, operational and human resources and on our cash assets. Our current resources are not likely to be fully adequate to support our longer term planned operations and expansion.

Our independent auditors have issued their reports with a going concern statement.

The reports of our independent audit firms on our financial statements for the fiscal years ended September 30, 2018 and 2019, contain a going concern statement. Based on our financial resources and our planned operations we will need to obtain a substantial amount of capital to continue our business as planned, for which we do not have any long term arrangements, and/or generate increased revenue from operations to cover our expenses, of which we cannot be certain. If we are unable to fund our operations, we may have to curtail substantial parts of our business operations or cease our business operations. Investors should evaluate their investment in the Company based on these financial uncertainties.

We may not be able to pay back our long term borrowings.

We maintain bank debt as a part of our normal course of business. As of September 30, 2019, our outstanding bank debt was RMB78.2 million (US$11.4 million), of which some of the principle is now due. We are in the process of refinancing the bank debt or entering into an investment so that the bank loan, which is collateralized by the Company’s headquarters building in Beijing, will be paid back upon the Company receiving the RMB204 million investment from Beijing Changping Technology Innodevelop Group (BC-TID). However, such investment and refinance plan may not be completed according to our plan, and we may not be able to pay back our bank loans as planned. If we cannot pay off the borrowings, the bank may foreclose on our assets.

Our seed biotechnology joint venture to be formed with BC-TID may not perform as well as we expected.

While we believe the seed biotechnology joint venture to be formed with BC-TID could give the Company a new starting ground for potential growth when the Chinese authorities open up the genetically modified corn commercialization, the new joint venture to be formed may not perform as well as we expected and, as a result, could impact the Company’s financial performance.

The successful development and commercialization of our biotech pipeline of products will be important for our growth.

We focus our seed business on biotechnology development and an e-commerce platform in the seed industry. We conduct our own research and development efforts for genetically modified seeds, referred to as GM. We also collaborate with the Chinese Academy of Agricultural Science, China Agricultural University, and Zhejiang University in the PRC under various agreements for seed genetic modifications and other seed biotechnologies that give us the right to market the seeds and technologies they develop. We also seek other development and marketing arrangements with other entities in China and elsewhere. The length of time and the risk associated with seed breeding and biotech pipelines are similar and interlinked because both are required as a package for commercial success in markets where biotech traits are approved for growers. Regulatory requirements affect the development of our biotech products, including the GM crop testing of seeds containing the biotech traits. If we do not meet the regulatory requirements, our business and results of operations will be adversely affected. The testing procedures can be lengthy and costly, with no guarantee of success. It could have an adverse effect on our operations if our genetically modified products are unable to pass the safety evaluation for genetically modified agricultural organisms.

The potential uncertainty in the government regulation in China of genetic technology and genetically modified, or GM, agricultural products and the acceptance of these products by the public could have an adverse effect on our business.

Genetically modified seed products are controversial; thus genetic modification has not yet been accepted in many countries throughout the world. The Chinese government has only recently begun to issue GM crop safety certificates for eventual commercial cultivation of GM seeds. Consumer reaction to GM products is also becoming a factor in the overall approval process and the ability of companies, such as ours, to sell or license our GM products. The relative novelty and the potential uncertainty in the government regulation of genetic technology and ultimate consumer acceptance will have an effect on our business development strategy and research activities and may cause us to re-evaluate our development programs for developing new seeds.

The government may not approve or may limit commercialization of genetically modified corn products, which could have an adverse impact on the future of the Company.

Even though we believe biotechnology is important in agricultural applications and the government has supported and approved some uses of genetically modified seeds, we cannot predict whether or when the government will approve the full commercialization of GM seeds, including modified corn. The government may not approve the full commercialization of GM corn, and it may even ultimately conclude to limit or ban commercialization and/or research relating to genetically modified corn and other seed products. Any of these actions could have an adverse impact on our future development, and we would not be able to recover our research and development costs spent in developing biotechnology products.

Any operations outside China will be subject to foreign regulatory and legislative requirements, and it will be costly to comply with those regulatory requirements. If we are unable to meet these requirements, we will not be able to distribute our products.

Foreign regulatory and legislative requirements will impact the development and distribution of our seed products in the global market.

Certain markets may require rigorous testing and pre-approval prior to a market release of the GM seeds. For example, prior to the entry into the United States market, importers of non-United States seeds will need to obtain regulatory approval from various federal and state governmental agencies. The United States Department of Agriculture has to determine if there are any “plant pest” issues with the specific crop and traits. Further, some products may have to be submitted to the US Environmental Protection Agency (“EPA”) to determine if there are any pesticide-related traits that are subject to regulation. There may also have to be submitted a Microbial Commercial Activity Notice (MCAN) to the EPA, which includes detailed information describing the seed’s characteristics and genetic construction, health and environmental effects, and other data, before GM seeds can be used in the United States for commercial purposes. Finally, even if a seed product has the required certificates and permits, there will be continuous Food and Drug Administration (“FDA”) regulation compliance about food safety, which place responsibility on the seed producer to assure the safety of the GM seed in the food chain and proof that GM crop seeds are “substantially equivalent” to non-modified versions of the seed. In the United States, there is also substantive state regulations applying to seeds: for example, some states have required specific labeling, banned planting and cultivation, and imposed additional certification requirements for use of GM seeds. These types of central and local government regulation and restrictions exist in many other countries around the world.

Obtaining and maintaining permits and certificates for production and sales, and obtaining and maintaining testing, planting and import approvals for our GM seeds, can be time-consuming and costly, with no guarantee of success. In addition, regulatory and legislative requirements may change over time which may affect sales and profitability in those markets. The failure to receive necessary permits or approvals could have long-term effects on our ability to enter into foreign markets.

It may take us a long time to generate revenue from our new agribusiness e-commerce platform.

We have traditionally been a seed development, production and distribution company. After the sale of the production and distribution aspects of our seed business, we decided to augment our seed development and research business by expanding into the e-commerce space. Although we believe we can utilize our experience in seed distribution, our rural China customer base, and our strong brand name in the e-commerce venture, there is no guarantee that we can successfully develop and launch the e-commerce platform or that the e-commerce platform will be profitable. Furthermore, our prior experience in seed distribution was largely via traditional sale methods and our previous customer base may not be willing to try our new e-commerce platform. To attract new customers, we may need to price aggressively to gain market share or remain competitive in new categories. It may be difficult for us to achieve profitability in the new product categories and our profit margin, if any, may be lower than we anticipated, which would adversely affect our overall profitability and results of operations.

Our new venture in e-commerce depends on our joint partnership with third party suppliers and distributors.

We anticipate that our e-commerce platform will provide agricultural seed products (e.g., corn seeds, rice seeds, and vegetable seeds), other agricultural inputs (e.g., fertilizers and agricultural chemicals), foods, household products, and other consumer products to our customers. We do not plan to produce any of the products we intend to sell on the e-commerce platform and will rely on products provided by unrelated suppliers. Because we are a new player in e-commerce and have not built up a customer base yet, we may not have much purchasing power and may not be able to negotiate especially favorable terms with suppliers. Therefore, our margins may be less than expected and our supply of products less certain.

Furthermore, we are not familiar with the non-seed products we are intending to sell on the platform and it may also make it more difficult for us to inspect and control quality of those products being sold on the platform. We may receive more customer complaints about the products we are not familiar with and face costly product returns or product liability claims as a result of selling them, which would harm our brand and reputation as well as our financial performance.

We are dependent on our relationships with our strategic partners for joint venture development.

The success of our new development plans depends on our relationships with our joint venture partners. We believe partnering with local distributors using joint-venture structure will provide incentives for local distributors to prioritize our customers’ needs and orders and will ensure our customers’ orders will be fulfilled efficiently and effectively. We, however, cannot assure you that we will satisfy the conditions required to maintain these relationships, and we also cannot assure you that whether the local distributor partners will be able to meet the needs of our customers or grow effectively meet the development objectives of the joint ventures.

Joint ventures, partnerships, and companies that we enter into present a number of challenges that could have a material adverse effect on our business and results of operations and cash flows.

We have developed six joint ventures in China and, as part of our business strategy, we may enter into other joint ventures or similar transactions. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into the joint venture related to the counterparties to such joint ventures We could experience financial or other setbacks if transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our results of operations and cash flows.

We are relying heavily on our partners, including Elastos and the local distributors, to establish and operate the e-commerce platform.

We have little experience in e-commerce platform development, block chain technology and agricultural businesses other than the development and distribution of seeds. To successfully establish the e-commerce platform, we will need our partners’ help in a number of other areas, such as user traffic acquisition, advertising, technology, social graphs and IT infrastructure. While we can benefit from our partners’ experience in building platforms, connecting e-commerce with social networks and block chain technologies and new agricultural distribution businesses, our success is also reliant on our partners willingness to develop and maintain the platform for us. In the event that we cannot maintain our cooperative relationships with our joint venture partners on terms favorable to us or at all, we will need to source other business partners to provide services such as distribution channels, promotion services, as well as IT and payment services, and we may lose access to key strategic assets, which could result in material and adverse effects on our business and results of operations.

Network errors could adversely affect our user experience and market acceptance of our products, which may materially and adversely affect our business and results of operations.

Our e-commerce platform or content on our platform may contain network or programming errors that adversely affect the user experience and market acceptance of the offered products. Errors in products, delivery, content, connection will negatively impact brand image and our customers willingness to use our platform. We may not be able to detect and resolve all these errors effectively. Programming errors or defects may adversely affect user experience, cause users to refrain from subscribing for our services, buying our products, or cause our delivery errors or delays and prevent our customers from using our service.

If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

The e-commerce industry is rapidly evolving and subject to continuous technological and market preference changes. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from new developments and innovations. For example, we believe our use of block chain technology to track the origin of seeds is an effective way to combat fake seeds and intellectual property infringement issues related to the seeds but our competitors may be able to develop better technologies to solve the same problem. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We cannot assure that we can obtain financing to cover such expenditure. If we fail to adapt our products and services to such changes in an effective and timely manner, we may suffer from decreased user traffic and user base, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

We operate in a relatively new and evolving market.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects primarily depend on the continuing development and growth of the e-commerce in China as well as the expansion of the 4G communication network in rural China, and the continuing modernization of rural logistics system, which are affected by numerous factors and not within our control. Furthermore, product quality, user experience, technological innovations, development of internet and internet-based services, and the regulatory environment and macroeconomic environment are also important factors that affect our business and prospects. The markets for our products are relatively new and rapidly developing and are subject to significant challenges. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the e-commerce industry, particularly in the use e-commerce platforms in rural China, rapid technological evolution, continued shifts in customer demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. Developing and integrating new products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve. If we cannot successfully introduce our e-commerce platform to rural China or maintain and grow our customer base once the platform is launched, our business, financial condition and results of operation may be materially and adversely affected.

The potential uncertainty in the government regulation in China regarding e-commerce could delay the launch of our e-commerce platform and have an adverse effect on our business.

The laws and regulations in China regarding internet services, e-commerce and data privacy are still under development. The authorities are still in the process of developing various methods and guidelines related to the implementation of the Cyber security laws, internet laws and data security laws. The new rules will impose additional compliance requirements related to the communication, storage and automation of our data. We believe there remains uncertainties as to the interpretation and application of the current law and regulation. Complying with such requirements could cause us to incur substantial expenses or require us to alter or change our practices in a manner that could harm our business.

There is no guarantee that the Integrated Saline-Alkaline Land Reclamation Technology (“ISALR”) can be deployed on a large scale or can integrate with our seed breeding technology.

Although the ISALR Technology has been successfully tested on various crops across several provinces in China, it is uncertain whether the technology could be deployed on a large scale inside China or be used outside of China. The success in ISALR technology also relies on the support of various level of the Chinese government, so the global trading dynamics and subsidy policies from the Chinese government are important to the deployment of ISALR technology. Additional, we are hoping to incorporate our seed technology with the seed and soil treatment technologies from Longhan. It is unclear the technology integration will be successful. It is also unclear regarding the competitions since this is relatively a new field of agricultural technology and the intellectual protection could also be challenging.

The degree of public acceptance or perceived public acceptance of our biotechnology products can affect our operations.

Although all genetically modified products must go through rigorous testing, some opponents of the technology consistently attempt to raise public concern about the potential for adverse effects of genetically modified seed products on human or animal health, other plants and the environment. The potential for the adventitious presence of commercial biotechnology traits in conventional seed, or in the grain or products produced from conventional or organic crops, is another factor that could affect the public’s acceptance of these traits. Public concern can affect the timing of, and whether we are able to obtain, government approvals. Even after approvals are granted, public concern may lead to increased regulation or legislation, which could affect our business and operations, and may adversely affect sales of our products to farmers, due to their concerns about available markets for the sale of crops or other products derived from biotechnology.

The areas of our current business and the businesses we plan to develop are very competitive both in China and throughout the rest of the world.

All levels of the seed development, marketing and distribution business is very competitive. We face China based competition from many seed producers who deploy both traditional seed development methods and more advanced technologically oriented seed producers. Increasingly, foreign seed producers are entering the China market with their seed products, which also include GM seeds. Pricing of seed products, which favor the less expensive traditional seeds, is also an issue for those producers of technologically advanced seeds and GM seeds, such as us.

In the other sectors of our planned business, we face competition from companies engaged in the similar businesses of e-commerce and businesses offering block chain solutions for market segments. As we are at the earlier stages of developing these businesses, we cannot fully assess the level of competition that we will face in our markets. Nonetheless, we believe we will be facing competition on the basis of pricing, efficiency of providing service and responding to market demands. To the extent we are uncompetitive, our business will be adversely affected and our financial results negatively impacted.

The global competition in biotechnology will affect our business.

We believe we are a leader in biotechnology in China since we have been conducting our proprietary biotechnology research program for many years and have an internal biotech research center. However, as multinational corporations engaged in the crop seed business expand into the agricultural market in China, we anticipate that they will have a greater portfolio of seed products and more advanced technologies than us. Major multinational competitors have a long history in the research and commercialization of their products, sophisticated marketing capabilities and strong intellectual property estates, all of which may give them competitive advantage over us. Any of these competitive advantages could cause our existing or future products to become less competitive or outdated, and adversely affect our product acceptance in the market place and our results of operations.

We face significant international competition in the GM seed market and the competition may affect our overall sales.

The GM seed market outside China is highly competitive, dominated by a limited number of companies. Many of our competitors have greater experience of the GM market and substantially greater resources in the research and development of plant biotechnology. These companies also have substantial production facilities for crop seeds. In addition, our competitors have established market presence, have obtained patent protection in some instances for different seeds, and have built up their brand reputation and distribution networks globally. For example, in the United States Monsanto Company and E.I. DuPont de Nemours and Company (Pioneer), dominate the GM corn seed market with approximately 70% of that market. These companies’ extensive GM portfolio of seeds and their success in developing new traits in the seeds could render our existing products less competitive, including within the China markets, resulting in reduced sales and licensing opportunities compared to our expectations.

We may not be able to maintain our market advantage by improving our GM seeds to fit the needs of the market.

GM seeds varieties need to be improved and altered over a relatively short time frame because the weeds and insects develop resistance to herbicides and pesticides, which often renders the benefits of a particular GM traits less effective. GM seeds need to be altered to tolerate higher doses and/or new varieties of herbicides and pesticides and other farming practices. If our GM seed portfolio does not keep pace with these changes or goes in a direction that is not effective in the market, our position in the market would be adversely impacted. Alternatively, we believe that this characteristic of GM seeds gives us an opportunity to introduce our products into various seed markets needing new varieties. We will be required to continue to invest in new research to develop our portfolio of GM seeds so that our GM seeds can adapt to new herbicides and pesticides and differing soil, weather and growing conditions.

The e-commerce industry in China is expanding rapidly. Although we plan to focus on a specific range of products oriented to the needs of rural China, we expect other platforms to overlap with ours and therefore competition is expected to be substantial.

We believe e-commerce is popular in rural China. With the Chinese government’s introduction of the 4G network and expansion of rural logistics, the rural e-commerce sector is poised to become an extremely valuable market. The e-commerce market, however, is highly competitive. We face competition for customers, for their attention and for their spending from many other existing e-commerce platforms in China that often are maintained by bigger and more mature e-commerce companies. We believe that we will compete based on a number of factors, such as the diversity of products, product features, services, social interaction features, quality of user experience, brand awareness and reputation in and as it relates to the rural market. In comparison to us, many of our competitors have greater financial, marketing or technology resources that enable them to respond more quickly to technological innovations or changes in user demands and preferences, to acquire more attractive content, and to devote greater resources towards the development, promotion and sale of products. Also, our competitors may provide their users with content that we do not have the license to offer. If any of our competitors achieves greater market acceptance, provides superior service, sells at better overall pricing, or are able to provide more attractive content offerings than we do, our user traffic and market share may decrease, which may result in a loss of users and a material and adverse effect on our business, financial condition and results of operations.

We have a relatively short operating history in the field of biotechnology research and our new business of e-commerce are subject to the risks of any developing enterprise, any one of which could limit our growth and our product and market development.

It continues to be difficult to predict how our continuing seed business and our new e-commerce business will develop over the long term. Accordingly, we are still facing all of the risks and uncertainties encountered by companies in the earlier stages of development, such as:

•	uncertain and continued market acceptance for our product extensions and our services;

•	evolving nature of the crop seed industry in the PRC, which is marked by seed company consolidation, changing aspects of government subsidies to farmers and becoming more limited, over production of crop seeds, and less adherence to the qualities of branded seeds, among other things;

•	highly competitive conditions from both other branded seeds and unbranded seeds and changing customer preferences or needs that will harm sales of our products;

•	the competitive landscape of e-commerce in the PRC and the evolving use of e-commerce by our population and their needs and preferences;

•	maintaining our competitive position in the PRC and competing with Chinese and international companies, many of which have longer operating histories and greater resources than us;

•	the aging technology of our seed products that do not reflect current needs and the continual need to develop new seed products;

•	the cost of our products compared to other sources of seeds for the same crops;

•	maintaining our current licensing arrangements and entering into new ones to expand our product offerings in both our domestic market and sought after international markets;

•	using a joint venture model for our continuing business where we maintain only a simple majority stake;

•	continuing to offer commercially successful products to attract and retain a larger base of direct customers and ultimate users;

•	continuing our existing arrangements with farms that grow our crop seed products and entering into new arrangements with additional production farms;

•	maintaining effective control of our costs and expenses; and

•	retaining our management and skilled technical staff and recruiting additional key employees.

If we are not able to meet the challenges of our businesses and managing our business plan, the likely result will be slowed growth, lower margins, additional operational costs and lower income, any of which will affect shareholder value.

Any diversion of management attention to matters related to corporate reorganization or any delays or difficulties encountered in connection with changing operations may have an adverse effect on our core business, results of operations, and/or financial condition.

Corporate reorganization and transformation activities present challenges, including geographical coordination, personnel integration and retention of key management personnel, system integration and the unification of corporate culture. These efforts generally divert management attention from our core business, cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, any proposed acquisitions and corporate reorganization activities will cause us to incur substantial costs, none of which are generally recoverable.

From time to time we must evaluate whether or not to discontinue a line of business or an expansion effort, which if discontinued could have an adverse impact on our financial position.

From time to time we evaluate whether or not to continue a particular line of business or an expansion effort. In the past we implemented restructuring programs to eliminate our activities in agricultural chemicals and cotton seed development, sales centers, seed distribution and other unprofitable activities. Whenever a company undertakes to discontinue a line of business, there are expenses associated with the sale or closing of those related operations, which are reflected in the accounting for discontinued operations. The actual and accounting costs for discontinued operations may have an adverse effect on the financial position of the Company in the period of discontinuance, which may result in an adverse market reaction and decline in our stock price.

We or our licensors may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us or our licensors, may materially disrupt our business.

We cannot be certain that our licensed or self-developed proprietary seed products, our block chain technology for an e-commerce platform, and the ISALR technologies do not or will not infringe the intellectual property rights held by third parties. We, or any of our licensors, may be subject to legal proceedings and claims from time to time related to the intellectual property of others. If we, or any of our licensors, are found to have violated the intellectual property rights of others, we may be required to pay damages and be enjoined from using such intellectual property, and we may incur new or additional licensing fees if we wish to continue using the infringing products, or be forced to develop or license alternative products. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

Efforts to protect our intellectual property rights and to defend against claims can increase our costs and may not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are important to our business. In our experience, the seed markets in China have substantial counterfeiting, and we believe many other kinds of agricultural products also are subject to counterfeiting. Overall, we plan to obtain and protect our intellectual property rights and those to which we have intellectual property rights of use and distribution. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products and services or, to the extent they cover key technologies on which we have unknowingly relied, require that we obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you that we would be able to obtain such licenses on acceptable terms. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation may not be in our favor. Such litigation may be costly and may divert management attention as well as consume other resources which could otherwise be devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs due to lack of this kind of insurance being available in China, and we would have to bear all the costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Intellectual property protection is still a developing legal sector in China. Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of the ambiguities in the PRC laws and the difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as they are in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property. The increase in counterfeiting seed products in the market is also affecting the sales of our products.

Failure to develop and market new products could impact the Company’s competitive position and have an adverse effect on the Company’s financial results.

The Company’s operating results will depend on our ability to renew our pipeline of new seed products and to bring those products to the market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products the Company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund our research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of the Company’s new products could cannibalize sales of some of its current products, offsetting the benefit of even a successful product introduction.

If we are not able to respond successfully to technological or industry developments, our e-commerce business may be materially and adversely affected.

The market for online products and services is characterized by rapid technological developments, frequent launches of new products and services, introductions of new business models, changes in customer needs and behavior, and evolving industry standards. If we fail to adapt our products to these developments, our online business may become less competitive or obsolete. For example, the number of people accessing the Internet through mobile devices, including smartphones, tablets and other hand-held devices, has increased in recent years, and we expect this trend to continue as more advanced mobile communications technologies are broadly implemented. In order to respond to new developments, we may be required to undertake substantial efforts and incur significant costs. In the event that we do not successfully respond to such developments in a timely and cost-effective manner, our business may be materially and adversely affected.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating because of toxic and hazardous materials resulting from farmers’ overuse of chemical herbicides and pesticides and the fall-out from other sources of environmental pollution. These factors generally cause underproduction, but farmers may attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

We have limited business insurance coverage in China.

PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability insurance, business disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially acceptable terms make it impractical for us to obtain such coverage. Most likely we would bear the effects of any business disruption, litigation or natural disaster resulting in our incurring substantial costs and the diversion of our resources, and could adversely affect our operations and financial condition.

Risks relating to doing business in China

The effect of the Coronavirus on our company cannot be determined at this time; however, it is expected that the general economic effect of the Coronavirus (Covid-19) on the Chinese economy will have a corresponding adverse impact on the Company.

At this time it is too early to determine the full impact of the Coronavirus (Covid-19) on the Company. As a company operating in the PRC, management expects that there will be some impact from the government steps to combat the virus, the disruption to the general business activities of the PRC and delays in the supply side of the economy due to reduced manufacturing and delivery activities. It is likely that the impact on the Company will be similar to the impact of the Coronavirus on the overall Chinese and world economy.

As the Company has little commercial interactions outside of the PRC, the fact that the Covid-19 virus has been extraordinarily disruptive to the economies of many different nations around the world, it is not expected that there will be any significant adverse impact from the world commercial or financial situation. However, as the fiscal year progresses, the Company may experience currently unexpected consequences of the world-wide pandemic situation.

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business and internet sales business. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. Environmental regulation in the future may be potentially concerned with the development, growing and use of GM seed products. Seed development companies also have requirements for their facilities, personnel and investment. The internet sales business has evolving privacy regulations. We believe we currently have all the necessary licenses for our business, and that we are in compliance with the other applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

The technical services agreements between Origin Biotechnology and the other operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements between Origin Biotechnology and the other PRC operating subsidiaries (and possibly our former subsidiaries), were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by the operating subsidiaries, which could adversely affect us by:

•	increasing the PRC operating subsidiaries’ tax liability without reducing Origin Biotechnology’s tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

•	limiting Origin Biotechnology’s ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in Origin Biotechnology failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Beijing Origin is entitled to a preferential enterprise income tax rate of 15% as a result of having the qualification of a “high and new technology enterprise”.  This qualification is effective for a three-year period from October 2017 and subject to an annual evaluation by the relevant government authorities in China. Additionally, Beijing Origin has recently received a “breed-produce-distribute” integrated crop seed license and is currently applying for a more favorable tax rate. The financial position of the Company after the sale of our corn related production and distribution assets may cause the termination of the high and new technology enterprise qualification reapplication and cause an adverse impact on tax or tax rate.

The termination of any of our preferential tax treatments could materially increase our tax obligations, and our future application for more favorable tax rate based on our “breed-produce-distribute” integrated crop seed license may not be approved.

Tax treatment for the subsidiaries will be different from Beijing Origin and could increase our tax liabilities in future fiscal years.

Origin established several joint venture subsidiaries in the purpose of seed sales and e-commerce operating units. These joint ventures may not have the same tax treatment as for Beijing Origin. Therefore, our overall tax liabilities could be greater than in the past when the Company had the benefit of reduced corporate tax rates.

Under China’s Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders

Under the current Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In April 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises.

In addition to the uncertainty in how the “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Although the PRC has been reforming its economic system to rely more on market forces to influence the deployment of economic resources, it still has strong elements of a planned economy based on governmental dictates and priorities that determine or at least influence business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further loosen its control over the economy and encourage private enterprise or whether it will strengthen its controls through planned industrial policy and control financial and other elements of economic condition. We also cannot predict the timing or extent of future economic policy that may be proposed. Any imposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital; any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

PRC law allows enterprises owned by foreign investors to remit to other countries their current account items, such as profits, dividends and bonuses earned in the PRC, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE, upon the proper production of qualified commercial vouchers or legal documents as required by the regulations. However, dividend payments are subject to prior satisfaction of corporate and withholding tax obligations, corporate reserve requirements and board determined social benefit allocations. SAFE regulations generally require extensive documentation and reporting about other kinds of payments to be transmitted outside of China, some of which is burdensome and slows payments. The availability of foreign exchange assets in the banking system will also affect the ability to repatriate profits as well as provide funding for foreign operations. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses or otherwise fund and conduct our business.

Pursuant to PRC enterprise income tax law, dividends payable by a foreign-invested enterprise, or FIE, including Origin Biotechnology, from sources in the PRC to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. No such treaty currently exists with the British Virgin Islands.  Prior to 2008, dividend payments to foreign investors made by FIEs were exempt from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, as the reporting currency, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share when stated in U.S. dollars. The translation of Renminbi amounts into United States dollar amounts has been made for the convenience of the reader. Such translation amounts should not be construed as representations that the Renminbi amounts could be readily converted into United States dollar amounts at that rate or any other rate. The appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results when reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict our growth.

Notwithstanding the general restriction on foreign investment in the seed industry in the PRC, our corporate structure currently enables us to receive foreign investment. Our continued ability to receive foreign investment may be important to our ability to continue to expand our business rapidly and to manage that expansion effectively. We cannot be certain that a change in the regulations allowing us to receive foreign investment will not occur. In the event of such a change, our plan to expand our business could be disrupted.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required prior registration of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, with these regulations there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

All of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our non-PRC shareholders.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in the British Virgin Islands and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, some of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to affect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

A reversion in the Chinese government’s policy of favoring state owned enterprise including seed companies at the expanse of privately owned companies may disadvantage our competitive position in the industry.

In China, state owned enterprises including state owned seed companies typically enjoy preferential policy treatments such as more favorable access to capital, tax breaks and subsidies at various levels of governments. These treatments have created barriers of entry protecting state companies at the expense of private ones, both domestic and international. Despite the reform of the Chinese seed industry in 2008 and the anticipated market-driven industry consolidation going forward, any reversion in the Chinese government’s policy to protect state owned seed companies may again pose competitive challenges to non-state owned companies such as Origin.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. holders.

Depending upon the value of our shares and the composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, by the IRS, for U.S. federal income tax purposes. If we were classified as a PFIC in any taxable year in which you hold our shares and you are a U.S. investor, you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, when we dispose of those shares at a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or any later year. Finally, you would also be subject to special U.S. tax reporting requirements.

Based on our understanding and current assessment, we believe that we were not a PFIC for the taxable year 2015. However, there can be no assurance that we will not be a PFIC for the taxable year and/or later taxable years, as PFIC status is re-tested each year and depends on the facts in such year. For example, we would be a PFIC for a taxable year if the sum of our average market capitalization, which is our share price multiplied by the total number of our outstanding shares, and our liabilities over that taxable year is not more than twice the value of our cash, cash equivalents, and other assets that produce, or are held for the production of, passive income. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from passive investments is substantial in comparison with the gross income from our business operations. While we will continue to examine our PFIC status, we cannot assure you that we will not be a PFIC for any future taxable year.

Risks relating to our shares

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of the opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

We qualify as a foreign private issuer and, as a result, are subject to reduced requirements with respect to the reporting of financial statements and other material events to our shareholders and the SEC.

As a foreign private issuer, we are obligated to file an Annual Report with audited financial statements and Form 6-K reports with the United States Securities and Exchange Commission, or the SEC, at such times as we release information to the public either voluntarily or pursuant to the laws of the British Virgin Islands or the PRC. Therefore, the regularity of financial and other information may be less than would be applicable to a domestic United States registered company under the rules and regulations of the SEC. Investors may not receive information on a timely basis, which could increase their risk of investment in us.

Because we are a foreign private issuer, we have elected to follow British Virgin Islands law in connection with compliance under the Nasdaq Marketplace Rules, which restrict the application of the Nasdaq corporate governance requirements.

The Nasdaq Marketplace Rules permit foreign private issuers to elect not to be governed by all the corporate governance rules. We have elected to avail ourselves of the exemption provided by Nasdaq, and we have elected to be governed by only the British Virgin Island laws and the terms of our memorandum and articles, which for example do not require us to hold an annual meeting each year. Consequently, investors may not have the ability to express their opinion on our business and the actions of directors through the voting process for directors. In other respects, we do follow the Nasdaq Marketplace Rules, such as having a nominations and compensation committee, but these are voluntary and may be eliminated at any time.

A consistently active trading market for shares of our ordinary shares may not be sustained.

Historically, trading in our ordinary shares has been volatile. Generally, the market for our ordinary shares is characterized as “thinly-traded.” There have been, and may in the future be, extended periods when trading activity in our shares is minimal, as compared to a seasoned issuer with a large and steady volume of trading activity. The trading volume at a point in time, combined with the availability of stock, generally will impact the price at which our ordinary shares trade. Trading of a relatively small quantity of ordinary shares may disproportionately influence the market price of our ordinary shares. A consistently active and liquid trading market in our securities may never develop or be sustained.

Our stock price may be volatile.

The market price of our ordinary shares is likely to be volatile and could fluctuate in response to various factors, many of which are beyond our control, including the following: our ability to execute our business plan; operating results that fall below expectations; industry or regulatory developments; investor perception of our industry or our prospects; economic and other external factors; and the other risk factors as discussed below.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ordinary shares.

We may not receive any proceeds from the exercise of the securities registered under this prospectus.

We are registering issued and outstanding ordinary shares that may be sold by four of the selling shareholders, including by Tiger Capital Fund SPC, or upon the sale of ordinary shares pursuant to a put right submitted to Oasis Capital under the Equity Line. There is no assurance that we will meet all the conditions required for us to exercise our some or all of our put rights under the Equity Line. Therefore, there is no assurance that we will obtain any proceeds from this arrangement. To the extent we receive any proceeds, they will be used for general working capital purposes as determined at the discretion of the board of directors.

Likelihood of Accessing the Full Amount of the Equity Line; Effect on Market Price

Notwithstanding the Equity Line put right to a maximum limit of $5,000,000, we anticipate the actual likelihood of our being able to access the full amount of the Equity Line is low due to the fact that our average daily trading volume is small, thus limiting the maximum dollar amount of each put notice we are able to deliver to Oasis Capital. Each put notice is subject to a number of conditions, some of which are market driven, and therefore out of our control. We, also, must satisfy certain specified pre-conditions set forth in the Equity Line to be able to deliver a put notice. Our ability to issue shares in excess of the 1,250,000 Put Shares covered by the registration statement, of which this prospectus is a part, will be subject to our filing a subsequent registration statement with the SEC, and the SEC declaring it effective.

We intend to sell Oasis Capital periodically ordinary shares under the Equity Line, and Oasis Capital may, in turn, sell those shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Oasis Capital to raise the intended amount of funds, as our stock price declines. Also, the existence of the Equity Line may be seen as an overhang on the market, and cause potential investors to withdraw from the market, thereby affecting a downward pressure on the price of an ordinary share.

Leverage and debt service obligations may adversely affect our cash flows.

We currently have no short-term borrowings, and the current portion of long-term borrowings is approximately RMB78.61 million (US$11.11 million).  The degree to which we are leveraged could, among other things:

•	require us to dedicate a portion of our near term cash flows from operations and other capital resources to debt service;

•	make it difficult for us to obtain necessary financing in the future for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures;

•	limit our flexibility in planning for, or reacting to changes in, our business, and

•	require us to dedicate a portion of our near term cash flows from operations and other capital resources to debt service;.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Our predecessor auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board of the United States, and as such, investors may be deprived of the benefits of such inspection.

Independent registered public accounting firms that issue the audit reports included in annual reports filed with the SEC are required by the laws of the United States to undergo regular inspections by the Public Company Accounting Oversight Board (“PCAOB”) to assess compliance with the laws of the United States and professional standards. Auditors that are wholly located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities are not currently inspected by the PCAOB. Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of an auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

On May 24, 2013, the PCAOB announced that it has entered into a Memorandum of Understanding (“MOU”) on Enforcement Cooperation with the China Securities Regulatory Commission (“CSRC”) and the Ministry of Finance (“MOF”).  The MOU establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in both countries’ respective jurisdictions.  More specifically, it provides a mechanism for the parties to request and receive from each other assistance in obtaining documents and information in furtherance of their investigative duties.  In addition to developing enforcement MOU, the PCAOB has been engaged in continuing discussions with the CSRC and MOF to permit joint inspections in China of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

On January 3, 2020, the Company engaged B F Borgers CPA PC as its new independent registered public accounting firm. The firm is registered with the PCAOB and operating in Lakewood, Colorado, USA, and is subject to PCAOB rules regarding periodically inspection.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our ordinary shares. We do not have any present plans to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

The determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

We are a company formed under the laws of the British Virgin Islands and all of operations are currently in the PRC. In order for us to distribute any dividends to our shareholders, we currently would have to on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by selling shareholders covered by this prospectus.

If we exercise our put rights under the Equity Line with Oasis Capital, we will receive proceeds from the sale of Put Shares to Oasis Capital. Oasis Capital has committed to purchase up to $5,000,000 worth of our ordinary shares over a period of time terminating on the earlier of (a) the date Oasis Capital has purchased Put Shares for an aggregate purchase price of $5,000,000, (b) April 7, 2022, (c) written notice of termination by the Company to Oasis Capital (which shall not occur at any time that Oasis Capital holds any of the Put Shares), and (iv) upon certain other specified events. Oasis Capital will pay a purchase price equal to 94% of the lowest VWAP of our ordinary shares on NASDAQ during the five trading days immediately following the put by the Company. In order to exercise the put, certain conditions must be met at each put notice date including, but not limited to a registration statement being effective which registers Oasis Capital’s resale of any Put Shares purchased by it.

Any cash proceeds would be used for general working capital purposes. The board of directors will have full discretion in the use of the proceeds.

SELLING SHAREHOLDERS

October 16, 2018 Private Placement

Tiger Capital Fund SPC acquired 1,397,680 ordinary shares from us in a private placement of shares and a warrant, pursuant to share subscription agreement dated October 16, 2018, which was closed on January 4, 2019. The private placement was made under Regulation S. The warrant sold in the private placement provides for the right to purchase up to 1,000,000 ordinary shares, from time to time, at a per share exercise purchase price of $6.47, until January 4, 2024. The warrant may be exercised only for cash. The ordinary shares, warrant and the underlying shares of the warrant have no contractual registration rights, and the Company will reserve sufficient shares for issuance upon exercise of the warrant. The shares underlying the warrant do not have registration rights and are not included in this Prospectus for resale.

In September 2019, Tiger Capital Fund SPC sold an aggregate to 500,000 ordinary shares, in a private transaction under Regulation S to three individuals, Mr. Xue Cong Yan, Mr. Yu Liang Bing and Mr. Liu Jing.

Notwithstanding the absence of contractual registration rights, the fact that the initial investment was made approximately 18 months ago and the fact that our ordinary shares have a limited trading market under the restrictions of Rule 144, upon the request of the holders of these ordinary shares, it was determined that providing a registration statement for these investors was a reasonable solution to aid them in achieving liquidity for their investment.

April 8, 2020 Equity Purchase Agreement and Registration Rights Agreement

Subject to the terms and conditions of the Equity Purchase Agreement for the Equity Line, we have the right to “put,” or sell, up to $5,000,000 worth of ordinary shares to Oasis Capital. Oasis Capital’s purchase commitment will automatically terminate on the earlier of (a) the date on which Oasis Capital shall have acquired Put Shares for an aggregate purchase price of $5,000,000, (b) April 7, 2022, (c) written notice of termination by the Company to Oasis Capital (which shall not occur at any time that Oasis Capital holds any of the Put Shares), and (d) certain other specified events. We have no obligation to sell any ordinary shares under the Equity Purchase Agreement. Oasis Capital will not be obligated to purchase Put Shares unless and until certain conditions (“Closing Conditions”) are met, including but not limited to, (i) the ordinary shares are listed or traded on an exchange or indicated trading medium, (ii) the ordinary shares are DWAC eligible, (iii) no chill is imposed on the ordinary shares, (iv) the Company is current in its reporting obligations under the Federal securities laws, and (v) a registration statement being effective which registers Oasis Capital’s resale of any Put Shares purchased by it under the Equity Line. The registration statement of which this prospectus is a part, upon effectiveness, is intended to satisfy this Closing Condition. Oasis Capital will pay a purchase price per share equal to 94% of the lowest VWAP of our ordinary shares on NASDAQ during the five trading days immediately following delivery of the put notice by the Company to Oasis Capital. The minimum value of a single put notice is $20,000 worth of ordinary shares and the maximum number of ordinary shares of a single put notice is 150% of the average trading volume of the ordinary shares on NASDAQ for the five days preceding the date of the put notice.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement (“Registration Rights Agreement”) with Oasis Capital requiring us to prepare and file a registration statement (“Initial Registration Statement”) registering the resale by Oasis Capital of the Registrable Securities by June 8, 2020. The Company is obligated to use its reasonable commercial efforts to have the Initial Registration Statement and any amendment thereto declared effective by the SEC at the earliest possible date. In the event the number of shares available under the Initial Registration Statement is insufficient to cover all of the Registrable Securities, the Company must amend the Initial Registration Statement or file a new registration statement (collectively, “Registration Statements”), so as to cover all of the ordinary shares that may be sold under the Equity Line, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act of 1933, as amended. As stated above, the effectiveness of the Initial Registration Statement is a condition precedent to our ability to sell Put Shares to Oasis Capital under the Equity Line. The Company is obligated to use reasonable commercial efforts to keep all Registration Statements effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Oasis Capital of all of the ordinary shares covered by the Equity Line and no Put Shares remain issuable under the Equity Purchase Agreement.

The Equity Purchase Agreement and the Registration Rights Agreement contain covenants, representations and warranties of the Company and Oasis Capital that are typical for transactions of this type. Oasis Capital also agreed that neither it nor any affiliate acting on Oasis Capital’s behalf or pursuant to any understanding with Oasis Capital, will execute any short sales during the term of the Equity Purchase Agreement. The Company and Oasis Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement and Registration Rights Agreement.

The 1,250,000 shares being offered pursuant to this prospectus by Oasis Capital represent 26% of the ordinary shares issued and outstanding as of April 16, 2020.

Shares Held by Selling Shareholders

The following table sets forth for the selling shareholders, the name, the number and percentage of ordinary shares beneficially owned as of April 16, 2020, the maximum number of ordinary shares that may be offered pursuant to this prospectus and the number and percentage of ordinary shares that would be beneficially owned after the sale of the maximum number of ordinary shares, and is based upon information provided to us by the selling shareholders for use in this prospectus. The information presented in the table is based on 4,801,724 ordinary shares issued and outstanding on April 16, 2020.

	Shares Beneficially Owned Before Offering(1)		Maximum Number of Shares to	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
NAME OF SELLING SHAREHOLDER	Number	Percentage	be Sold Hereunder	Number	Percentage
Tiger Capital Fund SPC (2)	1,897,680	32.7%	897,680	1,000,000	17.24%

Xue Cong Yan (3)	200,000	4.16%	200,000	0	*

Yu Liang Bing (4)	150,000	3.12%	150,000	0	*

Liu Jing (5)	150,000	3.12%	150,000	0	*

Oasis Capital, LLC (6)	-0-	-0-	1,250,000	0	*

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a selling shareholder, shares underlying convertible securities held by the selling shareholder that are either currently convertible or exercisable or convertible or exercisable within 60 days are deemed outstanding.

(2)	Tiger Capital Fund SPC holds 897,680 ordinary shares and a warrant to purchase up to 1,000,000 ordinary shares under a warrant which is exercisable until January 4, 2024. The above number of ordinary shares includes the shares underlying the warrant. The business address of Tiger Capital Fund SPC is Floor 4, Willow House, Cricket Square, Grand Cayman, KY 1-9010, Cayman Islands. Mr. Bin Wu holds voting and dispositive power over such shares.

(3)	The business address of Mr. Xue is Room 2206, Tower A, Chaowai Sowo, No. 6 Yi, Chaowai Street, Chaoyang District, Beijing, PRC

(4)	The business address of Mr. Yu is 5 #707 No 1 Xinfeng Street, Xicheng District, Beijing, PRC.

(5)	The business address of Mr. Liu is 18/F Tower A, Zhongshan Building No. 154, Hudong Road, Gulou District, Fuzhou City, Fujian Province, PRC.

(6)	Includes only the ordinary shares which may be issued under the Equity Line, from time to time, which Oasis Capital is obligated to purchase, taking into account the 4.99% blocker limitation provided for in the Equity Purchase Agreement, based on the current market price of an ordinary share. The maximum number of shares that may be put to Oasis Capital cannot be determined at this time as the number is a function of the market price of an ordinary share from time to time. Oasis Capital is not currently considered to beneficially own the shares it may purchase under the Equity Purchase Agreement, because it does not control whether it purchases any or all of such ordinary shares. Adam Long has sole voting and investment control over shares if and when owned by Oasis Capital. The address of Oasis Capital is 208 Ponce de Leon Ave, Suite 1600, San Juan, Puerto Rico 00918.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the shares offered by it will be the purchase price of the shares, less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the ordinary shares will be paid by the selling shareholder and/or the purchasers.

Oasis Capital is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Oasis Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Although Oasis Capital has agreed not to enter into any “short sales” of our ordinary shares, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, Oasis Capital may enter into arrangements it deems appropriate with respect to sales of shares of our ordinary shares after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of Put Shares reasonably expected to be purchased by Oasis Capital under the put notice.

Tiger Capital Fund SPC and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests of that selling shareholder may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

BUSINESS

Overview

Origin and its subsidiaries, is focused on agricultural biotechnology and an e-commerce platform, operating primarily in the PRC. Our seed research and development activities specializes in crop seed breeding and genetic improvement and our e-commerce activities focus on delivering agricultural products to farmers in China via online and mobile ordering and tracking the source of the agricultural products via block chain technologies. Origin believes that it has built a solid capacity for seed breeding technologies, including marker-assisted breeding and doubled haploids technologies, which it believes, along with its rich germplasm resources, will allow it to become a significant seed technology company. With the developmental changes occurring in rural China and our strong brand in that market, we believe we can establish a successful e-commerce platform for farmers in rural China.

We built an agricultural biotechnology research center in 2005 and have been leading the development of biotechnology among crop seed companies in China since then. We have established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen utilization efficiency, and drought stress tolerance traits into corn inbred lines. Of note, we made significant strides in developing our exclusive herbicide tolerance, insect resistance and phytase products. In November 2009, our genetically modified phytase corn received the Bio-Safety Certificate from China’s Ministry of Agriculture. This was the world’s first genetically modified phytase corn and also the first genetically modified corn seed product in China. The certificate was renewed by the Ministry of Agriculture in January 2015. We also are pursuing the approval of other GM seed products in China, including glyphosate tolerant corn and insect resistant corn. We believe we have established a substantial seed product and germplasm pipeline.

Through the subsidiary Xinjiang Origin, the Company maintains its “Green Pass” status, providing the Company with the competitive advantage of introducing new hybrid varieties to the Chinese market under an expedited government approval process.

We seek to utilize China’s emerging technology base for our future development. In particular, from time to time we enter and further develop cooperative agreements with publicly funded research institutes in China. In exchange for providing funding to these institutes, we receive rights, which are frequently exclusive rights, to market any seeds developed by these institutes. When a seed is ready to be marketed, we negotiate with the institute to establish an arrangement by which we are permitted to sell the newly developed seeds in exchange for the payment of certain fees to the institute. We believe that these cooperative agreements allow us to access new products without expending substantial costs for our own research and development.

In April 2016, we entered into a commercial licensing agreement with DuPont Pioneer, the advanced seed and genetic business of DuPont. Pursuant to the license, the Company and DuPont will jointly develop new seeds for Chinese farmers.

In 2017, our export of a corn germplasm from China to our then collaboration partner, Arcadia, in California was successfully completed in compliance with all regulations and protocols.  Seed was harvested in March and April 2017 in California and tested positively during the summer 2017 in Iowa. Notwithstanding our efforts to establish a business and market presence in the United States in the 2016 and 2017 time period, we curtailed our operations and marketing efforts in the United States effective at the end of calendar 2017 and closed our office in Iowa in 2018.

In September 2017, Origin entered into a commercial license and collaboration agreement with KWS SAAT SE (“KWS”). KWS is a global seed company, active in the business of maize, sugar beet and cereal seed production and marketing, as well as research and development in plant breeding. The agreement is the continuation of a collaborative effort dating back to 2011 when the two companies formed an arrangement under which Origin granted rights to certain of its transgenic traits in maize to KWS and performed services on behalf of KWS relating to those traits and accompanying technologies. This 2017 agreement provides for the prolongation and extension of the collaboration between the companies covering the rights of KWS to use the traits for commercial purposes, including marketing seeds with improved performance.

Under the 2017 agreement, both companies grant to each other a non-exclusive, transferable and sub-licensable to its affiliates only, license to use the Origin transgenic traits and the KWS germplasm and resulting project material for testing, research and development with the primary aim to introgress the Origin traits into KWS germplasm and test the generated project material for agronomic performance and efficacy. The parties will develop a project plan, which will cover a budget and project details, and include testing by Origin in China under project plan protocols. KWS will provide funding according to the project plan, which plan budget will not include funding for other operations of Origin. KWS will have rights to certain information about the testing by Origin. KWS will also have testing rights outside of China, at its own cost and fulfillment of regulatory requirements. Origin also grants to KWS an exclusive, non-transferable, sub-licensable commercial license to use the Origin transgenic traits for all purposes related to the production, distribution and commercialization of the transgenic material developed under the project plan and the defined KWS varieties in China. The license terms include milestone payments subject to fulfillment of pre-conditions, including regulatory permitting, and royalty fees on sales based on quantities of seed sold that have the licensed traits.

The Company has arrangements with a number of leading academic institutions in the PRC, including the Chinese Academy of Agricultural Sciences. Genes for three new trait leads for multiple insect resistances have been accessed from the leading discovery laboratory in China. These will provide Origin with candidates for next generation insect control seeds for a broad array of insect pests.  We anticipate that this pipeline enrichment will be evaluated in the coming summer months. Multiple modes of action against the most serious insect pests are critical to ensuring effective protection and insect resistance management.

Five additional product registrations were granted as of September 30, 2019 for Origin’s elite corn hybrids utilizing the “green channel” system, which is a critical requirement towards an effective licensing business in China with our partners.

On May 17, 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. Under this agreement, BC-TID and Origin will have an entity, which is 51% and 49% owned by BC-TID and the Company, respectively. Based on the agreement, Beijing Origin will contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the entity. BC-TID will fund the joint venture with a total of RMB204 million in cash. Also agreed under this agreement, the entity will pay off the bank loan of RMB78 million, which is collateralized by the Company’s headquarters building in Beijing, upon receiving the RMB204 million investment from BC-TID. The transaction is subject to the satisfaction or waiver of several conditions set forth in the agreement.

Research and Development

Developments in the science of genetics have allowed seed producers to create entirely new products. Compared with conventional varieties, the obvious advantages of these new products, known as GM products, are higher yield, better quality and increased insect-resistance and herbicide tolerance. Farmers plant GM varieties to save time and cost, while also reducing field labor. GM corn, soybean and cotton have been widely used in the United States and many other countries to guard against insect damage and to increase yield. Since receiving the Chinese government approval in 1997, cotton that has been genetically modified to guard against damage from borer insects is now widely planted and accepted in China. The Chinese market has widely accepted GM cotton and the PRC Ministry of Agriculture has approved GM corn and rice traits in biosafety evaluations. We believe that the Chinese government also is encouraging of GM crops, generally, although it faces a low level of public acceptance. We believe that GM food crop seeds in time will be approved by the PRC Ministry of Agriculture for production and sale and will be accepted in the Chinese market over time.

Utilizing our existing hybrid seed product line, the Company seeks to further increase crop yield and produce higher quality seeds with the addition of GM traits. We commenced our own biotechnology research program in early 2000’s with a goal of having technology in place to produce GM products when demand for these products is sufficiently high. In 2005, we built an internal research and development center in China for GM crop seeds. Our key focus is biotechnology for GM varieties of corn. We currently employ people who are primarily engaged in genetic transformation, molecular biomarker testing and genetic mapping activities. Our development efforts go beyond our internal biotechnology center, as this unit serves as a central hub to connect with other research facilities in other parts of China. We are collaborating with the China Agricultural University, Zhejiang University and China Academy of Agriculture Science in the field of biotechnology. These cooperative arrangements help enhance our research capabilities and will help enable us to develop and commercialize our products. We have established several plant genetic engineering technology platforms, which incorporate increased herbicide tolerance, insect resistance, nitrogen efficiency, and drought stress tolerance traits into corn inbred lines. The GM traits and products we are working on now include increased herbicide tolerance, insect resistance, nitrogen efficiency, and drought stress tolerance in corn. We developed phytase GM corn, the first genetically modified corn seed product in China. Notwithstanding our obtaining the Bio-Safety Certificate from the Chinese government, there can be no assurance that GM products generally will be approved in China, and we expect that the introduction and acceptance of GM products will be cautious.

Intellectual Property

Our intellectual property includes trademarks and patents relating to our seed products. Substantially all of the intellectual property has been registered for IP protection in China (or is the subject of a pending application). We believe that our intellectual property is important to our seed and other businesses, and impacts our ability to generate revenues.

We currently have nineteen Chinese patents registered with the State Intellectual Property Office (“SIPO”) of various countries related to our see products. Among these nineteen patents, fourteen domestic patents in China, one in each of US, Brazil and Argentina, and two PCT patent are related to the biotechnology corn seed. Also, we have applied for one additional patents in the field of our biotechnology corn seed in 2017, and the applications have been accepted and are now being reviewed by SIPO.

In addition, we currently have thirty-one Chinese trademarks registered with the Trademark Office of China’s State Administration for Industry and Commerce (“SAIC”).

In addition to the domestic patents and patent applications, we have filed patent application outside of China. During the first quarter of fiscal year 2015, we submitted a patent application to the United States Patent and Trademark Office for our glyphosate-tolerance technologies which entered public stage in 2016. In addition, we have also applied for a patent in Brazil for similar biotechnologies. In 2016 we filed a patent application on insect resistant corn technology with Patent Cooperation Treaty (PCT), an international patent system assists applicants seeking patent protection of their inventions internationally. We also file a patent on insect resistant corn technology in Argentina in 2016. We file one new patent in china in 2017 relating to the method of detection of origin’s transgenic event that is insect resistant and herbicide tolerant. We believe these patents will strengthen further our leading position in the genetically modified seed technologies in China and will allow us to expand our biotechnology position in the international seed market.

Out-Bound Licensed Products

We have entered into licenses to co-develop seeds with other entities and sell our developed seed to third party distributions. We entered into two commercial licensing agreements with DuPont Pioneer, the advanced seed and genetic business of DuPont, in April 2016 and January 2017. Pursuant to the April license, we and DuPont will jointly develop new seeds for Chinese farmers, and pursuant to the January license, we may gain access to non-GM corn seed products. This opportunity will be further exploited when the business condition becomes feasible and beneficial.

In September 2017, Origin entered into a commercial license and collaboration agreement with KWS SAAT SE (“KWS”). KWS is a global seed company, active in the business of maize, sugar beet and cereal seed production and marketing, as well as research and development in plant breeding. The agreement is the continuation of a collaborative effort dating back to 2011 when the two companies formed an arrangement under which Origin granted rights to certain of its transgenic traits in maize to KWS and performed services on behalf of KWS relating to those traits and accompanying technologies. This 2017 agreement provides for the prolongation and extension of the collaboration between the companies covering the rights of KWS to use the traits for commercial purposes, including marketing seeds with improved performance.

Under the 2017 agreement, both companies grant to each other a non-exclusive, transferable and sub-licensable to its affiliates only, license to use the Origin transgenic traits and the KWS germplasm and resulting project material for testing, research and development with the primary aim to introgress the Origin traits into KWS germplasm and test the generated project material for agronomic performance and efficacy. The parties will develop a project plan, which will cover a budget and project details, and include testing by Origin in China under project plan protocols. KWS will provide funding according to the project plan, which plan budget will not include funding for other operations of Origin. KWS will have rights to certain information about the testing by Origin. KWS will also have testing rights outside of China, at its own cost and fulfillment of regulatory requirements. Origin also grants to KWS an exclusive, non-transferable, sub-licensable commercial license to use the Origin transgenic traits for all purposes related to the production, distribution and commercialization of the transgenic material developed under the project plan and the defined KWS varieties in China. The license terms include milestone payments subject to fulfillment of pre-conditions, including regulatory permitting, and royalty fees on sales based on quantities of seed sold that have the licensed traits. It is anticipated that royalty revenue for germplasm would not commence until fiscal year 2019, after 2018 growing season testing, and trait revenue would not commence until 2019 at the earliest, after final biotech cultivation approvals by the Chinese government are obtained. Notwithstanding these predictions, there can be no assurance given that Origin will generate any significant revenues from the license arrangements or that they will commence as anticipated.

Licensed Seed Products

We signed research agreements with domestic seed companies to incorporate Origin biotech traits into their leading seed varieties in a similar relationship as we have developed with the multinational seed companies. The process is generally planned in two steps: first to introgress the traits into partners parental lines and conduct field tests to confirm efficacy; once the results are confirmed and meet the expectations, then we enter into the second step which involves negotiation of a commercial agreement to define rights and benefit sharing.

With regards to the licensed GM varieties, we have entered into a strategic cooperation agreement with the China Academy of Agriculture Science, or CAAS, to work on biotechnology research and development. That agreement gives us the right to produce and sell the GM crop varieties that are developed in connection with this arrangement, subject to our obligation to reimburse certain of CAAS’ expenses.

Competition

We face competition at three primary levels in respect of our seed products, including large Chinese companies, small local seed companies, and large multinational hybrid and GM seed producers. Currently, we believe that we can compete effectively with each of these competitors and that we can continue to do so in the future. We also face competition from counterfeiting of corn seeds, which has become an increasing problem in China.

We believe we possess a competitive technology base, including the capability to develop genetically modified seeds. However, there is little public information in this regard and, as a result, other companies’ internal research pipelines remain unclear. Much of the genetically-modified product research remains at the academic level. The majority of the largest crop seed companies have been in existence for considerably longer periods of time than we have, and though they have breeding techniques, they are somewhat entrenched in their ways. Some of these larger entities are evolved state owned enterprises and some stayed as state-owned entities. We compete within this group on the basis of our consistent product quality, brand identity, customer and technical support, enforcement of our intellectual property rights and a pipeline of proprietary products.

The local seed companies in China are the legacy of the centrally planned agricultural economy that was predominant in China until recently. Most of these were affiliated with county governments, which played a role in determining what crops would be grown and by whom. As was often the case with planned economies, these extensions of the bureaucracy had no profit motive, and no incentive to improve efficiencies, increase sales or innovate with new products. Market expansion was limited by the tight geographic boundaries within which they were designed to operate.

The majority of these local companies lack the scale and the resources to compete with us in a number of ways. They lack access to the improved, proprietary hybrids. For the most part they do not have research and development programs for new seeds, effective marketing, advertising, technical support or customer service operations

We also face competition from the large multinational companies, including Pioneer (DuPont), Monsanto and Syngenta. These companies present a formidable competitive threat because of their financial resources, the high quality of their seed products, and biotechnological capabilities. These companies will present significant competition in the international market context. However, the unique aspects of the Chinese crop seed market, which distinguishes it from the markets in Western countries, have proven a hurdle for market success for these very large companies, even though they have come to the China market through joint ventures formed with existing Chinese seed companies.

These multinationals rely heavily on GM seed products in the non-PRC markets. GM seed products have only begun to be accepted in China and have been relatively limited, and the extent of future acceptance is not yet determinable. To date, phytase corn and Bt Rice are the only genetically modified major food crop seed products that have received safety certificates, and they have yet to obtain approval for commercial seed sales in China. The limited GM technology approval therefore currently limits their competitive advantage. Should GM seed products become approved by the government on a larger scale and begin to gain broader acceptance in the market, as we expect they will in the future, the large biotech companies will become more serious competitors.

PRC Government Regulation

PRC Seed Law and Other Relevant Regulations

Participation in the crop seed business is a highly regulated activity in the PRC. In July 2000, China enacted its Seed Law, which became effective on December 1, 2000 (“Seed Law”). The Seed Law was amended in August 2004, September 2011 and November 2015. The latest revision to the Seed Law amendment became effective on January 1, 2016 (“Revised Law”). The Seed Law sets forth provisions concerning the development, approval, production and distribution of crop seeds.

Seed Production and Operation License

The Revised Law combined the seed production license and distribution license regimes into one Seed Production and Operation License (“SP&O License”). An SP&O License can be obtained at either the provincial level or the national level. Depends on the variety of seeds the licensee is seeking to produce, the license application requires minimum facility size with respect to office space, laboratory space, breeding space, and storage space; minimum equipment and machinery specifications; minimum number of technical personnel on-site; and minimum number of registered seed breed being produced.

Seed Registration Process

In September 2012, the Ministry of Agriculture issued the first group of Breed-Produce-Distribute Vertically-Integrated Crop Seed Distribution Licenses (BPDVI License) based on new administrative measures. Beijing Origin was included as a licensee among the first 32 crop seed companies that received the BPDVI License.

Many types of seeds must undergo a stringent regulatory review before they may be sold in China. Prior to 2016, 28 types of seeds were subject to approval requirements before being sold in China. The Revised Law has reduced the seed types that need pre-sale approval from 28 to 5 major seeds that now are rice, corn, wheat, soybean and cotton seeds. The reduction is intended to incentivize seed research innovation and guarantee China's food security. Producers for seeds other than the abovementioned five major ones will only need to register their products with the regulators under the Revised Law.

Seed approval can be applied at the provincial level and/or the national level. Under the Revised Law, seeds that have been approved in one province can be distributed in other provinces that share a similar ecological region, as long as the approved seeds register with the relevant agricultural department in those provinces. An approval at the national level means the approved seed can be distributed nationwide.

The approval process requires the applicant to submit the application to the provincial variety authorization committee and/or the national variety authorization committee. The seed must have undergone two growing seasons of monitored growth in at least five different locations in a province (depending on the type of seed, some seeds may require monitored growth in up to 20 different locations in the province). These tests are conducted and administered by the government designated institutes, the number of products one Company may submit for testing is usually limited to a small number due to testing capacity limitation. Seeds submitted for testing are planted together with control seeds that are typically the most popular seeds with farmers in the testing locations. Only seeds that have an increased yield of 8% or higher versus the control seeds and that rank among the top six seeds then being tested are cleared to proceed to the second year of testing, during which the results of the initial test season must be confirmed.

The most significant development in the hybrid corn seed approval process in China is the introduction of the Corn Seed Green Pass Test System. Origin is now one of a few major seed companies in China able to use the national level Corn Seed Green Pass Test System. Under this system, Origin can introduce to the market our new hybrid varieties with the field tests conducted by us at our own test sites following a protocol developed by the government. This is an important step to accelerate new product introduction to the market.

Seeds developed outside of China must also follow the above procedures before they can be distributed in China.

The ability to process an application for approval is an important element of success, especially in view of the long timeframe associated with obtaining approval after the seed has been developed. Failures and delays in getting the approvals on a timely basis can seriously disrupt the production company’s seed production plan. A minimum of six years – three years to obtain approval and three years to develop the first crop of seed for commercial distribution – generally is required to bring a seed to the market after it has been developed. Because of our extensive network of seed-producing farmers, we have consistently been able to bring new products to the market within a short period of time. Other seed companies often take an additional season or more to bring an approved product to the market, which can be a significant disadvantage for other companies.

GMO Safety Regulations

The Chinese government published Regulations on Administration of Agricultural Genetically Modified Organisms Safety in December 2011 and the regulations were updated in October 2017 (“GMO Regulations”). The GMO Regulations govern the research, experiment, production, processing, marketing, import and export of agricultural genetically modified organisms (“GMO”) in China. The GMO Regulations classified agricultural genetically modified organisms, or GMO, into Classes I, II, III and IV according to the extent of their risks to human beings, animals, plants, microorganisms and the ecological environment. The principal difference among the classes is the reporting obligation to the relevant agricultural administration. The testing of agricultural GMO will normally go through three stages, i.e. restricted field testing, enlarged field testing and productive testing. Depending on the classification of the GMO, the GMO research entity will differing levels of reporting obligation to the agricultural administrative department of the State Council (“Ministry of Agriculture”) prior to the commencement of the testing and when the GMO advances from one testing stage to the next testing stage. After the completion of productive testing, the GMO research entity may make an application to the Ministry of Agriculture Department for a safety certificate of the tested GMO. Our products are generally classified as Class I. As of September 30, 2019, the Company has received safety certificate for its phytase corn products. Two of our products are in the Biosafety certification application stage.

A production license from the Ministry of Agriculture is required for the production of GMO seeds (“GMO License”). To obtain a GMO License, the business must obtain a bio-safety certificate of agricultural GMO and passed variety examination, plant and breed in the designated areas, adopt appropriate safety administration and precautionary measures and comply with other conditions provided for by the Agricultural Department. We are in the process of applying for GMO Biosafety certificate and actively discussing with related authorities to meet the requirements for the biosafety certificate.

Foreign Ownership Restrictions of Chinese Companies

Currently, China restricts foreign ownership of businesses in the seed industry. A foreign invested enterprises, or FIE that is engaged in the production, marketing, distribution and sale of food crop seeds is limited to 49% foreign ownership pursuant to the Regulation on the Approval and Registration of Foreign Investment Enterprises in Agricultural Seed Industry (effective on September 8, 1997) and the Foreign Investment Industrial Guidance Catalogue (effective on December 1, 2007).

In addition to restrictions in the conventional seed business, China forbids FIEs from engaging in the development, production and distribution of genetically modified corn seeds pursuant to the Foreign Investment Industrial Guidance Catalogue distributed by the Ministry of Commence of China in 2007. Furthermore, FIEs need to obtain government approvals to engage in the breeding of GM research and testing pursuant to the Agricultural Genetically Modified Organisms Safety Regulation.

Based on the foregoing, we conduct our seed development activities under Beijing Origin, which is a domestic company and not a FIE.

Regulations Relating to E-Commerce and Internet Privacy

China’s e-commerce business is governed by the Administrative Measures for Online Trading which would require our e-commerce platform to be registered with the State Administration of Industry and Commerce or its local branches and we will need to make the information stated in our business license available to the public. The laws also provide strong protections to customers related to invoicing, returning policies and seller verification. We are subject to these measures as a result of our online direct sales and online marketplace and will be required to adopt measures to ensure safe online transactions, protect online shoppers’ rights and prevent the sale of counterfeit goods. Failure to comply with these consumer protection laws could subject us to administrative sanctions, such as the issuance of a warning, confiscation of illegal income, imposition of a fine, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

Once the e-commerce platform is launched, we will be governed by the laws and regulations in China regarding personal information protection. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the Ministry of Industry and Information Technology (“MIIT”) in 2011. Our e-commerce platform, as an Internet Content Providers, may not collect any user personal information or provide any such information to third parties without the consent of a user and must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. Our e-commerce platform will also be required to properly keep the user personal information, and in case of any leak or likely leak of the user personal information, we must take immediate remedial measures and, in severe circumstances, to make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. We would be required to keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or proving such information to other parties. Any violation of the above decision or order may subject our e-commerce platform to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

The mobile app of our e-commerce platform will be governed by the Administrative Provisions on Mobile Internet Applications Information Services. Pursuant to these provisions, owners or operators of mobile apps that provide information services are required to be responsible for information security management, establish and improve the protective mechanism for user information, observe the principles of legality, rightfulness and necessity, and expressly state the purpose, method and scope of, and obtain user consent to, the collection and use of users’ personal information. In addition, the new Cyber Security Law also requires network operators to strictly keep confidential users’ personal information that they have collected and to establish and improve user information protective mechanism. We have required our users to consent to our collecting and using their personal information, and established information security systems to protect user’s privacy.

Consignment Agreements

Origin Agritech Limited is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC Operating Companies. The table below lists each of our group companies, their place of incorporation and their percentage of ownership interest as of September 30, 2019:

	Place of incorporation	Percentage
Name	(or establishment)/operation	of ownership

State Harvest	British Virgin Islands	100% owned by Origin

Origin Biotechnology	Haidian District, Beijing, PRC	100% owned by State Harvest

Zhongying Network	Haidian District, Beijing, PRC	100% owned by Origin Biotechnology

Beijing Origin	Haidian District, Beijing, PRC	97.96% controlled by State Harvest

Henan Origin[a]	Zhengzhou, Henan Province, PRC	92.04% owned by Beijing Origin

Xinjiang Origin	Jinbo City, Xinjiang Province, PRC	51% owned by Beijing Origin

Henan Aoyu	Zhengzhou City, Henan Province, PRC	51% owned by State Harvest

Anhui Aoyu	Hefei, Anhui Province, PRC	50% owned by State Harvest

Hubei Aoyu	Wuhan, Hubei Province, PRC	51% owned by State Harvest

Xuzhou Aoyu	Xuzhou, Jiangsu Province, PRC	51% owned by State Harvest

Shandong Aoyu	Jinan, Shandong Province, PRC	51% owned by State Harvest

Shandong Aoruixinong	Qingdao, Shandong Province, PRC	51% owned by State Harvest

a. Henan Origin is in the process of being cancelled.

Stock Consignment Agreements

Under Chinese law, foreign ownership of businesses engaged in the breeding of new varieties, development, production, marketing, distribution and sale of hybrid food crop seeds is limited to 49% pursuant to the Regulation on the Approval and Registration of Foreign Investment Enterprises in Agricultural Seed Industry and The Foreign Investment Industrial Guidance Catalogue. State Harvest, as a non-Chinese corporation, may not directly own more than 49% of any of the PRC Operating Companies. However, Chinese law does not forbid the owner of stock to consign rights associated with the stock, as long as the owner does not transfer title to the stock. Moreover, if we engage in the research and development of genetically modified seed products, then foreign entities are not currently permitted to own any of the seed production company.

To gain control over the PRC Operating Companies (other than Origin Biotechnology, which is not subject to the 49% ownership restriction and which State Harvest entirely owns), State Harvest entered into a series of stock consignment agreements with shareholders of those companies or, the parent of those entities. These agreements consign all of the rights of ownership of the shares involved other than legal title, effectively transferring the control of the shares subject to the agreements. Those rights include the right to manage in all respects the shares held in title by the shareholders that are parties to them, including all shareholder rights to call meetings of shareholders, to submit shareholder proposals, to elect directors, to vote the shares on all matters and to exercise all other rights of a shareholder in respect of the shares consigned. More specifically, the consignment agreements include giving the right to select, replace and increase the number of the directors and supervisors, recommend new directors and supervisory personnel and to exercise management rights, controlling rights and decision-making power over the shares of the subject company. Additionally, the shares of the PRC operating companies are pledged.

Each title holder of these shares has agreed not to interfere with the consignee’s exercise of its rights and to cooperate fully and promptly to permit them to exercise its authority over the consigned shares. This includes all limitations on the ability of the consignee to transfer or dispose of the shares to someone other than to the consignee, give guarantees using the shares, consign the shares to another, alter the ownership proportion in any way, dispose of any rights in the ownership of the shares, and agree to any debt or restructuring of the shares. The consignee has the right to take all action in respect of the consigned shares to avoid any damage or infringement of its rights, including in the event of the consigning shareholder’s bankruptcy. The consignee, under the agreements, has virtually all of the property rights of the consigned shares, including the profits, interests, dividends, bonuses and residual assets, except for legal title. If in the future any stock subject to the consignment agreements can be legally transferred, then, without further action by the consignee, it shall be transferred to the consignee in whole or in part for no additional consideration to the consigning shareholder.

The stock consignment agreements also provide that if and when the restriction on foreign ownership of food production companies to 49% is removed or the allowed ownership percentage is increased, the consigned shares will then be transferred to the consignee. If not, the consignment agreements continue in full force and govern the consignee’s rights over the shares.

The agreements are subject to force majeure limitations. The term of the agreements is initially three years, but they are automatically renewed indefinitely until both the consignee and the consignor agree to terminate. There is no unilateral right of termination except in the event of a breach, in which event the non-breaching party may cancel the consignment agreement after notice and a reasonable cure period has passed and the breach continues. The consigning shareholders have warranted their authority to enter into the agreements and that the consignee has the exclusive right to control the shares that are subject to the consignment agreements. The agreements are binding on the successors, assignors and heirs of the respective consigning shareholders.

The importance of the stock consignment agreements is that, under U.S. GAAP, the consignee corporation may consolidate the financial reporting of those PRC Operating Companies whose shares are subject to stock consignment agreements in the manner of wholly and majority owned subsidiaries and enjoy the economic benefits of such subsidiaries. Each stock consignment agreement is subject to enforceability and other limitations of the laws and rules of PRC. The consignee may not transfer the consignment agreement, except as permitted by PRC law. However, we may transfer our interest in the intermediate consignee corporation without limitation. If there is non-performance by the shareholder or some or all of an agreement is unenforceable, we and the consignee may lose the benefits of the agreements and suffer severe economic loss as a result. No assurance can be given that the consignee will be able to enforce its rights vis-à-vis the consigning shareholders in the courts of the PRC, and we are not aware of any cases where these types of stock consignment agreements have been interpreted by PRC courts.

We believe that these agreements are enforceable under current PRC law. However, none of these kinds of agreements have yet been subject to judicial review or interpretation. The consignment agreements provide that if there is any interpretation of the terms by a PRC court, the agreements should be construed in such a way as to give the consignee as much of the full and actual ownership and full beneficial rights and benefits of the consigned stock as is possible, so as to approximate full ownership under all applicable law.

In the event that the consignment agreement is not enforced or is terminated because of a breach by the consignee that is not cured, the right to the underlying stock would be lost and the economic rights would be terminated. However, such a termination would not terminate the separate agreements entered into by Beijing Origin and Henan Origin to transfer technology from those companies to Origin Biotechnology, so even in the event of a termination of a consignment agreement, the consignee would continue to own the applicable PRC entity’s technology and intellectual property through Origin Biotechnology, its wholly owned subsidiary (see “Technical Service Agreements” below). Also, the termination of one shareholder’s consignment agreement does not cause the termination of any of the other consignment agreements, so it would only result in a reduction in consigned shares under the consignee’s control.

Technical Service Agreements

All of the intellectual property rights of the Company are held by Origin Biotechnology pursuant to technical service agreements dated December 25, 2004. The purpose of this arrangement was to permit better management and licensing of the intellectual property that the three assignors developed. Under the technical service agreements, Origin Biotechnology will provide technical research and production and distribution services to the other PRC operating companies. These services include support in the research and development of agricultural seeds, analysis of breeding technologies, environment and feasibility suggestions, technical tutorials and breeding field supervision, market analysis and seed promotion, insect prevention and technical education to distributors and farmers. The fees payable under the agreements are variable, depending on differing formulae for different categories of seeds, and are to be charged on the sales of certain seed products in each fiscal year. These agreements are considered intra-company transactions.

Property

Our principal executive offices are located in the Changping District in Beijing where we own approximately 10,320 square meters of office space, and the right to use approximately 19,250 square meters of land. The land uses right, and the property, plant, and equipment of our headquarters in Beijing currently secures a four-year finance lease of RMB78 million. The lease program is with Beijing Agriculture Finance Leasing, LLC.

We own or lease manufacturing facilities, laboratories, seed production and other agricultural facilities, office space, warehouses, research stations and breeding centers in various locations in China. The leased facilities are rented at regular commercial rates, and management believes other facilities are available at competitive rates should it be required to change locations or add facilities.

We believe that our existing facilities are adequate to conduct our current and foreseeable future business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial results of operations and condition is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this prospectus. This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “expect,” “anticipate,” “intend,” “believe,” or similar language. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements. In evaluating our business, you should carefully consider the information provided under the caption “Risk Factors” in this prospectus. We caution you that our businesses and financial performance are subject to substantial risks and uncertainties.

Operating Activities and Results

Corporate Strategies

Origin started as a hybrid corn seed company in 1997 as the first private seed company in China. With the success in and strong cash flow from the hybrid corn seed business, Origin started its seed biotechnology research in early 2000’s and established Origin Life Science Center in 2005. The Company has invested in the seed biotech product development and funded the biotech research and development with its free cash flow from the traditional hybrid seed business. Currently, the Company is waiting for the final commercialization approval from the Chinese government for its seed biotech products.

Biotechnology Progress

While we continue to advance our GMO product pipelines with phytase traits and glyphosate tolerance technologies, our most significant progress made in the last several years is in the new biotech pipelines of stack traits of insect resistance and herbicide tolerance. The Company continues to test the double stacked products of Bt and glyphosate tolerance genes against the technologies currently used in the global market.

In 2016, Origin completed the laboratory and field production trials for its first generation PEST/WEED trait. In these trials, molecular characteristics, field efficacy, environmental safety and food safety were thoroughly evaluated and the results met critical biosafety regulation standards. Dossiers summarizing the laboratory and field-test studies internal to Origin and in collaboration with third party research labs were submitted in November 2016 to request Phase 5 Safety Certificate approval. In 2017 we conducted more tests following the feedback from the National Committee of Biosafety. Optimized and complete regulatory dossiers were re-submitted in November 2017 to request Safety Certificate approval. Origin’s first generation WEED and PEST/WEED traits have been incorporated into the elite corn inbred lines of Origin and into the products of leading Chinese seed industry partners preparing for future regulatory approval and commercialization.

For the double stacked Bt and GT genes, our repeated field testing in both our northern testing site (for summer testing) and southern testing site (for winter testing and with heavy natural insect pressure) has shown very positive and stable insect resistance results. We believe the Bt gene (Cry1Ah) used in our double stacked traits could be highly valuable in markets outside of China.

Origin’s first generation biotechnology trait for insect resistance and herbicide tolerance (PEST/WEED) were successfully exported in 2017 from China to the United States. This represented the first export of such technology by a Chinese seed company to a strategic partner based in the U.S for GM seed products. These corn seeds with insect resistance and herbicide tolerance technologies were entered into collaborative field experiments in the summer of 2017 which confirmed their efficacy of the traits.

Based on our successful development in biotech seed products, we have continued to take steps to secure our biotechnologies intellectual property protections. We believe these patents will strengthen our position in the genetically modified seed technologies and will allow us to maintain our leading position in China and enter the global biotech traits market.

In December, 2019, the Chinese Ministry of Agriculture, the MOA, announced a list of GMO traits, including two corn traits, to be awarded biosafety certificates. After posting on its website for public comments, the Chinese MOA awarded the biosafety certificate for these two corn traits. Our double stacked Bt and GT genes are currently in the process to be reviewed by the Chinese MOA for biosafety certificates, and we expect to receive the biosafety certificates as early as first half of 2020.

Overall Analysis

For the fiscal year ended September 30, 2019, revenue was RMB92.4 million (US$ 13.4 million), compared to RMB12.9 million for the fiscal year ended September 30, 2018.

Total operating expenses from continuing operations for the fiscal year ended September 30, 2019 were RMB43.5 million (US$6.3 million), compared to the operating expenses of RMB41.4 million in fiscal year 2018. General and administrative expenses for the fiscal year ended September 30, 2019 were RMB27.2 million (US$4.0 million), a decrease of 15.3% from RMB32.1 million year-over-year. Research and development expenses were RMB13.3 million (US$1.9 million) in fiscal year 2019, a decrease of 51.1% from RMB27.1 million in fiscal year 2018.

Net loss from continuing operations for the fiscal year ended September 30, 2019 was RMB65.1 million (US$9.5 million), compared with net loss from continuing operation of RMB152.8 million in fiscal year 2018.

Net loss attributable to Origin for the fiscal year ended September 30, 2019 was RMB62.1 million (US$9.0 million), compared to the net loss of RMB153.7 million for the fiscal year ended September 30, 2018.

Net loss per share was RMB(14.85) or US$(2.16) for the fiscal year 2019, compared with net loss per share of RMB(50.18) in fiscal year 2018.

As of September 30, 2019, and 2018, we had approximately RMB3.2 million (US$0.45 million) and RMB2.0 million, respectively, in cash and cash equivalents of continuing operations. Total borrowings as of September 30, 2019 and 2018 were RMB78.6 million (US$11.1 million) and RMB78.2 million, respectively. During fiscal year 2019, net cash used in operating activities was RMB60.1 million (US$8.8 million), compared with net cash used in operating activities RMB 10.0 million for the fiscal year ended September 30, 2018. Net cash provided by  investing activities was RMB 9.4 million (US$1.3 million) for the fiscal year ended September 30, 2019 compared with net cash provided by investing activities of RMB47.6 million for the fiscal year ended September 30, 2018. Net cash provided by financing activities was 53.6 for the fiscal year ended September 30, 2019 compared with net cash used in financing activities of RMB35.4 million for the fiscal year ended September 30, 2018.

Research and Development Activities

Origin was built on its research and development platform, and we believe a commitment to research and development is essential to the growth of the Company, particularly as we orientate our operations to biotechnology. During fiscal year 2019, we continue to make significant progress both in our conventional hybrid crop seed development programs and biotechnology research and development activities.

Key developments for Origin’s GM corn seeds

We started extensive research on GM corn seeds since early 2000’s. At this point, we have already established an extensive pipeline, including the phytase trait, glyphosate trait, double stacked traits for glyphosate tolerance and insect resistance and triple stacked traits:

Phytase: Four commercial hybrids with phytase traits have completed a number of variety production tests. These varieties with phytase traits have been submitted to the Chinese government (the Ministry of Agriculture) to obtain variety safety certificates. We are waiting for the final approval from the Chinese government.

Glyphosate Tolerance: One GM glyphosate tolerance event (the unique DNA recombination event that took place in one plant cell) completed a third year Phase 4 – Production Test and the summary of test results has been submitted to the MOA for the Phase 5 – Safety Certificate.

Glyphosate(G2) Tolerance insect resistance (Bt): The double stacked traits of insect resistance and glyphosate tolerance genes have completed the second year Production Test (Phase 4). The lab and field tests conducted internally and in collaborations with 3rd party research institutes and universities that are certified by MOA showed consistently positive performance same as that we have observed in the tests of previous years. The molecular characteristics, field efficacy of insect resistance and herbicide tolerance traits, agronomic performance, environmental safety, food safety of the transgenic event were thoroughly evaluated. These results meet the standards of the government GM regulations. The summary of these results has been submitted to MOA for safety certificate (phase 5).

Triple Stacked Traits: Stacked triple and quadruple traits of insect resistance and herbicide tolerance genes with different resistance mechanisms have been under intermediate testing. These traits are expected to increase herbicide tolerance and expand the insecticidal spectrum and durability. More than 3,000 events of the stacked traits were screened in a greenhouse environment of Phase 1-Laboratory Research. More events will be generated to meet the high standard of efficacies.

In addition to the GM trait pipeline, we have also prepared for the commercialization of the key GM corn seeds. During recent years, we have initiated several backcrossing Programs: Multiyear programs of backcrossing of our biotech products, including phytase, glyphosate tolerance, and stacked traits of Bt and G2 genes, into corn varieties from our own product lines as well as several product lines of multinational companies are progressing well. Many of these backcrossing programs have been completed and are ready for commercialization. Successful backcrossing products into our own varieties are and will be submitted for government approvals in due course.

Research and Development Outlook

One of our businesses is biotechnology research. We initially were approved for the first GM corn seed crop in China. Our glyphosate-tolerant gene has been approved to advance to the next phase of development. We seek to become the leader in biotechnology and GM product commercialization in China. We expect that GM crop seeds will eventually gain acceptance in China and for this reason we continue to pursue biotechnology seed development and invest in genetic modification programs that focus on improving yields, product quality, and insect resistance and disease tolerance for corn seeds and other selected crop seeds. The development of biotechnology attributes remains one of our business strategies. A significant proportion of our management resources are dedicated to building these capabilities across the Company.

During the past few years, we have established several plant genetic engineering technology platforms. These include introducing traits such as herbicide tolerance, insect resistance, nitrogen efficiency, and drought stress tolerance into inbred corn lines. We seek to efficiently utilize modern biotechnology in China and aim to expand beyond China.

Currently, we possess exclusive rights to five genetic traits in various stages of testing and development. We have continued to build our technology platform based upon cooperative relationships with top universities and research institutes in China. These cooperative arrangements allow us to limit our own risk exposure and fixed cost structure and maximize our flexibility in developing applicable technology.

Under government regulations, a registrant company must follow the following procedures prior to registration and marketing GM crops in China. Each step (except laboratory research) has an associated reporting and approval process established by the Ministry of Agriculture, the clearance of which is necessary in order to proceed:

1.	Laboratory Research: defined by genetic manipulations and research work conducted under a control system within laboratory;

2.	Intermediate Testing Phase: a small-scale test conducted under a regulated control system;

3.	Environmental Release Test: a medium-scale test conducted under natural condition by taking relatively secure measures;

4.	Production Test: a relatively large-scale test before production and application; and

5.	Obtaining the safety certificate on genetically modified organisms

Since we are considered a domestic Chinese company, we can proceed through all five phases of the GM approval in China, while international entities are restricted to only phrase one, and currently forbidden to proceed to phases two through five. We have already had several of our products submitted to testing in phases two through four, and one product has completed the five-step process. We are the first company to obtain safety certificate for GM corn seeds in China.

If GM seed products are approved by the government on a broader scale and begin to gain widespread acceptance in the market, large international biotech companies could likely become more serious competitors. However, they may continue to face numerous obstacles in competing with us in China. Foreign companies are currently prohibited from developing or producing genetically modified plant seeds, breeding livestock and poultry, or producing aquatic seed according to Catalog Guiding Foreign Investment Industries (distributed by Ministry of Commence of China). As a result, we believe we will continue to be in a competitive position in the genetically modified segment of the seed market when it becomes meaningful and legally permissible to do so.

Key factors affecting our growth, operating results and financial condition

We expect our future growth, operating results and financial condition to be driven and affected by a number of factors and trends including but not limited to:

•	our ability to strategically manage our growth and expansion, organically or through mergers and acquisitions. If we do not manage our growth effectively, our growth may slow down and we may not be able to achieve or maintain profitability;

•	our ability to fit acquisitions and our corporate reorganization into our growth strategies to generate sufficient value to justify their cost;

•	our ability to develop new products and new commercial avenues;

•	our ability to evaluate our business lines and take action to discontinue aspects of our business as well as to take cost savings measures for the future growth of the company;

•	our ability to partner or joint venture for the creation of more advanced bio-technology products or develop new enterprises;

•	our ability to launch and develop our on-line marketing platform;

•	our ability to continue to license or acquire crop seeds from third party developers and our ability to develop proprietary crop seeds;

•	future consolidations in the crop seed industry in China that may give rise to new or strengthened competitors;

•	the possibility that the crop seed industry in China may favor genetically modified seeds over hybrid seeds, and our ability to develop and market such products;

•	the impact of regulation affecting our industry; and
•	our benefits from certain government incentives including tax incentives, the expiration of which, or changes to which, could have an adverse effect on our operating results.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see Note 2 to our consolidated financial statements.

Revenues

The Company derives most of its revenues from hybrid corn seed.

Prior to October 1, 2018, the Company recognized revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition (“ASC 605”). Effective with the October 1, 2018 adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," and the associated ASUs (collectively, "Topic 606"), the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Write-down of Inventories

Our inventories are stated at the lower of cost or net realizable value. Any excess of the cost over the net realizable value of the inventories is recognized as a provision for reduction in the value of inventories.

We assess the write-downs of inventories using three criteria: 1) the quality of seeds according to standards promulgated by the PRC government on the germination percentage and purity level of seeds; 2) a comparison of the inventory unit cost with the market selling price and subsequent write-down of those inventories where the unit cost exceeds its expected net selling price; and 3) evaluation of the unsold balance of the existing inventory that cannot be sold in the coming three years, based on sales forecasts and marketing plan.

We have assessed the product quality, unsold quantity and the amount unit cost exceed the selling price performed by our quality inspectors and sales staff on an annual basis, and accordingly, determined the inventory write-downs based on the assessment results. We believe that the current methodologies on impairment assessment are adequate to address the risks of inventory write-downs. For fiscal year 2019, we had written off of provision of RMB 5.97 million  (US$ 0.84 million ) for inventories, compared to written off of provision of RMB13.6 million for fiscal year 2018 and provision of RMB18.8 million for fiscal year 2017.

Due to the nature of the seed industry, we normally produce seeds according to our annualized production that is developed at least one year before delivery to our customers. If our production plan is too aggressive, we could produce more seeds than the market demands, resulting in aged seeds. We may decide not to sell the aged seeds as crop seed products, taking into account factors such as the quality of the seeds and commodity pricing. In that case, the aged inventory may be sold as common feed products at greatly reduced prices. Aged inventory could result in asset impairment risk, in which case we would suffer a risk of additional inventory write-downs.

Our inventories and provisions related to the seed production and distribution business are reported in discontinued business. Our inventories reported in the continuing business mainly consist of low value supplies and parent seeds that are used for research and development activities.

Income taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance would be provided for those deferred tax assets if it is more likely than not that the related benefit will not be realized. A full valuation allowance has been established against all net deferred tax assets as of December 31, 2018 and 2019 based on our estimates of recoverability.

Stock-based compensation

We adopted FASB ASC 718-10, to measure our issued share options based on the grant-date fair value of the options and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. We adopt the Black-Scholes Model to value the fair value of the share options.

Results of Operations

Fiscal Year Ended September 30, 2019, Compared To Fiscal Year Ended September 30, 2018

Revenues

For the fiscal year ended September 30, 2019, revenue was RMB92.4 million (US$13.4 million), compared to RMB12.9 million for the fiscal year ended September 30, 2018.

Operating expenses

Total operating expenses from continuing operations for the fiscal year ended September 30, 2019 were RMB43.5  million (US$6.3 million), compared to the operating expenses of RMB41.4 million in the fiscal year 2018.

General and administrative

General and administrative expenses from continuing operations primarily consist of salary and compensation, depreciation and amortization, legal fees, professional expenses and other expenses, including travel and other general business expenses and office supplies. General and administrative expenses for the fiscal year ended September 30, 2019, were RMB27.2  million (US$4.0 million), a decrease of 14.9% from RMB32.1 million year-over-year.

Research and development

Research and development expenses from continuing operation primarily consist of salary and compensation expenses of personnel engaged in the research and development of our proprietary crop seeds and genetically modified products, travelling expenses, depreciation of plant and equipment, and expenses paid to certain research institutes to carrying research projects on behalf of Origin during the period. Research and development expenses were RMB13.3 million (US$1.9 million) in fiscal year 2019, a decrease of 51.1% from RMB27.1 million in fiscal year 2018.

Other income, net

Other income from continuing operation primarily consists of raw material sales, office building rental income and government subsidy income, offset by costs related to raw material sales and fixed assets disposal gain. Other income was RMB1.0 (US$0.15), in fiscal year 2019, compared to other income of RMB18.3 million in fiscal year 2018.

Loss from continuing operations

Loss from continuing operation for the fiscal year ended September 30, 2019, was RMB56.3 million (US$8.2 million), compared with net loss from continuing operation of RMB35.5 million in fiscal year 2018.

Interest expense

Interest expense was RMB4.7 million (US$0.7 million) for the fiscal year 2019 compared to RMB22.8 million a year ago.

Net Loss

Net loss attributable to Origin for the fiscal year ended September 30, 2019, was RMB62.1 million (US$9.0 million), compared to the net loss of RMB153.7 million for the fiscal year ended September 30, 2018.

Fiscal Year Ended September 30, 2018 Compared To Fiscal Year Ended September 30, 2017

Revenues

For the fiscal year ended September 30, 2018, revenue from continuing operation was RMB12.9 million (US$1.9 million), compared to RMB0.9 million for the fiscal year ended September 30, 2017.

Operating expenses

Operating expenses from continuing operation for the fiscal year ended September 30, 2018 were RMB41.4 million (US$6.0 million), representing a decrease of 41% from RMB69.7 million in the fiscal year 2017.

General and administrative

General and administrative expenses from continuing operation primarily consist of salary and compensation, depreciation and amortization, legal fees, professional expenses and other expenses, including travel and other general business expenses and office supplies. General and administrative expenses for the fiscal year ended September 30, 2018 were RMB32.1 million (US$4.7 million), a decrease of 11% from RMB36.1 million year-over-year.

Research and development

Research and development expenses from continuing operation primarily consist of salary and compensation expenses of personnel engaged in the research and development of our proprietary crop seeds and genetically modified products, travelling expenses, depreciation of plant and equipment, and expenses paid to certain research institutes to carrying research projects on behalf of Origin during the period. Research and development expenses were RMB27.1 million (US$3.9 million) in fiscal year 2018, compared to RMB38.7 million in fiscal year 2017.

Other income, net

Other income from continuing operation primarily consists of raw material sales, office building rental income and government subsidy income, offset by costs related to raw material sales and fixed assets disposal gain. Other income increased to RMB18.3 million (US$2.7 million), in fiscal year 2018 from RMB5.0 million in fiscal year 2017.

Loss from continuing operations

As a result of the impact of the components described above, loss from continuing operations were RMB35.5 million (US$5.2 million), in fiscal year 2018 compared with loss from continuing operations of RMB69.6 million in fiscal year 2017.

Interest expense

Interest expense was RMB22.8 million (US$3.3 million) for the fiscal year 2018 compared to RMB9.0 million a year ago.

Net Loss

Net loss attributable to Origin for the fiscal year ended September 30, 2018 was RMB153.7 million (US$22.3 million) compared to the net loss of RMB75.7 million for the fiscal year ended September 30, 2017.

Liquidity and Capital Resources

As of September 30, 2018 and 2019, we had approximately RMB2.0 million and RMB3.2 million (US$0.45 million), respectively, in cash and cash equivalents. Our cash and cash equivalents primarily consisted of cash on hand and short term liquid investments with maturities of three months or less deposited with banks and other financial institutions.

We financed our operations through cash generated from financing. As of September 30, 2019, we had a total current portion of long-term borrowings of RMB78.6 million (US$11.1 million).

The following table shows our cash flows with respect to operating activities, investing activities and financing activities for the 12 months ended September 30, 2017, 2018, and 2019.

Item	September 30
(In thousands)
	2017	2018	2019	2019
	RMB	RMB	RMB	US$
Net cash used in operating activities	(120,167)	(10,045)	(60,130)	(8,756)

Net cash provided by investing activities	29,539	47,591	9,379	1,326

Net cash provided by (used in) financing activities	47,008	(35,376)	53,599	7,578

Net (decrease) increase in cash and cash equivalents	(43,620)	2,170	2,848	148

Cash and cash equivalents, beginning of year	54,509	3,245	1,990	289

Effect of exchange rate changes on cash and cash equivalents	(7,644)	(3,425)	(1,640)	12

Cash and cash equivalents, end of year	3,245	1,990	3,198	451

Operating activities:

Net cash used in operating activities was RMB60.1 million (US$8.7 million) for the fiscal year ended September 30, 2019, compared with cash used in operating activities of RMB10.0 million for the fiscal year ended September 30, 2018.

Investing activities:

Net cash provided by investing activities was RMB9.4 million (US$1.3 million) for the fiscal year ended September 30, 2019, compared with cash provided by investing activities of RMB47.6 million for the fiscal year ended September 30, 2018.

Financing activities:

Net cash provided by financing activities was RMB53.599 (US$7.578) for the fiscal year ended September 30, 2019, compared with cash used in financing activities of RMB35.4 million for the fiscal year ended September 30, 2018.

Relevant PRC laws and regulations permit payments of dividends by our PRC operating companies only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the statutory general reserve fund requires that annual appropriations of 10% of net after-tax income be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, our PRC Operating Companies are restricted in their ability to transfer a portion of their net assets to us either in the form of dividends, loans or advances.

Even though we currently do not require any such dividends, loans or advances from our PRC Operating Companies, we may in the future require additional cash resources from our PRC Operating Companies due to changes in business conditions, to fund future acquisitions or developments, or merely to declare and pay dividends or distributions to our shareholders, although we currently have no intention to do so.

Substantial doubt about the ability to continue as going concern

The Company incurred net losses from continuing operations of RMB121.8 million, RMB152.8 million, and RMB65.6 million (US$9.5 million) in the years ended September 30, 2017, 2018 and 2019, respectively. Working capital deficit was RMB217.3 million and RMB178.6 million (US$25.3 million) as of September 30, 2018 and 2019, respectively. Accumulated deficit was RMB411.7 million and RMB474.0 million (US$67.0 million) as of September 30, 2018 and 2019, respectively.

On May 17, 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. Under this agreement, BC-TID and Origin will act to have an entity, which is 51% and 49% owned by BC-TID and the Company, respectively. Based on the agreement, Beijing Origin will contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the entity. BC-TID will fund the joint venture with a total of RMB204 million in cash. Also agreed under this agreement, the entity will pay off the bank loan of RMB78 million, which is collateralized by the Company’s headquarters building in Beijing, upon receiving the RMB204 million investment from BC-TID.

Since the Cooperation Framework Agreement was signed, both parties have been actively involved to complete the formation of joint venture. However, the process has taken longer than originally expected mainly due to the complicated tax related issues with the Origin Life Science Center building in Beijing. Both parties are now agreed to use Beijing Origin as the joint venture entity in order to expedite the process. The original term remains the same and both parties are cooperating to complete the process as soon as possible. Due diligence has been completed and BC-TID has deposited RMB15 million (US$2.1 million) in an escrow account. The transaction is subject to the satisfaction or waiver of several conditions set forth in the agreement.

Besides the expected cash inflows from the aforementioned existing agreements, the Company is also seeking funds from other resources including but not limited to licensing its core seed traits to its customers, applying for government grants for research and development activities, pursuing other capital investment from investors and selling certain company assets. The Company consistently reviews its working capital requirements and has also taken steps to reduce expenses.

Despite the Company’s effort to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. In addition, there can be no assurance that in the event additional sources of funds are needed they will be available on acceptable terms, if at all.

Research and Development, Patents and Licenses, etc.

We focus our research and development efforts on biotechnology, crop breeding and the development of new crop seeds. In November 2001, we established a seed research and development center in Tongzhou, Beijing, which conducts research and development of commercial crop breeding. In September 2005, we established the “Origin Life Science Research Center” in Zhong-Guan-Cun (ZGC) Life Science Park in Beijing, the principal activities of which include crop gene engineering, molecular marker-assisted breeding, and molecular identification. We also have six breeding stations located in different regions in China.

We have established technological cooperative relationships with five universities and sixteen research institutes in China, including Zhejiang University, China Agricultural University, Chinese Academy of Agricultural Sciences, and Henan Agriculture University. We employ seventy-two full-time research personnel.

Our research and development expenditures were RMB38.7 million, RMB27.1 million, and RMB13.3 million (US$1.9 million) for fiscal years ended September 30, 2017, 2018 and 2019, respectively.

Trend Information

Other than as disclosed elsewhere in this Annual Report, we are not aware of any trends, uncertainties, demands, commitments or events in the period from October 1, 2018 to September 30, 2019 that were reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions, or that had the trends relating to the current-year increases in expenses and reduction in revenues and profits.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts or outstanding derivative financial instruments. We do not engage in trading activities involving non-exchange traded contracts.

Tabular Disclosure of Commitments and Contingencies

We have various contractual obligations that will affect our liquidity. The following table sets forth our contractual obligations as of September 30, 2019.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital Commitment
Short term Debt Obligations	-	-	-	-	-
Long term Debt Obligations	78,611	78,611	-	-	-
Interest on Debt Obligations	4,680	4,680	-	-	-
Operating Lease Obligations	5,779	548	1016	844	3,370
Total	89,070	83,839	1,016	844	3,370

MANAGEMENT

Directors and Senior Management

The following table sets forth certain information regarding our directors and executive officers as of April 16, 2020.

Name	Age	Position
Gengchen Han	64	Chairman of the Board, Chief Executive Officer
James Chen	54	Chief Financial Officer, Director
Michael W. Trimble	62	Independent Director
Rong Chen	63	Independent Director
Fei Wang	42	Independent Director

Dr. Gengchen Han is the Chairman of Origin and has been the Chief Executive Officer of Origin since December 3, 2018. He also served, in the past, as the President and the Chief Executive of Origin at various times. Dr. Han is also the Executive Chairman of Beijing Origin and its affiliated companies, a position that he has held since founding the business in 1997. Dr. Han was the Co-Chief Executive Officer and Chief Executive Officer of the Company from its inception in 1997 until January 1, 2009 and from August 1, 2011 to April 25, 2016. Dr. Han has more than 20 years of experience in research and development of hybrid seed products, particularly corn seed. From 1982 until 1984, Dr. Han was a lecturer at the Henan Agriculture University. From 1984 to 1987, Dr. Han received his Ph.D. degree in Plant Breeding and Cytogenics from Iowa State University. From 1989 until 1990 he worked for the International Maize and Wheat Improvement Center, or CIMMYT, in Mexico. He worked for Pioneer Hi-bred International from 1990 to 1996; his positions there included Regional Technical Coordinator for Asia/Pacific and Regional Supervisor for China Business.

Dr. Z. James Chen became a director of Origin in August 2017 and the Chief Financial Officer of the Company on December 3, 2018. Previously, Dr. Chen was the Chief Financial Officer of Origin from January 2012 to January 2016 and the Chief Executive Officer of Origin from February 2018 to December 2018. Mr. Chen was the CFO of Yunji, Inc. Prior to being employed by Origin, Dr. Chen served as an Investment Manager at Abu Dhabi Investment Authority (ADIA) and he worked as an equity research analyst at Morgan Joseph and BB&T Capital Markets. Dr. Chen also worked as a Product Manager at Celanese and as a License Product Technology Manager at Univation Technologies, a joint venture between ExxonMobil and Dow Chemical. Dr. Chen received his Ph.D. Degree in Chemical Engineering from the University of Connecticut and his M.B.A degree from New York University. Dr. Chen serves a director for China Finance Online (NASDAQ: JRJC), chairman of Supervisory Board of Linjiang Chemical Limited and legal representative for Beijing Baofeng Youping Limited.

Dr. Michael W. Trimble has been a director of Origin since May 2006. Dr. Trimble is the founder of Trimble Genetics International LLC, or Trimble Genetics, and has been the President of Trimble Genetics since 2001. Trimble Genetics is a plant genetics research company that has expanded business and research relationships to include activities in North America, South America, Asia, Europe, the Middle East and Africa. Dr. Trimble is a leader in plant genetics research with over thirty years of experience in crop breeding and the agricultural seed industry. Dr. Trimble is an inventor of numerous patents in the field of plant genetics. Dr. Trimble graduated with a Ph.D. degree from the University of Minnesota and also completed graduate programs at Purdue University and Iowa State University.

Mr. Rong Chen became a director of Origin in July 2018. Mr. Chen is the founder of Elastos Foundation. He is a technology industry veteran for over 30 years with 18 years of entrepreneurial experience and 8 years of operating system development experience at Microsoft. Mr. Chen launched Elastos Foundation in June 2017 to develop cryto-tokens and block chain technologies. Mr. Chen founded Kortide in Beijing in 2000 to design and implement Elastos, an advanced operating system for a secure Internet, from scratch. Mr. Chen has a computer science B.Eng degree from Tsinghua University and a Master degree from the University of Illinois at Urbana-Champaign. Mr. Chen agreed to join Origin's board as announced in the Company's press release dated February 15, 2018 when the Company announced the cooperation with Elastos Foundation.

Ms. Fei Wang became a director of Origin in February 2019. Ms. Wang currently serves as Global Finance Director of UTStarcom Holdings Corp. (“UTStarcom”), a provider of broadband equipment and solutions, which is listed on NASDAQ. Ms. Wang has served in various financial functions, including Investor Relation Director, since 2011. Prior to UTStarcom, Ms. Wang has had more than seven years financial experience in several publicly listed multinational companies based in the United States. Ms. Wang received her master’s degree in Financial Accountancy from the Rutgers University and her bachelor’s degree in Accounting from City University of New York. Ms. Wang is a member of the American Institute of Certified Public Accountants.

Compensation

The aggregate cash compensation paid to our directors and executive officers as a group was RMB nil million (US$ nil million) for the twelve months ended September 30, 2019. Directors and executives are awarded with equities and stock options, which are stated in the chart found below.

2009 Performance Equity Plan

On April 22, 2010, our company adopted the 2009 Performance Equity Plan, under which we are able to issue equity awards with the right to acquire up to 1,500,000 ordinary shares to our directors, officers, employees, individual consultants and advisors. The main purpose of the plan was to provide an existing structure and renewable benefit plan for senior management and directors and others providing services to the company. We had outstanding awards for 59,000 options under the 2009 Plan at September 30, 2019.

2014 Performance Equity Plan

On December 22, 2014, the company adopted the 2014 Performance Equity Plan, under which we are able to issue equity awards for up to 5,000,000 ordinary shares to our directors, officers, employees, individual consultants and advisors. The main purpose of the plan is to provide an existing structure and renewable benefit plan for senior management and directors and others providing services to the company. In addition to current equity awards to the directors and officers, we plan to expand our equity awards to a broader range of employees in order to align our employee incentives towards our stock performance. We had outstanding awards for 247,300 options under the 2014 Plan at September 30, 2019.

Those awards held by the directors and officers are listed below.

Name	Ordinary Shares Underlying Outstanding Option	Exercise Price	Grant Date	Expiration Date
Gengchen Han
	12,000	$13.8 /Share	January 4, 2016	January 4, 2021
	12,000	$20.7 /Share	January 3, 2017	January 2, 2022
	12,000	$9.10 /Share	January 2, 2018	January 1, 2023
	12,000	$5.19/Share	January 2, 2019	January 1, 2024

Michael Trimble
	500	$13.8 /Share	January 4, 2016	January 4, 2021
	2,000	$20.7 /Share	January 3, 2017	January 2, 2022
	2,000	$9.1 /share	January 2, 2018	January 1, 2023
	2,000	$5.19/Share	January 2, 2019	January 1, 2023

James Chen	1,000	$9.1 /Share	January 2, 2018	January 1,2023
	20,000	$8.2 /Share	March 1, 2018	February 28,2023
	20,000	$5.19/Share	January 2, 2019	January 1, 2024

Rong Chen	2,000	$5.19/Share	January 2, 2019	January 1, 2024

Board Practices

Terms of directors and executive officers

Our directors are not subject to a specific term of office and hold office until an annual meeting of shareholders where there is an election of directors or until the director’s earlier resignation, removal from office, death or incapacity. Any vacancy on the board of directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of shareholders may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a resolution of shareholders.

Our officers are appointed by the board of directors and hold office until their successors are duly elected and qualified, but may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office may be filled by resolution of directors.

Employment Agreements

Dr. Han has an employment agreement with us. The agreement currently has a term of three years commencing on January 1, 2018. Dr. Han is entitled to insurance benefits, five weeks’ vacation, a car and reimbursement of business expenses and, if necessary, relocation expenses. The agreement is terminable by Origin for death, disability and cause. Dr. Han may terminate the agreement and his employment for good reason, which includes Origin’s breach, the executive’s loss of his seat on the board of directors, and change of control of Origin. In the event of termination for good reason or without cause, the executive will receive compensation and benefits under his employment agreement through the earlier of two years from the date of termination or through the term of the agreement. The agreements contain provisions for the protection of confidential information and a three-year non-competition period within China.

Board committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominations Committee.

Audit Committee

The members of our Audit Committee are Fei Wang (chairman), Michael Trimble and Rong Chen. Our board of directors has determined that all of our Audit Committee members are independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.

The board of directors has determined that each of Ms. Fei Wang and Messrs. Michael Trimble and Rong Chen has an understanding of Generally Accepted Accounting Principles and financial statements, the ability to assess the general application of such principles in connection with our financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as our financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of Audit Committee functions.

The board of directors believes that Ms. Wang qualifies as an “audit committee financial expert” within the meaning of all applicable rules. The board of directors believes that Ms. Wang has financial expertise because of her educational backgrounds and her extensive experience in financial reporting for private and public companies.

We adopted an Audit Committee charter, amended by the board of directors at the board meeting held on August 16, 2007, under which the Audit Committee is responsible for reviewing the scope, planning and staffing of the audit and preparation of our financial statements. This includes consultation with management, the auditors and other consultants and professionals involved in the preparation of the financial statements and reports. The Audit Committee is responsible for performing oversight of our relationship with our independent auditor. The Audit Committee also has a general compliance oversight role in assuring that our directors, officers and management comply with our code of ethics, reviews and approves related party transactions, deals with complaints regarding accounting, internal controls and auditing matters, and oversees compliance with accounting and legal requirements applicable to us.

Pursuant to the terms of its charter, as amended, the Audit Committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the Audit Committee’s form of charter;

•	reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

•	reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	engaging of the independent auditor;

•	reviewing the independence of the independent auditors;

•	reviewing our auditing and accounting principles and practices with the independent auditor and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

•	appointment of the independent auditor; and

•	approving professional services provided by the independent auditors, including the range of audit and non-audit fees.

The Audit Committee pre-approves the services to be provided by our independent auditors. The Audit Committee also reviews and recommends to the board of directors whether or not to approve transactions between us and any officer or director that occurs outside the ordinary course of business.

Compensation Committee

The members of our Compensation Committee are Rong Chen (chairman), Michael Trimble and Ms. Fei Wang. The Compensation Committee also administers our equity award plans, including the authority to make and modify awards under the 2009 and 2014 Performance Equity Plans. The current charter of the Compensation Committee, which was adopted March 16, 2007, provides that the committee is responsible for:

•	reviewing and making recommendations to our board of directors regarding our compensation policies and forms of compensation provided to our directors, officers and other senior employees;

•	reviewing and determining performance-based awards and compensation for our officers and other employees;

•	reviewing and determining share-based compensation (including the 2009 and 2014 Performance Equity Plans) for our directors, officers, employees and consultants;

•	administering our equity incentive plans (including the 2009 and 2014 Performance Equity Plans) in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.

Nominating Committee

Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating Committee will identify, evaluate and recommend candidates to become members of the Board of Directors with the goal of creating a balance of knowledge and experience.  The Nominating Committee is not a fully independent committee.

Pursuant to a vote by the board of directors taken at a board meeting held March 16, 2007, the Nominating Committee charter was amended. Pursuant to the terms of its charter, as amended, the Nominating Committee’s responsibilities include, among other things:

•	actively seeking and evaluating qualified individuals to become new directors as needed;

•	reviewing current directors’ suitability when their terms expire or one has a significant change in status;

•	making recommendations with respect to succession planning for the co-chief executive officer and other officers; and

•	such other matters that are specifically delegated to the Nominating Committee by our board of directors from time to time.

Summary of Significant Differences in Corporate Governance Practices for Purposes of Rule 5615 of the Nasdaq Marketplace Rules

We are incorporated under the laws of the British Virgin Islands. Our ordinary shares are registered with the SEC and are listed on the Nasdaq Capital Market. As a result, our corporate governance framework is subject to laws of the British Virgin Islands, or BVI, the securities laws and regulations of the United States and the listing requirements of the Nasdaq Marketplace Rules.

Under Rule 5615 of the Nasdaq Marketplace Rules, a foreign private issuer may follow its home country practice in lieu of the requirements of the Nasdaq Marketplace Rules. Rule 5605 requires U.S. domestic listed companies have a majority of independent directors on its board of directors. We are not required to have a majority of independent directors on our board of directors under BVI laws. However, currently, three of our five directors are independent directors under applicable Nasdaq rules.

Under Rule 5605 a U.S. domestic listed company is required to have a nominations committee and compensation committee. We are not required to have such committees under the BVI laws, and therefore are not required to have these committees under the Nasdaq rules. Notwithstanding the fact that they are not required, we do have these two committees, and follow the Nasdaq Marketplace Rules in the independence requirements of the members.

Under Rule 5620, a U.S. domestic issuer must solicit proxies and provide proxy statements for all meetings of shareholders. There are no such mandatory requirements under BVI laws, and therefore, we are not required to hold an annual meeting of the shareholders.

Under Rule 5635, a US domestic listed company is required to obtain shareholder approval of equity award plans and issuances of equity securities in excess of certain amounts based on our outstanding ordinary shares when at less than the market price or book value. There are no such mandatory requirements under BVI law. We do not plan to get shareholder approval for future increases in the 2014 Plan or for any other equity award plan approved by the directors in the future or for issuances of equity securities that exceed 20% of the outstanding ordinary shares of the Company if they are sold at less than the market price or book value.

We have filed documentation with Nasdaq exempting the company under those provisions that BVI law does not require.

Employees

We currently have 47 employees, including management, managers and research and related personnel. All of our employees are located in China.

We offer our employees additional annual merit-based bonuses in accordance with the overall performance of our company, his or her department and the individual. We are required by applicable PRC regulations to contribute amounts approximate to 20%, 7.7%, 9.7%, 1%, 0.6% and 0.7%, of our employees’ aggregate salary to a pension contribution plan, a medical insurance plan, a housing fund, an unemployment insurance plan, a personal injury insurance plan and a maternity insurance plan, respectively, for our employees.

Our employees are not covered by any collective bargaining agreement. We believe that we have a good relationship with our employees.

SHARE OWNERSHIP

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of April 16, 2020, by each of our directors and executive officers who beneficially own our ordinary shares, and other principal shareholders.

	Shares Beneficially Owned ( * )
	Number	Percentage of Total
Directors and Executive Officers:
Gengchen Han, Chairman of the Board and CEO (1)(2)	668,383	13.8%
James Chen, Director and Chief Financial Officer (1)(3)	130,695	2.7%
Michael W. Trimble, Director (4)	55,500	1.2%
Rong Chen, Director (1)(5)	28,055	0.6%
Fei Wang, Director (1)	-	-

5% and Greater Shareholders (6)
Tiger Capital Fund SPC (7)	1,897,680	32.7%

* Beneficial ownership and percentage is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, based on 4,801,724 ordinary shares issued and outstanding.

(1)       The business address of each of the individuals is c/o 21 Shengmingyuan Road, Changping District, Beijing, PRC 102206.

(2)       Includes 50,000 shares that may be acquired under stock options held by Dr. Han. The shares reported in the above table are held by Dr. Han through a personal holding company, Sinodream Limited, a company formed under the laws of the British Virgin Islands of which he is the sole shareholder, officer and director. Therefore, Dr. Han will have voting and dispositive authority over all the shares.

(3)       Includes 41,000 shares that may be acquired under stock options held by Mr. James Chen.

(4)       Includes 5,000 shares that may be acquired under stock options held by Mr. Trimble. The business address of Mr. Trimble is 6159 Brandywine Drive, Johnston, IA 50131.

(5)       Includes 500 shares that may be acquired under stock options held by Mr. Rong Chen.

(6)       Does not include any ordinary shares which may be issued under the Equity Line, from time to time, which Oasis Capital is obligated to purchase, taking into account the 4.99% blocker limitation provided for in the Equity Purchase Agreement. The maximum number of shares that may be put to Oasis Capital cannot be determined at this time as the number is a function of the market price of an ordinary share from time to time. Oasis Capital is not currently considered to beneficially own the shares it may purchase under the Equity Purchase Agreement, because it does not control whether it purchases any or all of the ordinary shares. Adam Long has sole voting and investment control over shares if and when owned by Oasis Capital. The address of Oasis Capital is 208 Ponce de Leon Ave, Suite 1600, San Juan, Puerto Rico 00918.

(7)       Includes 1,000,000 ordinary shares that may be acquired upon exercise of an outstanding warrant, which expires on January 4, 2024. The business address of Tiger Capital Fund SPC (Tiger Fund) is Floor 4, Willow House, Cricket Square, Grand Cayman, KY 1-9010, Cayman Islands. Mr. Bin Wu has the dispositive and voting authority over the shares held by the Tiger Capital Fund SPC.

RELATED PARTY TRANSACTIONS

Stock Consignment Agreements

In order to comply with PRC regulations, we operate our business in China through our PRC operating companies. We have entered into stock consignment agreements with our PRC operating companies other than Origin Biotechnology. The material provisions of these agreements are discussed under “Business – Consignment Agreements.”

Technical Service Agreements

All of the intellectual property rights of the Company are held by Origin Biotechnology pursuant to technology service agreements dated December 25, 2004. The material provision of the technology service agreements are discussed under “Business – Consignment Agreements.”

Corn Originator Agreement

Beijing Origin entered into this agreement with Trimble Genetics International LLC, or Trimble Genetics, a plant genetics research company. Michael W. Trimble, one of our directors, is the founder and president of Trimble Genetics and currently owns 100% of its equity interest. Under this agreement, Beijing Origin hires Trimble Genetics as its agent to test, promote, license and collect research fees on hybrids involving inbred lines of corn developed by Beijing Origin. Trimble Genetics retains fifty percent of such research fees and pays the remaining fifty percent to Beijing Origin. This agreement currently is immaterial in amount or significance.

Corn Inbred and Hybrid Transfer and Use Agreement

Beijing Origin entered into this agreement with Trimble Genetics on September 6, 2002. Under this agreement, Trimble Genetics provides corn inbreds and hybrids to Beijing Origin for experimental testing purposes. The agreement applies to all corn inbreds and hybrids transferred from Trimble Genetics to Beijing Origin previously, currently or in the future. If a hybrid from the testing proves to be marketable, the parties will negotiate a license agreement. If for any reason, it is not possible to conclude a license agreement, Beijing Origin agrees to return all remnant inbred seed and to destroy any inbreds or hybrids that may have originated from the material provided by Trimble Genetics. This agreement currently is immaterial in amount or significance.

Xinjiang Origin

In May 2011 Beijing Origin established Xinjiang Origin for seed production and distribution. Beijing Origin invested RMB51 million for a 51% ownership of Xinjiang Origin.

DESCRIPTION OF SECURITIES

The following description of the material terms of the capital stock and warrants of the Company. This description is subject to the relevant provisions of the Corporation Law of the British Virgin Islands and is qualified by reference to the Memorandum and Articles.

General

The Company is authorized to issue 61,000,000 shares of all classes of capital stock, of which 60,000,000 are ordinary shares, no par value and 1,000,000 are preference shares of, no par value. The capital of Agritech will be stated in United States dollars.

Ordinary Shares

The holders of the ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the Company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference Stock

Shares of preference stock may be issued from time to time in one or more series and the board of directors of the Company, without approval of the shareholders, is authorized to designate series of preference stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preference stock. The issuance of shares of preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the ordinary shares of the Company.

As of the date of this prospectus, there are no outstanding shares of preference stock of any series.

Anti-takeover Effect of Unissued Shares of Capital Stock

Ordinary Shares. The Company has 4,801,724 issued and outstanding as of the date of this prospectus. The remaining shares of authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the Company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Company’s board of directors in opposing a hostile takeover bid.

Preference Stock. The memorandum and articles grant the board of directors the authority, without any further vote or action by the Company’s shareholders, to issue preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preference stock could reduce the Company’s attractiveness as a target for an unsolicited takeover bid since the Company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the ordinary shares at a premium over the market price of the ordinary shares, and may adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Transfer Agent and Registrar

The transfer agent and registrar for the our ordinary shares is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, with a telephone number of (212) 509-4000

INDEMNIFICATION

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Memorandum and Articles of Association, we may indemnify our directors, officers, liquidators and agents against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors, officers, liquidators or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of our company, and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEMNT OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as a company with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws and provides less protection as compared to the United States. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in the PRC, and substantially all of our assets are located in the PRC. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

We have appointed Mr. James Chen, an officer and director of the Company, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States.

We believe that there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the British Virgin Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

TAXATION

The following is a general summary of certain British Virgin Islands, People’s Republic of China and United States federal income tax consequences relevant to an investment in our ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser of the ordinary shares. The discussion does not address U.S. state or local tax laws,. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ordinary shares.

British Virgin Islands Taxation

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. Stamp duties may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on transfers of shares of British Virgin Islands companies except those which hold interests in land in the British Virgin Islands. There are no exchange control regulations or currency restrictions in the British Virgin Islands.

People’s Republic of China Taxation

Our PRC Operating Companies are organized in the PRC and governed by PRC laws. PRC enterprise income tax, or EIT, is calculated based on taxable income determined under PRC accounting principles. Under the New EIT law, effective January 1, 2008, FIEs and domestic companies are now subject to a uniform EIT rate of 25% and the tax exemption, reduction and preferential treatments which were applicable only to FIEs were ended. However, any enterprises established before the promulgation of the New EIT law in 2008 that were entitled to preferential tax treatments for a fixed period continued to be entitled to such preferential tax treatment until the expiration of those periods.

The applicable tax rate under the new EIT law to Beijing Origin is 15% since January 1, 2008, because Beijing Origin has been approved as new technology enterprises and enjoys the reduced New EIT rate of 15%. Our other operating companies are subject to the New EIT at a uniform rate of 25%. The preferential treatment of high and new technology enterprise or HNTE, is subject to a reapplication every three-year period. The financial position of the Company after the sale of our corn related production and distribution assets may cause the termination of the HNTE qualification or restrict reapplication for that status, in which event there would be an adverse impact on our tax obligations and tax rate.

Pursuant to the Provisional Regulation of China on Value Added Tax, or VAT, and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 13% of the gross sales proceeds received since April 1, 2019, less any deductible VAT already paid or borne by the taxpayer. Pursuant to the Notice of the Ministry of Finance and the State Taxation Administration on Exempting the Value Added Tax for Agricultural Material, self-produced agricultural products sold by agricultural producers shall be exempt from VAT. Pursuant to an approval document received from Beijing Haidian District State Tax Bureau, Beijing Origin has been entitled to exemption from VAT since August 1, 2001.

The PRC enacted the modified Enterprise Income Tax Law effective on February 24, 2017. The modified Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares. Furthermore, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions.

Certain United States Federal Income Tax Considerations

The following discussion describes certain United States federal income tax consequences of the ownership and disposition of our ordinary shares as of the date hereof. This discussion deals only with ordinary shares that are held as capital assets by a United States Holder (as defined below).

As used herein, the term “United States Holder” means a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, any of the following:

•        an individual who is a citizen or resident of the United States;

•       a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (“Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. In addition, this discussion is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•       a dealer in securities or currencies;

•        a financial institution;

•        a regulated investment company;

•        a real estate investment trust;

•        an insurance company;

•        a tax-exempt organization;

•        a person holding our ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•         a trader in securities that has elected the mark-to-market method of accounting for your securities;

•        a person liable for alternative minimum tax;

•        a person who owns or is deemed to own 10% or more of our ordinary shares by vote or value;

•        a partnership or other pass-through entity for United States federal income tax purposes;

•        a person required to accelerate the recognition of any item of gross income with respect to our ordinary shares as a result of such income being recognized on an applicable financial statement; or

•        a person whose “functional currency” is not the United States dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our ordinary shares, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our ordinary shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on the ordinary shares (including any amounts withheld to reflect potential PRC withholding taxes, as discussed above under “— People’s Republic of China Taxation”) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain conditions and limitations (including a minimum holding period requirement), any PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Distributions of ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•        at least 75% of our gross income is passive income, or

•        at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), and cash, including cash from this offering, is treated as an asset that produces passive income. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. If we are a PFIC for any taxable year during which you hold our ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, ordinary shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ordinary shares. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ordinary shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ordinary shares, provided the ordinary shares are treated as “marketable stock.” The ordinary shares generally will be treated as marketable stock if the ordinary shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your ordinary shares at the end of the year over your adjusted tax basis in the ordinary shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your ordinary shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if you make a mark-to market election with respect to our ordinary shares, you may continue to be subject to the general PFIC rules with respect to your indirect interest in any of our non-United States subsidiaries that is classified as a PFIC (as discussed below).

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

If we are a PFIC for any taxable year during which you hold our ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file Internal Revenue Service Form 8621 if you hold our ordinary shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ordinary shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the ordinary shares in an amount equal to the difference between the amount realized for the ordinary shares and your tax basis in the ordinary shares. Subject to the discussion under “— Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of any applicable tax treaty, you may be able to elect to treat such gain as PRC source gain. If you are not eligible for the benefits of any tax treaty or if you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources.

Information Reporting and Backup Withholding

You may be required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including our ordinary shares, subject to certain asset value thresholds and subject to certain exceptions (including an exception for shares held in a custodial account maintained with a United States financial institution). You may also be subject to penalties if you are required to submit information to the Internal Revenue Service and fail to do so.

In general, information reporting will apply to dividends in respect of our ordinary shares and the proceeds from the sale, exchange or other disposition of our ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

LEGAL MATTERS

We are being represented by Golenbock Eiseman Assor Bell & Peskoe with respect to certain legal matters of United States federal securities and New York state law. The validity of the ordinary shares offered in this offering and legal matters as to British Virgin Islands law were passed upon for us by Maples & Calder.

EXPERTS

The consolidated financial statements as of September 30, 2019, and for the year ended September 30, 2019, included in this prospectus have been so included in reliance on the report of B F Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of September 30, 2018, and for each of the two years in the period ended September 30, 2018, included in this prospectus have been so included in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits under the Securities Act with respect to ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s web site at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, principal shareholders and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ORIGIN AGRITECH LIMITED

Reports of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Origin Agritech Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Origin Agritech Limited and its subsidiaries and variable interest entities (the "Company") as of September 30, 2019, the related consolidated statements of income and comprehensive income, equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Going concern uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred recurring losses from operations, has net current liabilities and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Emphasis of Matters

The Company has significant transactions and account balances with related parties, including entities controlled by the close family members of the Company’s Chairman, which are described in Note 3 to the financial statements. Transactions involving related parties cannot be presumed to be carried out on an arm's length basis, as the requisite conditions of competitive, free market dealings may not exist.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2020.

Lakewood, Colorado

March 2, 2020

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Origin Agritech Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Origin Agritech Limited and subsidiaries and variable interest entities (the “Company”) as of September 30 2018, the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the two years in the period ended September 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30 2018, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ BDO China Shu Lun Pan Certified Public Accountants LLP

We began serving as the Company's auditor in 2011. In 2020, we became the predecessor auditor.

Shenzhen, The People’s Republic of China

June 3, 2019

ORIGIN AGRITECH LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except number of share and per share data)

	2018	2019	2019
	RMB'000	RMB'000	US$'000
ASSETS
Current assets:
Cash and cash equivalents	1,990	3,198	451
Due from related parties (note 3)	129,506	33,890	4,792
Accounts receivable	-	1,481	209
Advances to suppliers (note 5)	1,188	538	76
Inventories (note 6)	81,947	28,527	4,033
Other current assets (note 7)	247	1,588	222
Total current assets	214,878	69,222	9,783
Asset held for sale (note 8)	-	5,652	799
Land use rights, net (note 9)	16,564	12,913	1,826
Plant and equipment, net (note 10)	172,748	149,116	21,083
Long-term investment (note 11)	16,347	16,347	2,311
Acquired intangible assets, net (note 12)	8,362	5,469	773
Other assets (note 13)	1,202	2,393	338
Total assets (including amounts of the consolidated VIEs without recourse to the Company of RMB423,533 and RMB244,722 as of September 30, 2018 and 2019, respectively)	430,101	261,112	36,913

LIABILITIES AND EQUITY
Current liabilities:

Current portion of long-term borrowings (note 14)	78,235	78,611	11,114
Accounts payable	7,955	9,723	1,375
Due to growers	7,984	7,260	1,026
Due to related parties (note 3)	293,732	42,633	6,028
Advances from customers	6,338	52,244	7,387
Income tax payable	-	656	93
Other payables and accrued expenses (note 15)	37,927	56,675	8,010
Total current liabilities	432,171	247,802	35,033

Other long-term liability (note 16)	21,278	28,785	4,070
Total liabilities (including amounts of the consolidated VIEs without recourse to the Company of RMB450,585 and RMB264,074 as of September 30, 2018 and 2019, respectively)	453,449	276,587	39,103

Commitments and contingencies (note 23)
Shareholders’ equity:
Preferred stock(no par value; 1,000,000 shares authorized, none issued)	-	-	-
Common stock (no par value; 60,000,000 shares authorized, 3,261,153 and 4,866,633 shares issued as of September 30, 2018 and 2019; 3,196,244 and 4,801,724 shares outstanding as of September 30, 2018 and 2019, respectively)	-	-	-
Additional paid-in capital	428,311	494,098	69,876
Accumulated deficit	(411,723)	(473,843)	(67,012)
Treasury stock at cost (64,909 and 64,909 shares as of September 30, 2018 and 2019, respectively)	(19,163)	(19,163)	(2,709)
Accumulated other comprehensive loss	(22,136)	(23,776)	(3,364)
Total Origin Agritech Limited shareholders’ equity	(24,711)	(22,684)	(3,209)
Non-controlling interests	1,363	7,209	1,019
Total equity	(23,348)	(15,475)	(2,190)

Total liabilities and equity	430,101	261,112	36,913

The accompanying notes are an integral part of these consolidated financial statements.

ORIGIN AGRITECH LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except number of share and per share data)

	Year ended September 30,
	2017	2018	2019	2019
	RMB'000	RMB'000	RMB'000	US$'000
Revenues, including sales to related parties of RMBnil, RMB7,848 and RMB37,987 for the years ended September 30, 2017, 2018, and 2019 respectively (note 3)	870	12,927	92,440	13,426
Cost of revenues	(678)	(7,047)	(105,270)	(15,289)
Gross profit	192	5,880	(12,830)	(1,863)
Operating expenses
Selling and marketing	-	(411)	(4,038)	(586)
General and administrative	(36,094)	(32,147)	(27,229)	(3,955)
Research and development	(38,682)	(27,132)	(13,267)	(1,927)
Other income, net	5,028	18,291	1,028	149
Total operating expenses, net	(69,748)	(41,399)	(43,506)	(6,319)

Loss from continuing operations	(69,556)	(35,519)	(56,336)	(8,200)

Interest expense	(9,006)	(22,787)	(4,680)	(680)
Interest income	1,427	6	3	-
Impairment loss	(44,706)	(3,807)	(4,130)	(600)
Loss on termination of business disposal	-	(90,683)	-	-
Loss before income taxes from continuing operations	(121,841)	(152,790)	(65,143)	(9,463)

Income tax (expense) benefits from continuing operations (note 20)
Current	-	-	(510)	(74)
Net loss from continuing operations	(121,841)	(152,790)	(65,653)	(9,537)
Discontinued Operations:
(Loss) income from discontinued operations, net of taxes (note 4)	18,862	-	-	-
Loss on disposal of commercial seed business, net of taxes (note 4)	(3,282)	-	-	-
Net (loss) income from discontinued operations	15,580	-	-	-
Net loss	(106,261)	(152,790)	(65,653)	(9,537)
Less: Net (loss) income attributable to non-controlling interests	(30,587)	873	(3,533)	(513)

Net loss attributable to Origin Agritech Limited	(75,674)	(153,663)	(62,120)	(9,024)
Other comprehensive loss
Net loss	(106,261)	(152,790)	(65,653)	(9,537)
Foreign currency translation difference	(7,644)	(3,315)	(1,640)	(238)
Comprehensive loss	(113,905)	(156,105)	(67,293)	(9,775)
Less: Comprehensive (loss) income attributable to non-controlling interests	(30,587)	873	(3,534)	(513)
Comprehensive loss attributable to Origin Agritech Limited	(83,318)	(156,978)	(63,759)	(9,262)

Basic and diluted net income (loss) per share (note 21)
Continuing operations	(32.20)	(50.18)	(14.85)	(2.16)
Discontinued operations	5.25	-	-	-
Basic and diluted net loss per share attributable to Origin Agritech Limited	(26.95)	(50.18)	(14.85)	(2.16)

Shares used in calculating basic and diluted net income (loss) per share*	2,808,293	3,061,979	4,184,032	4,184, 032

* Retrospectively restated for effect of reverse stock split

ORIGIN AGRITECH LIMITED

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except number of share and per share data)

		Equity attributable to Origin Agritech Limited
		Common stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non- controlling Interests	Total Equity
		Shares*	Amount RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of September 30, 2016		2,761,334	-	411,296	(182,386)	(11,177)	(37,445)	38,329	218,617
Net loss for the year		-	-		(75,674)	-	-	(30,587)	(106,261)
Sale of treasury stock		50,000	-	(8,539)	-	-	14,654	-	6,115
Exercise of share option		5,500	-	543	-	-	-	-	543
Share-based compensation expense		13,000	-	5,404	-	-	-	-	5,404
Issuance of common shares		29,834	-	2,885	-	-	-	-	2,885
Business disposal		-	-	392	-	-	-	(7,252)	(6,860)
Translation adjustments		-	-	-	-	(7,644)	-	-	(7,644)
Balance as of September 30, 2017		2,859,668	-	411,981	(258,060)	(18,821)	(22,791)	490	112,799
Net loss for the year		-	-	-	(153,663)	-	-	873	(152,790)
Retire and cancellation of common stock		(200)	-	-	-	-	-	-	-
Share-based compensation expense		40,454	-	685	-	-	3,628	-	4,313
Issuance of common shares		296,322	-	15,645	-	-	-	-	15,645
Translation adjustments		-	-		-	(3,315)	-	-	(3,315)
Balance as of September 30, 2018		3,196,244	-	428,311	(411,723)	(22,136)	(19,163)	1,363	(23,348)
Net loss for the year					(62,120)			(3,533)	(65,653)
Capital Contribution								9,379	9,379
Share-based compensation expense		207,800		12,188					12,188
Issuance of common shares		1,397,680		53,599					53,599
Translation adjustments						(1,640)			(1,640)
Balance as of September 30, 2019		4,801,724		494,098	(473,843)	(23,776)	(19,163)	7,209	(15,475)
In US$ @	7.0729		-	69,858	(66,994)	(3,364)	(2,709)	1,019	(2,190)

* Retrospectively restated for effect of reverse stock split

The accompanying notes are an integral part of these consolidated financial statements.

ORIGIN AGRITECH LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended September 30,
	2017	2018	2019	2019
	RMB	RMB	RMB	US$
Operating activities:
Net loss	(106,261)	(152,790)	(65,653)	(9,537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27,687	16,452	13,796	1,760
Loss/(gain) on disposal of plant and equipment	327	(5,299)	914	129
Gain on disposal of land use right	-	(1,505)	-
Loss on termination of business disposal	-	90,683	-	-
Loss on disposal of subsidiaries and assets	3,282	-	-	-
Allowance for doubtful account	-	2,105	-
Recovery on receivables	(712)	-	-	-
Impairment on intangible assets	-	1,433	-	-
Impairment on long-term equity investment	-	2,374	-	-
Impairment on plant and equipment	25,873	-	4,213	596
Changes in provision for inventories	18,833	(13,601)	5,973	844
Non-cash interest expense (interest accretion)	3,227	16,757	-	-
Shares issued upon sign off of Equity Purchase Agreement	1,039	-	-	-
Share-based compensation expense	5,404	4,313	12,188	1,742
Changes in operating assets and liabilities:
Accounts receivable	36	24	(1,481)	(209)
Due from related parties	-	55,940	101,216	14,310
Advances to growers	15,318	-	-	-
Advances to suppliers	(126)	2,062	650	92
Inventories	(21,533)	13,064	47,447	6,708
Income tax recoverable	49	-	-	-
Other current assets	(4,153)	1,084	(1,341)	(190)
Other assets	(1,914)	(6)	(1,191)	(168)
Accounts payable	4,114	(950)	1,768	250
Due to growers	21,114	1,449	(724)	(102)
Due to related parties	61,903	(50,077)	(251,099)	(35,502)
Advances from customers	(157,407)	4,018	38,675	5,468
Income tax payable	-	-	656	93
Deferred revenues	(7,008)	-	-	-
Other long-term liabilities	66	810	7,507	1,113
Other payables and accrued expenses	(9,325)	1,615	26,356	3,726
Net cash provided by (used in) operating activities	(120,167)	(10,045)	(60,130)	(8,756)
Investing activities:
Proceeds from disposal of commercial seed business, net of cash disposed (note 4)	33,165	33,600	-	-
Purchase of plant and equipment	(2,624)	(2,982)	-	-
Proceeds from non-controlling interest capital contribution	-	-	9,379	1,326
Proceeds from disposal of plant and equipment and land use right	265	16,872	-	-
Purchase of land use rights	(1,267)	-	-	-
Cash from termination of second closing of disposal of commercial seed business (note 4)	-	101	-	-
Net cash (used in) provided by investing activities	29,539	47,591	9,379	1,326
Financing activities:				-
Restricted cash	21,181	-	-	-
Proceeds from short-term borrowings	15,000	19,000	-	-
Proceeds from issuance of convertible promissory note	8,628	-	-	-
Proceeds from issuance of common stock	-	-	53,599	7,578
Proceeds from exercise of stock options	543	-	-	-
Proceeds from issuance of treasury stocks	6,115	-	-	-
Repayment of short-term borrowings	(90,000)	(34,000)	-
Proceeds from long-term borrowings	120,000		-	-
Repayment of long-term borrowings	(34,459)	(20,376)	-
Net cash provided by (used in) financing activities	47,008	(35,376)	53,599	7,578
Net (decrease) increase in cash and cash equivalents	(43,620)	2,170	2,848	149
Cash and cash equivalents, beginning of year	54,509	3,245	1,990	289
Effect of exchange rate changes on cash and cash equivalents	(7,644)	(3,425)	(1,640)	15
Cash and cash equivalents, end of the year	3,245	1,990	3,198	452
Supplemental disclosures of cash flow information:
Income taxes paid	1,282	-	-	-
Interest paid, net of interest capitalized	14,486	4,861	4,680	680
Supplemental disclosure of non-cash financing activities:
Issuance of commitment shares related to notes payable	1,847	-	-	-
Sale of equipment in repayment of due to related parties			5,600	791.8
Conversion of convertible promissory note	-	15,644	-	-

The accompanying notes are an integral part of these consolidated financial statements.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Origin Agritech Limited (“Agritech”), incorporated under the laws of the British Virgin Islands, and its subsidiaries and variable interest entities are referred to in this report as "we", "us", "our", or "the Company". We are principally engaged in hybrid crop seed development, production and distribution business.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

As of September 30, 2019, the Company’s subsidiaries and variable interest entities included in continuing operations consisted of the following:

	Date of	Place of	Percentage
	Incorporation	Incorporation	of	Principal
Name	or Establishment	or Establishment	Ownership	Activity
Subsidiaries:
State Harvest Holdings Limited(“State Harvest”)	October 6, 2004	British Virgin Islands	100%	Investment Holding

Beijing Origin State Harvest Biotechnology Limited (“BioTech”)	December 1, 2004	People’s Republic of China (“PRC”)	100%	Hybrid seed technology development
Variable interest entity:
Beijing Origin Seed Limited (note (i)) (“Beijing Origin”)	December 26, 1997	PRC	-	Hybrid crop seed development, production and distribution

Subsidiaries held by Beijing Origin:
Henan Origin Cotton Technology Development Limited (note (i)) (“Henan Cotton”)	March 2, 2001	PRC	92.04%	Hybrid crop seed development, production and distribution

Xinjiang Originbo Seed Company Limited (note (i)) (“Xinjiang Origin”)	July 13, 2011	PRC	51%	Hybrid crop seed development, production and distribution
Subsidiaries held by State Harvest:
Beijing State Harvest Zhongying Network Technology Limited (“Zhongying Network”)	April 27, 2018	PRC	100%	Selling agricultural seed products, other agricultural inputs, foods, household products, and other consumer products on e-commerce platform
Shandong Aoruixinong Agricultural Technology Limited (Shandong Aoruixinong)	September 27, 2019	PRC	51%	Agricultural seed products distribution through e-commune network
Hubei Aoyu Zhongye Limited (Hubei Aoyu)	October 22, 2018	PRC	51%	Agricultural seed products distribution through e-commune network
Anhui Aoyu Zhongye Limited (Anhui Aoyu)	July 25, 2018	PRC	50%	Agricultural seed products distribution through e-commune network
Xuzhou Aoyu Zhongye Limited (Xuzhou Aoyu)	September 25, 2018	PRC	51%	Agricultural seed products distribution through e-commune network
Shandong Aoyu Zhongye Limited (Shandong Aoyu)	November 13, 2018	PRC	51%	Agricultural seed products distribution through e-commune network
Henan Aoyu Zhongye Limited (note (i)) (“Henan Aoyu”)	July 16, 2018	PRC	51%	Agricultural seed products distribution through e-commune network

Note (i):	Beijing Origin Seed Limited, Henan Origin Cotton Technology Development Limited, Xinjiang Originbo Seed Company Limited, and Zhengzhou Branch of Beijing Origin Seed Limited are collectively referred to as “Beijing Origin”.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Reorganization of State Harvest prior to the share exchange transaction with Chardan China Acquisition Corp. (“Chardan”)

On December 1, 2004, State Harvest established BioTech, a wholly-owned foreign enterprise (“WOFE”) under the laws of the PRC with an operating period of 20 years.

Under PRC law, foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, State Harvest conducts substantially all of its business through contractual agreements with its variable interest entity (“VIE”), Beijing Origin. These agreements are summarized in the following paragraphs.

Stock Consignment Agreements

As discussed above in “Foreign Ownership Restrictions,” under Chinese law, foreign ownership of businesses engaged in the breeding of new varieties, development, production, marketing, distribution and sale of hybrid food crop seeds is limited to 49% pursuant to the Regulation on the Approval and Registration of Foreign Investment Enterprises in Agricultural Seed Industry and The Foreign Investment Industrial Guidance Catalogue. State Harvest, as a non-Chinese corporation, may not directly own more than 49% of any of the PRC Operating Companies. However, Chinese law does not forbid the owner of stock to consign rights associated with the stock, as long as the owner does not transfer title to the stock. To gain control over the PRC Operating Companies, State Harvest entered into a series of stock consignment agreements with shareholders of those companies.

State Harvest has been assigned 97.96% voting rights by the shareholders of Beijing Origin through a consignment agreement which includes the following terms: (1) The shares of Beijing Origin cannot be transferred without the approval of State Harvest; (2) State Harvest has the right to appoint all directors and senior management personnel of Beijing Origin and (3) The shareholder rights including voting rights require the transfer of the shares of Beijing Origin to State Harvest or any party designated by State Harvest within three years upon the removal of the PRC legal restriction.

Technical Service Agreements

Beijing Origin entered into Technical Service Agreements with BioTech dated December 25, 2004. Under these agreements, BioTech shall provide, with its own technical research resource and team, technical services for the production and distribution of agricultural seeds during the period of the agreements. In return, Beijing Origin is required to pay BioTech service fee calculated according to the weight of corn, rice and cotton seeds sold by the Beijing Origin.

Through the contractual agreements described above, State Harvest is deemed the sole beneficiary of Beijing Origin resulting in Beijing Origin being deemed a subsidiary of State Harvest under the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810-10-05. The agreements described above provided for effective control of Beijing Origin to be transferred to State Harvest at December 25, 2004. Neither State Harvest nor BioTech had any operating activity prior to entering into the consignment agreements with Beijing Origin. In substance, State Harvest has substantially all the same shareholders of Beijing Origin. This transaction has been accounted for on a basis similar to reorganization between entities under common control. Accordingly, State Harvest’s consolidated financial statements are prepared by including the consolidated financial statements of Beijing Origin through December 24, 2004, and subsequently the Company’s consolidated financial statements include the financial statements of State Harvest, its majority owned subsidiary and Beijing Origin through the date of the Share Exchange Transaction.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Risks in relation to the VIE structure

Four of our PRC operating subsidiaries are controlled subsidiaries through stock consignment agreements rather than by direct ownership of shares, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights. There is the risk, however, that a consigning shareholder will not fulfill its obligations under the stock consignment agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to the three PRC operating subsidiaries involved. In addition, a PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the PRC operating subsidiaries will not be controlled by us as intended, which will affect our enterprise value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect the market value of our ordinary shares.

Whether or not a stock consignment agreement is terminated depends on the consensus of our Board and the consignees. Any such termination could result in a possible loss of certain rights or assets held by us without receiving fair value in return. The stock consignment agreements relating to our control of the stock of our PRC operating subsidiaries may be terminated after three years upon mutual agreement between us and the consignees. Holding this amount of stock will allow these officers to control or greatly influence the selection of directors and matters submitted to a vote of our shareholders, including voting to terminate the stock consignment agreements.

There are corporate protections in place designed to protect our interests, such as an independent Board of Directors, an audit committee comprised of independent directors that must approve insider transactions, a code of conduct requiring fair dealing with the Company, and the British Virgin Islands statutory provision that a disposition of more than 50% of the assets of a company must be approved by a majority of the shareholders. Moreover, if consigned stock is transferred to us as provided in the stock consignment agreements when the restrictions under PRC law are lifted, that stock will no longer be subject to the stock consignment agreements, and the termination of the stock consignment agreements would then have no effect on the ownership of that stock. However, if the stock consignment agreements are terminated, then we would lose our rights with respect to the consigned stock and the profits from the issuing corporation. Such a loss would impair the value of the Company and would reduce our ability to generate revenues.

The Company has aggregated the financial information of Beijing Origin and its subsidiaries in the table below. The aggregated carrying amount of assets and liabilities of Beijing Origin and its subsidiaries after elimination of intercompany transactions and balances consolidated in the Company’s consolidated balance sheets as of September 30, 2018 and 2019 are as follows:

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Risks in relation to the VIE structure

	September 30,
	2018	2019	2019
	RMB	RMB	US$
ASSETS
Current Assets
Cash and cash equivalents	1,826	322	46
Due from related party	129,506	33,290	28,193
Accounts receivable	-	784	111
Advances to suppliers	1,188	83	12
Inventories	81,903	23,199	3,280
Other current assets	213	2,140	303
Total current assets	214,636	59,818	31,945
Land use rights, net	16,564	12,913	1,826
Plant and equipment, net	172,760	149,175	21,091
Equity investments	16,347	16,347	2,311
Acquired intangible assets, net	2,024	113	16
Other assets	1,202	6,356	899
Total assets	423,533	244,722	58,088
LIABILITIES
Current liabilities
Short-term borrowings	-	-	-
Current portion of long-term borrowings	78,235	78,611	11,114
Accounts payable	7,952	9,723	1,375
Due to growers	7,984	7,260	1,026
Due to related parties	291,882	33,859	4,787
Advances from customers	5,959	42,679	6,034
Other payables and accrued expenses	37,295	63,157	8,929
Total current liabilities	429,307	235,289	33,265
Long-term borrowings	-	-	-
Other long-term liability	21,278	28,785	4,070
Total liabilities	450,585	264,074	37,335

As of September 30, 2018 and 2019, consolidated assets of RMB37,415 and RMB37,415, respectively, are collateral for the VIE’s obligations. These consolidated assets consisted of land use right of RMB2,177, and RMB2,177 and plant and equipment of RMB35,238 and RMB35,238 as of September 30, 2018 and 2019, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”); include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries and variable interest entities. Intercompany balances, transactions and cash flows are eliminated on consolidation.

Reverse Stock Split

On June 26, 2018, the Company’s Shareholders and the Board of Directors approved a reverse stock split pursuant to which all classes of our issued and outstanding shares of common stock at the close of business on such date were combined and reconstituted into a smaller number of shares of common stock in a ratio of 1 share of common stock for every 10 shares of common stock (“1-for-10 reverse stock split”). The 1-for-10 reverse stock split was effective as of close of business on July 10, 2018 and the Company’s stock began trading on a split-adjusted basis on July 11, 2018.

On the exchange date, the reverse stock split reduced the number of outstanding shares to approximately 2.7 million ordinary shares, subject to additional shares being issued for fractional shares and preservation of round lots. Proportional adjustments have been made to the conversion and exercise prices of the Company’s outstanding common stock, treasury stock, warrants, restricted stock awards, and stock options, and to the number of shares issued and issuable under the Company’s Stock Incentive Plan. Upon the effectiveness of the 1-for-10 reverse stock split, each ten shares of the Company’s issued common stock were automatically combined and converted into one issued share of common stock, no par value. The Company did not issue any fractional shares in connection with the reverse stock split. Instead, fractional share interests were rounded up to the next largest whole share. The reverse split also preserved round lots of 100 shares, meaning that if the reverse split resulted in a shareholder holding less than 100 shares, the Company would issue, at no cost, additional shares to increase the holding to a full 100 shares. The reverse stock split does not modify the rights or preferences of the common stock. The number of authorized shares of the Company’s common stock remained at 60 million shares and no par value.

The accompanying consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the 1-for-10 reverse stock split.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity and Going Concern

The Company incurred net losses of RMB106,261, RMB152,790 and RMB65,783 in the years ended September 30, 2017, 2018 and 2019, respectively. Working capital deficit was RMB217,293 and RMB178,580 as of September 30, 2018 and 2019, respectively. Accumulated deficit was RMB411,723 and RMB473,973 as of September 30, 2018 and 2019, respectively. These financial conditions raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. We are currently seeking to restructure the terms of our liabilities by raising funds to pay off liabilities. Our ability to continue as a going concern is depend upon obtaining the necessary financing or negotiating the terms of the existing borrowing to meet our current and future liquidity need.

On May 17, 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. Under this agreement, BC-TID and Origin planned to form a new entity, which 51% and 49% of equity interests would be owned by BC-TID and the Company, respectively. Based on the agreement, Beijing Origin will contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the new entity. BC-TID will fund the joint venture with a total of RMB204 million in cash. Also agreed under this agreement, the new entity will pay off the bank loan of RMB78 million, which is collateralized by the Company’s headquarters building in Beijing, upon receiving the RMB204 million investment from BC-TID.

Since the Cooperation Framework Agreement was signed, both parties have been actively involved to complete the formation of joint venture. However, the process has taken longer than originally expected mainly due to the complicated tax related issues with the Origin Life Science Center building in Beijing. Both parties are now agreed to use Beijing Origin as the joint venture entity in order to expedite the process. The original term remains the same and both parties are cooperating to complete the process as soon as possible. Due diligence has been completed and BC-TID has deposited RMB15 million (US$2.1 million) in an escrow account. The transaction is subject to the satisfaction or waiver of several conditions set forth in the agreement.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Besides the expected cash inflows from the aforementioned existing agreements, the Company is also seeking funds from other resources including but not limited to licensing its cord seed traits to its customers, applying for government grants for research and development activities, pursuing other capital investment from investors and selling certain company assets. The Company consistently reviews its working capital requirements and has also taken steps to reduce expenses. The Company has closed down the office of Origin USA and cut down the related personnel and administrative costs. The Company is also currently working with certain vendors and creditors to extend repayment terms.

Despite the Company’s effort to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. In addition, there can be no assurance that in the event additional sources of funds are needed they will be available on acceptable terms, if at all. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

Convenience translation into United States dollars

The consolidated financial statements are presented in Renminbi. The translation of Renminbi amounts into United States dollar amounts has been made for the convenience of the reader and has been made at the exchange rate quoted by the middle rate by the State Administration of Foreign Exchange in China on September 30, 2019 of RMB7.0717 to US $1.00. Such translation amounts should not be construed as representations that the Renminbi amounts could be readily converted into United States dollar amounts at that rate or any other rate.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include inventory valuation, account receivable valuation, useful lives of plant and equipment and acquired intangible assets, the valuation allowance for deferred income tax assets, valuation of long-lived assets and share-based compensation expense. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash accounts, interest bearing savings accounts, time certificates of deposit and debt securities with a maturities of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost, determined by weighted-average method, or net realizable value. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Parent seed represents the seeds that are used for research and development activities.

The Company periodically performs an analysis of inventory to determine obsolete or slow-moving inventory and determine if its cost exceeds the estimated market value. Write down of potentially obsolete or slow-moving inventory are recorded based on management’s analysis of inventory levels.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreements on a straight-line basis for the beneficial period.

Plant and equipment, net

Plant and equipment are recorded at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Plant and building	20-40 years
Machinery and equipment	10-15 years
Furniture and office equipment	5-8 years
Motor vehicles	5-10 years
Leasehold improvements	Shorter of the useful lives or the lease term

The Company constructs certain of its facilities. In addition to costs under construction contracts, external costs directly related to the construction of such facilities, including duty and tariff, and equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are placed in service.

Acquired intangible assets, net

Acquired intangible assets primarily consist of purchased technology rights and distribution network and are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of these assets and recorded in operating expenses. Amortization is calculated on a straight-line basis over the following estimated useful lives for the main acquired intangible assets:

Technology rights for licensed seeds	3-20 years
Distribution network	6-14 years
Trademark	Indefinite

Trademarks, which have indefinite lives are not amortized but are reviewed for impairment at least annually, at year end date, or earlier upon the occurrence of certain triggering events. The Company has performed an impairment analysis on the acquired intangible assets in Beijing Origin and recorded no impairment provision during the year ended September 30, 2019.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Long-term investments

We account for equity investments through which we exercise significant influence but do not have control over the investee under the equity method (“Equity Method Investments”). Under the equity method, the investment is initially recorded at cost and adjusted for the Company’s share of undistributed earnings or losses of the investee. The Company’s share of losses is not recognized when the investment is reduced to zero since the Company does not guarantee the investees’ obligations nor is the Company committed to providing additional funding.

Beginning on October 1, 2018, our equity investment not result in consolidation and not accounted for under the equity method are either carried at fair value or under the measurement alternative upon the adoption of the FASB issued Accounting Standards Update (“ASU”) No. 2016-01 (“Non-marketable Equity Investments”).

We utilize the measurement alternative for equity investments that do not have readily determinable fair values and measure these investments at cost less impairment plus or minus observable price changes in orderly transactions for an identical or similar investment of the same issuer.

We classify our investments as non-current assets on the consolidated balance sheets as those investments do not have stated contractual maturity dates.

We periodically review our equity investments for impairment. We consider impairment indicators such as negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. If indicators exist and the fair value of the security is below the carrying amount, we write down the security to fair value.

Valuation of long-lived asset

The Company reviews the carrying value of long-lived assets to be held and used, including other intangible assets subject to amortization, when events and circumstances warrants such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset and intangible assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets and intangible assets to be disposed are determined in a similar manner, except that fair market values are reduced for the cost to dispose. The Company has performed an impairment analysis on the plant and equipment in Xinjiang Origin and recorded an impairment loss of RMB25,873 during the year ended September 30, 2017, and the impairment loss was reported in continuing operations. Impairment of RMBnil and RMB4,213 were recorded during the years ended September 30, 2018 and 2019, respectively

Revenue recognition

The Company derives most of its revenue from hybrid corn seed.

Prior to October 1, 2018, the Company recognized revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition (“ASC 605”). Effective with the October 1, 2018 adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," and the associated ASUs (collectively, "Topic 606").

The Company adopted the standard using the modified retrospective transition approach. Under this approach, the new standard applies to all new contracts initiated on and after October 1, 2018. For existing contracts that have remaining obligations as of October 1, 2018, any difference between the recognition criteria in these ASUs and the Company’s current revenue recognition practices would be recognized using a cumulative effect adjustment to the opening balance of retained earnings. The majority of the Company’s customer contracts, which may be in the form of purchase orders, contracts or purchase agreements, contain performance obligations for delivery of agreed upon goods. Delivery of all performance obligations contained within a contract with a customer typically occurs at the same time. The Company also makes accounting policy elections to 1) treat shipping and handling activities that occur after the customer obtains control of the goods as fulfillment costs and 2) exclude sales (and similar) taxes from the measurement of the transaction price. We have no open contracts as of September 30, 2018, so there was no cumulative effect of applying the new standards.

The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Government subsidies

A government subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received.

When the Company received the government subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The reclassification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled.

The Company received several financial supports from various levels of the government. At fiscal years ended 2018 and 2019, the Company received government subsidies of RMB9,193 and RMBnil, respectively for R&D and others. Government subsidies recognized as other income in the statement of income for the years ended September 30, 2017, 2018 and 2019, were RMB1,407, RMB5,516 and RMBnil, respectively.

Cost of revenues

Cost of revenues consists of expenses directly related to sales, including the purchase prices and development costs for seeds and, during the fiscal years ended September 30, 2017, 2018 and 2019, agricultural chemical products, depreciation and amortization, impairment of inventory, shipping and handling costs, salary and compensation, supplies, license fees, and rent.

Research and development costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

Advertising costs

Advertising costs are expensed when incurred and included in selling and marketing expenses. For the years ended September 30, 2017, 2018 and 2019, advertising costs were RMB521, RMBnil and RMB589, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Borrowing cost

Borrowing costs attributable directly to the acquisition, construction or production of qualifying assets which require a substantial period of time to be ready for their intended use or sale, are capitalized as part of the cost of those assets. Income earned on temporary investments of specific borrowings pending their expenditure on those assets is deducted from borrowing costs capitalized. All other borrowing costs are recognized in interest expenses in the statement of income and comprehensive income in the period in which they are incurred.

Allowance for doubtful account

The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. Based on the result of this analysis, the Company records an allowance for doubtful accounts of RMBnil, RMB2,105, and RMBnil for the years ended September 30, 2017, 2018, and 2019, respectively.

Income taxes

Deferred income taxes are recognized for the future tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net of operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

The Company adopted FASB ASC 740-10. The Company’s policy on classification of all interest and penalties related to unrecognized tax benefits, if any, as a component of income tax provisions.

Foreign currency translation

The functional currency of the Company excluding Agritech, Origin USA and State Harvest is Renminbi. Monetary assets and liabilities denominated in currencies other than Renminbi are translated into Renminbi at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than Renminbi are converted into Renminbi at the applicable rates of exchange prevailing the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of income and comprehensive income.

The functional currency of Agritech, Origin USA and State Harvest are maintained in United State dollars. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive (loss)/income. The Company has chosen Renminbi as its reporting currency.

Comprehensive income (loss)

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income (loss) for the years has been disclosed within the consolidated statements of income and comprehensive income for presentational purpose of the disclosure of comprehensive income (loss) attributable to Agritech and the non-controlling interests respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the years. Diluted income (loss) per share gives effect to all dilutive potential common shares outstanding during the years. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In computing the dilutive effect of potential common shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options.

Share-based compensation

The Company adopts FASB ASC 718-10. ASC 718-10 requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

Fair value measurement

The Company adopted FASB ASC 820-10, and which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820-10 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

ASC 820-10 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Discontinued Operations

The Company reports operating results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Through September 30, 2018, the Company reported discontinued operations when the operations and cash flows of a component of the Company had been eliminated or intended to be eliminated from ongoing operations. For a component to be disposed of by sale, financial results were classified as discontinued only when held for sale criteria were met. For a component to be disposed of other than by sale, financial results were not classified as discontinued until abandonment, distribution, or exchange occurred, depending on the manner of disposal. In the annual report for the year ended September 30, 2017, the operating results of the seed production and distribution entities and assets mainly including Changchun Origin, Denong, Linze Origin, Zhengzhou Branch and office building in Beijing, PRC are presented as discontinued operations. The office building in Beijing, PRC was previously planned to be sold to Beijing Shihui. However, the Company changed the original plan and decided not to sell this part of assets. On September 21, 2018, the Company and certain subsidiaries of the Company entered into a Termination Agreement. Pursuant to this agreement, the Company will not transfer the above-mentioned office building in Beijing to Beijing Shihui.

As the office building in Beijing no longer meets the held-for-sale criteria, this part of assets has been reclassified as held and used and the related operation results were reclassified to continuing operations for all periods presented in this report. During FY2019, the Company sold certain land use right, plant, and equipment with total net book value of RMB12,051 for cash consideration of RMB26,000. The transition of land use right and buildings were not complete due to the time taking to finish the title transfer process although those assets have been transferred to the buyers and related proceeds have been received. See Note 8 for detail of assets held for sale.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Recently issued accounting pronouncements

•

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance including ASU No. 2017-13, ASU No. 2018-10, ASU No. 2018-11, ASU No. 2018-20, and ASU No. 2019-01 (collectively, “Topic 842”). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard is effective for publicly-traded companies for annual reporting periods, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. At adoption, this update will be applied using a modified retrospective transition approach, with an option to use certain transition relief. The Company adapted the Topic 842 effective October 1, 2019. The adaption of the Topic 842 resulted in the recognition of the right-of-use assets and the lease liabilities for operating lease as of October 1, 2019 of approximately RMB4,015 and RMB3,350, respectively,

•	In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Financial Instruments—Credit Losses (Topic 326) amends guideline on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU No. 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of ASU No. 2016-13 on its consolidated financial statements.

The Company believes that other recent accounting pronouncement updates will not have a material effect on the Company’s consolidated financial statements.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

3.	RELATED PARTY BALANCES AND TRANSACTIONS

(1)	Related party relationships

Name of related parties	Relationship
Beijing Shihui	Being owned by close family members of the Company's Chairman
Zhangye Shihui	Being owned by close family members of the Company's Chairman
Xinjiang Ginbo Seeds Center	Being the non-controlling interest of Xinjiang Origin
Jilin Jinong Hi-tech Development Shares Co.,Ltd.("Jinong")	Being long-term investment of the Company (note 11)
Henan Agricultural University	Being the non-controlling interest of Beijing Origin
Linze Origin Seeds Ltd	Being owned by close family members of the Company's Chairman
De Nong Zheng Cheng Seed Limited	Being owned by close family members of the Company's Chairman
Henan Yingde Agricultural Ltd.	Being owned by close family members of the Company's Chairman
Beijing Origin Zhengzhou Branch("Zhengzhou Branch")	Being controlled by close family members of the Company's Chairman from August 16, 2017 to September 21, 2018
Non-controlling shareholders (“NCI”)	Non- controlling shareholders of Hubei Aoyu, Anhui Aoyu, Xuzhou Aoyu, Shandong Aoyu, Henan Aoyu, Shandong Aoruixinong

(1)	Due from related parties

	September 30,
	2018	2019
	RMB	RMB
Beijing Shihui	-	24,819
De Nong Zheng Cheng Seed Limited	129,506	-
Henan Yingde Agricultural Ltd.	-	2,252
Close family of the Company’s Chairman	-	100
NCI	-	6,719
	129,506	33,890

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

(2)	Due to related parties

	September 30,
	2018	2019
	RMB	RMB
Beijing Shihui	137,811	-
Zhangye Shihui	10,000	-
Linze Origin Seeds Limited	123,579	2,214
Henan Agriculture University	1,000	-
Xinjiang Ginbo Seeds Center (i)	10,000	10,000
Companies controlled by the Company’s directors	1,634	1,706
NCI	-	14,948
The Company’s Chairman	9,692	13,213
Close family of the Company’s Chairman	-	552
Ex-shareholders	16	-
	293,732	42,633

    Note (i): Xinjiang Origin has received a cash advance of RMB10,000 from Xinjiang Ginbo Seeds Center during the year ended September 30,     2016, which is unsecured, interest-free and repayable on demand.

(3)	Transactions with related parties

(a)	Sales to

	Year ended September 30,
	2017	2018	2019
	RMB	RMB	RMB
Linze Origin Seeds Limited	-	45	83
Beijing Shihui	-	-	20,823
NCI	-	-	17,081
Zhengzhou Branch	-	7,803	-
	-	7,848	37,987

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

(b)	Service income received from

	Year ended September 30,
	2017	2018	2019
	RMB	RMB	RMB
Beijing Shihui	396	-	-

(c)	Service fee charged by

	Year ended September 30,
	2017	2018	2019
	RMB	RMB	RMB
Beijing Shihui	600	-	-

(d)	License usage fees charged to

	Year ended September 30,
	2017	2018	2019
	RMB	RMB	RMB
Beijing Shihui	-	1,575	-

(e)	Guarantee The Company guaranteed a loan of RMB11,850 taken by Beijing Shihui from July 24, 2018 to July 23, 2019.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

(f)	Termination of assets sold to and a subsidiary acquired from a related party

As further described in note 4, on September 26, 2016, the Company entered into a Master Agreement to sell its proprietary China-based commercial corn seed production and distribution business for RMB400,000 to Beijing Shihui. On August 16, 2017, the Company entered into a supplemental agreement to the Master Agreement to increase the total consideration to RMB421,000 and modify the payment terms.

On September 21, 2018, the Company and certain subsidiaries of the Company entered into a Termination Agreement with Beijing Shihui to terminate that certain Master Agreement, dated as of September 26, 2016, by and among the Company, Beijing Shihui, and certain subsidiaries of the Company. Pursuant to the Termination Agreement, the Company and Beijing Shihui agreed to terminate the Master Agreement and not to pursue the second closing contemplated under the Master Agreement. As a result of the Termination Agreement, the Company will not transfer certain assets, including the headquarters building of the Company located in Beijing, PRC and certain other assets, to Beijing Shihui, meanwhile, the transfer of control of Zhengzhou Branch was rewound as a result of termination of the Management Agreement on September 21, 2018.

4.	DISCONTINUED OPERATIONS

On September 26, 2016, the Company entered into a Master Agreement with Beijing Shihui, under which the Buyer agreed to purchase the corn seed production and distribution assets, the office building in Beijing, China, and generally the business of commercial corn seed production and sales operated by the Company. On August 16, 2017, the Company entered into a Supplemental Agreement to the Master Agreement, pursuant to which, the aggregate purchase price was increased from RMB400,000 to RMB421,000 and certain payment arrangement provisions were amended.

The overall transaction is conducted in two steps. The first step is the sale of the equity held by Beijing Origin of each of the Denong, Changchun Origin and Linze Origin companies, and the second step is the sale of a company holding the assets of Zhengzhou Branch and the office building in Beijing, PRC. The second step requires Beijing Origin to effect a restructuring to form an entity to own the current office building located in Beijing, China and certain other assets (together the “Zhengzhou Branch Assets”), which entity is sold to the Buyer so as to transfer the building and assets to the Buyer.

When the first step is completed (the “First Closing”), the Buyer should give Beijing Origin a total consideration of RMB221,000, consisting of cash payment of RMB79,000 and bank loans reduction of RMB142,000, for the 98.58% equity ownership interest in Denong, 100% equity ownership interest in Changchun Origin and 100% equity ownership interest in Linze Origin (together the “VIE Subsidiaries”). The First Closing is conditioned (among other things) on Beijing Origin acquiring the current minority percentage ownership of Changchun Origin that is held by the Company’s Chairman, so as to deliver to the Buyer 100% of the equity ownership of Changchun Origin. The minority interest of Denong should continue to be held by two third parties and should not be sold to the Buyer. When the second step is completed (the “Second Closing”), the Buyer should give Beijing Origin a total consideration of RMB200,000, payable in cash after offsetting the then outstanding payables to the Buyer up to RMB150,000, for the 100% ownership interest in an entity formed by Beijing Origin as part of its reorganization to hold the Zhengzhou Branch Assets.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

On July 31, 2017, the Company completed the First Closing and sold the VIE subsidiaries. On August 31, 2017, the Company transferred the control of Zhengzhou Branch to Beijing Shihui pursuant to a Management Agreement and the net assets in Zhengzhou Branch intended to be sold at the Second Closing are considered disposed. Of the total purchase price of RMB421,000, RMB347,085 was allocated to the aforementioned disposed entities and assets and RMB73,915 was allocated to the office building in Beijing, China. As of September 30, 2017, (1) total cash consideration of RMB45,400 inclusive of the RMB10,000 deposits was received, (2) principal amount of the bank loans amounted to RMB142,000 in the VIE subsidiaries was offset against the purchase price, (3) outstanding payables of RMB121,485 by Zhengzhou Branch to Buyer was offset against the purchase price. During the year ended September 30, 2017, we recognized a loss of RMB3,282 on the sale of commercial corn seed production and sales business operated by the Company. The loss is reported in discontinued operations in the consolidated statements of operations and comprehensive income.

On September 21, 2018, the Company and certain subsidiaries of the Company entered into a Termination Agreement (“Termination Agreement”) with Beijing Shihui to terminate that certain Master Agreement, dated as of September 26, 2016, by and among the Company, Beijing Shihui, and certain subsidiaries of the Company. Pursuant to the Termination Agreement, the Company and Beijing Shihui agreed to terminate the Master Agreement and not to pursue the second closing contemplated under the Master Agreement. As a result of the Termination Agreement, the Company will not transfer certain assets, including the headquarters building of the Company located in Beijing, PRC and certain other assets, to Beijing Shihui, meanwhile, the transfer of control of Zhengzhou Branch was rewound as a result of termination of the Management Agreement on September 21, 2018.

The Company reports operating results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Through September 30, 2018, the Company reported discontinued operations when the operations and cash flows of a component of the Company had been eliminated or intended to be eliminated from ongoing operations. For a component to be disposed of by sale, financial results were classified as discontinued only when held for sale criteria were met. For a component to be disposed of other than by sale, financial results were not classified as discontinued until abandonment, distribution, or exchange occurred, depending on the manner of disposal. In the annual report for the year ended September 30, 2016 and 2017, the operating results of the seed production and distribution entities and assets mainly including Changchun Origin, Denong, Linze Origin, Zhengzhou Branch and office building in Beijing, PRC are presented as discontinued operations. The office building in Beijing, PRC was previously planned to be sold to Beijing Shihui. However, the Company changed the original plan and decided not to sell this part of assets. On September 21, 2018, the Company and certain subsidiaries of the Company entered into a Termination Agreement. Pursuant to this agreement, the Company will not transfer the above-mentioned office building in Beijing to Beijing Shihui.

As the above-mentioned office building in Beijing no longer meets the held-for-sale criteria, this part of assets has been reclassified as held and used and the related operation results were reclassified to continuing operations for all periods presented in this report.

The effect in the results of discontinued operations due to the aforesaid reclassification are summarized as follows:

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Results of operations reclassified from discontinued operations to continued operations for the fiscal years 2017:

Year ended September 30, 2017
RMB
Revenues	871
Cost of revenues	(679)
Gross profit	192
Operating expenses
General and administrative	(1,188)
Total operating expenses, net	(1,188)
Impairment loss	(44,706)

Loss before income taxes	(45,702)

Net Loss	(45,702)

The assets and liabilities of the entities that were sold and to be sold have been reclassified as “assets of discontinued operations” and “liabilities of discontinued operations” within current and non-current assets and liabilities, respectively, on the consolidated balance sheets as of September 30, 2017. The results of operations of the entities or assets that were sold and to be sold have been reclassified to “net income (loss) from discontinued operations” in the consolidated statements of income and comprehensive income for the years ended September 30, 2017.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Results of discontinued operations are summarized as follows:

Year ended September 30, 2017
RMB
Revenues	234,952
Cost of revenues	(171,501)
Gross profit	63,451
Operating expenses
Selling and marketing	(21,149)
General and administrative	(16,414)
Research and development	(659)
Other income, net	360
Total operating expenses, net	(37,862)

Income from discontinued operations	25,589

Interest expense	(5,480)
Interest income	34
Impairment on plant and equipment and inventories	-
Income before income taxes from discontinued operations	20,143

Income tax expense from discontinued operations
Current	(1,281)
Deferred	-
Income tax expenses from discontinued operations	(1,281)

Loss on disposal of commercial seed business	(3,282)
Net income from discontinued operations	15,580
Less: Net income attributable to non-controlling interests	821
Net income from discontinued operations attributable to Origin Agritech Ltd.	14,759

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

5.	ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Prepayments for testing fee	140	246
Deposits for research and development fee	207	-
Others	841	292

	1,188	538

6.	INVENTORIES

Inventories consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Low value supplies	2,063	-
Parent seeds	81	-
Work in progress	79,803	28,527
	81,947	28,527

No inventories have been pledged as collateral for bank loans as of September 30, 2018 and 2019. Written-off of provision for inventories for the years ended September 30, 2018 and 2019 were RMB13,601 and RMB5,973 respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

7.	OTHER CURRENT ASSETS

Other current assets consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Advances to staff for business use	119	1,426
Deposits for rental	7	-
Others	121	162

	247	1,588

8.	ASSETS HELD FOR SALES

During FY2019, the Company sold certain land use right, plant, and equipment with total net book value of RMB12,051 for cash consideration of RMB26,000. The transition of land use right and buildings with book value of RMB5,652 for cash consideration of RMB20,400 was not completed due to the time taking to finish the title transfer process although those assets have been transferred to the buyers and related proceeds have been received to pay down certain account payables.

9.	LAND USE RIGHTS, NET

Land use rights, net consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Land use rights	22,275	16,564
Accumulated amortization	(5,711)	(3,651)

Land use rights, net	16,564	12,913

Land use rights have been pledged as collateral for bank loans as of September 30, 2018 and 2019 were RMB2,177 and RMB2,177, respectively. Amortization expenses for the years ended September 30, 2017, 2018 and 2019 were RMB701, RMB668 and RMB677, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

10.	PLANT AND EQUIPMENT, NET

Plant and equipment, net consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Plant and building	162,507	143,808
Machinery and equipment	101,543	96,537
Furniture and office equipment	12,367	12,367
Motor vehicles	3,591	3,590
Total	280,008	256,302
Accumulated depreciation	(85,600)	(81,313)
Accumulated impairment	(25,873)	(25,873)
Construction in progress	4,213	-
Plant and equipment, net	172,748	149,116

Included in plant and building with net values of RMB35,238 and RMB34,041 have been pledged for bank loans as of September 30, 2018 and September 30, 2019. The Company sold certain equipment to a third party with net book value of RMB6,398 for the consideration of RMB5,600. Loss of disposal RMB798 was booked in other income (expense) for the year ended September 30, 2019.

The depreciation expenses for the years ended September 30, 2017, 2018 and 2019 were RMB13,305, RMB9,840, and RMB10,226, respectively.

Construction in progress mainly refers to the new seed incubation facilities under construction. The construction project is put on hold and construction in progress was impaired for the year ended September 30, 2019.

11.	LONG TERM INVESTMENTS

The Company owns 17.94% equity interest in Jinong and accounted for the equity investment without readily determinable fair value (previously known as cost method investment) as of September 30, 2018 and 2019. The Company recorded an impairment loss of RMBnil, RMB2,374, and RMBnil on its Equity investment without readily determinable fair value for the years ended September 30, 2017, 2018 and 2019, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

12.	ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets, net consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Technology rights for licensed seeds	75,899	75,899
Others	4,739	4,739
	80,638	80,638
Accumulated amortization	(67,806)	(70,699)
Impairment provision	(4,470)	(4,470)

Acquired intangible assets, net	8,362	5,469

Amortization expenses for the years ended September 30, 2017, 2018 and 2019 were RMB6,153, RMB5,944, and RMB2,893 respectively. RMBnil, RMB1,433, and RMBnil were charged for impairment for the years ended September 30, 2017, 2018 and 2019, respectively.

Amortization expense on these intangible assets for each of the next five years is as follows:

Year ending September 30,	RMB
2020	1,356
2021	652
2022	580
2023	557
2024	545

Total	3,690

The Company enters into technology transfer and usage agreements with strategic partners and pays up-front fees for the exclusive rights to certain seed technologies. Technology rights are amortized over an average usage period of 3 to 20 years and are charged to general and administrative expenses.

13.	OTHER ASSETS

Other assets consist of the following:

	September 30,
	2018	2019
	RMB	RMB
Prepaid lease	1,202	2,393

	1,202	2,393

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

14.	BORROWINGS

Borrowings consisted of the following:

	September 30,
	2018	2019
	RMB	RMB
Borrowing from Beijing Agriculture Finance Leasing, LLC.(“BAFL”) under Beijing Origin, payable on installment, due on December 29, 2020 with annual interest rate of 6%, secured by Beijing’s properties and land use right *	78,235	78,611
Long-term borrowings	78,235	78,611

Current portion of long-term borrowings	78,235	78,611

* Beijing Origin did not make any principal payments for the borrowing. Beijing Origin entered into negotiations with BAFL regarding modification of payment schedule. As of the date of this report, there is no formed agreements signed regarding modification of payment schedule. As of September 30, 2018, the Company reclassified the borrowing as current liability in consolidated balance sheets result from the default.

Interest expense related to borrowings amounted to MB8,760, RMB15,370 and RMB4,680 for the years ended September 30, 2017, 2018 and 2019, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

15.	OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of:

	September 30,
	2018	2019
	RMB	RMB
Payable for purchase of plant and equipment	470	20,181
Payable for purchase of construction-in-progress	7,989	-
Professional fee payable	8,578	7,983
Salaries and bonus payable	9,272	13,314
Accrued interest	390	1,430
Deposits from others	665	-
Payable for labor union, housing fund and education expenses	1,399	-
Deferred government subsidies	7,649	10,339
Others	1,515	3,428
	37,927	56,675

16.	OTHER LONG-TERM LIABILITY

During the fiscal year 2011, the Company received government subsidies from the local PRC government for plant and equipment projects of RMB14.00 million and land use right of RMB10.90 million; in fiscal year 2016, the Company received government subsidies from the local PRC government for equipment projects of RMB8.63 million. In fiscal year 2017, the Company received government subsidies from the local PRC government for equipment projects of RMB4.04 million (US$0.6 million). In fiscal year 2018, the Company received government subsidies from the local PRC government for equipment projects of RMB3.7 million (US$0.5 million). In fiscal year 2019, the Company didn’t receive government subsidies. The non-current portion of such government subsidies are recorded as long-term liability for, which will be amortized over the estimated useful lives related to the plant and equipment and land use right. The increase in deferred government subsidies was due to reclassification from other payable account.

17.	STOCK-BASED COMPENSATION

On November 8, 2005, the Company adopted the 2005 Performance Equity Plan (the “2005 Plan”) which allows the Company to offer a variety of incentive awards to employees to acquire up to 150,000 ordinary shares under the 2005 Plan. On April 22, 2010, the Company adopted the 2009 Performance Equity Plan (the “2009 Plan”) and is authorized to issue equity based awards for up to 150,000 ordinary shares to the Company’s employees and senior managements. On December 22, 2014 the Company adopted the 2014 Performance Equity Plan, under which we are able to issue equity awards with the right to acquire up to 500,000 ordinary shares to our directors, officers, employees, individual consultants and advisors. The main purpose of the plan is to provide an existing structure and renewable benefit plan for senior management and directors and others providing services to the company. In addition to current equity awards to the directors and officers, we plan to expand our equity awards to a broader range of employees in order to align our employee incentives towards the stock performance. The main purpose of the two plans is to provide an existing structure and renewable benefit plan for senior management and directors, employees and consultants.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Under the terms of the 2005 Plan on January 4, 2010 the Company granted its employees options to purchase 12,500 ordinary shares at the price of US$122.3 (“Tranche 5”). Under the terms of the 2009 Plan, on January 3, 2011, the Company granted its employees options to purchase 12,000 ordinary shares at the price of US$108.4 (“Tranche 6”); and on January 3, 2012, the Company granted its employees options to purchase 36,500 ordinary shares at the price of US$25.5 (“Tranche 7”), and on January 2, 2013, the Company granted its employees options to purchase 36,000 ordinary shares at the price of US$14.4 (“Tranche 8”) Subject to the modifications discussed below, and on January 2, 2014, the Company granted its employees options to purchase 35,000 ordinary shares at the price of US$12.7 (“Tranche 9”).

Under the terms of the 2014 Plan, on January 2, 2015 the Company granted its employees options to purchase 19,500 ordinary shares at the price of US$14.8 (“Tranche 10”), on January 4, 2016 the Company granted its employees options to purchase 18,500 ordinary shares at the price of US$13.8 (“Tranche 11”), on April 19, 2016 the Company granted its employees options to purchase 60,000 ordinary shares at the price of US$20.5 (“Tranche 12”), on May 16, 2016 the Company granted its employees options to purchase 20,000 ordinary shares at the price of US$16.5 (“Tranche 13”),on August 3, 2016 the Company granted its employees options to purchase 20,000 ordinary shares at the price of US$20.0 (“Tranche 14”), on January 3, 2017 the Company granted its employees options to purchase 18,000 ordinary shares at the price of US$20.7 (“Tranche 15”), on October 2, 2017 the Company granted its employees options to purchase 2,500 ordinary shares at the price of US$16.5 (“Tranche 16”), on December 22, 2017 the Company granted its employees options to purchase 8,800 ordinary shares at the price of US$8.0 (“Tranche 17”), on January 2, 2018 the Company granted its employees options to purchase 29,000 ordinary shares at the price of US$9.1 (“Tranche 18”), on March 1, 2018 the Company granted its employees options to purchase 20,000 ordinary shares at the price of US$8.2 (“Tranche 19”), on January 2, 2019 the Company granted its employees options to purchase 36,000 ordinary shares at the price of US$5.19 (“Tranche 20”).

All the options have an expiration date that is 5 to 10 years from the date of grant and vest immediately or over a period of 1 to 5 years. 70,000 and 59,000 options under the 2009 Plan, and 211,300 and 247,300 options under the 2014 Plan were outstanding as of September 30, 2018 and 2019, respectively.

After the adjusted awards, all the option awards have an exercise price of US$5.19 to US$20.7 and expire 5 to 10 years from the date of grant and vest immediately or over a period of 1 to 10 years.

For the options outstanding at September 30, 2018 and 2019, the weighted average remaining contractual lives are 4.17 and 4.02 years, respectively.

The Company recorded share-based compensation expense for share options of RMB3,016, RMB4,313 and RMB904 for the years ended September 30, 2017, 2018 and 2019 respectively. As of September 30, 2018 and 2019, there were RMB1,228 and RMBnil of total unrecognized compensation expense related to non-vested share-based compensation arrangement under the 2014 Plan.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Under the terms of the 2009 Plan, on December 28, 2017 the Company granted 33,000 restricted shares to its management at an aggregate value of US$287,100, based on the stock closing price of US$8.7 at December 28, 2017. The vesting period of these shares was five-days from grant date, which was January 3, 2018.

Under the term of the 2014 Plan, on March 1, 2018, June 1, 2018 and September 1, 2018 the Company granted total of 22,500 restricted shares to its management at an aggregate value of US$167,925, based on the stock closing price of US$8.6, US$7.2 and US$6.6 at March 1, 2018, June 1, 2018 and September 1, 2018, respectively. The vesting period of these shares was 1 year from the grant date, which is March 1, 2019, June 1, 2019 and September 1, 2019, respectively. The company issued a total of 207,800 restricted shares to its management and employees during the year ended September 30, 2019. The Company recorded share-based compensation expense for restricted shares of RMBnil, RMB2,272 and RMB11,218 for the years ended September 30, 2017, 2018 and 2019, respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

A summary of the stock option activity under the 2005, 2009 and 2014 Plans is as follows:

	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche
	8	9	10	11	12	13	14	15	16	17	18	19	20
	January 2,	January 2,	January 2,	January 4,	April 19,	May 16,	August 3,	January 3,	October 2,	December 22,	January 2,	March 1,	January 2,
Grant date	2013	2014	2015	2016	2016	2016	2016	2017	2017	2017	2018	2018	2019
Outstanding as of September 30, 2017	35,500	34,500	19,500	13,500	60,000	20,000	20,000	18,000	-	-	-	-	-
Number of options granted	-	-	-	-	-	-	-	-	2,500	8,800	29,000	20,000	-
Options exercised	-	-	-	-	-	-	-	-	-	-	-	-	-
Options cancelled/expired	(355,000)	-	-	-	-	-	-	-	-	-	-	-	-
Outstanding as of September 30, 2018	-	34,500	19,500	13,500	60,000	20,000	20,000	18,000	2,500	8,800	29,000	20,000	-
Number of options granted		-	-	-	-	-	-	-	-	-	-	-	36,000
Options exercised		-	-	-	-	-	-	-	-	-	-	-	-
Options cancelled/expired	-	-	-	-	-	-	-	-	-	-	-	-	-
Outstanding as of September 30, 2019	-	34,500	19,500	13,500	60,000	20,000	20,000	18,000	2,500	8,800	29,000	20,000	36,000

Options vested and exercisable
At September 30, 2018	-	34,500	19,500	13,500	60,000	20,000	20,000	18,000	2,500	8,800	29,000	20,000	-

At September 30, 2019	-	34,500	19,500	13,500	60,000	20,000	20,000	18,000	2,500	8,800	29,000	20,000	36,000

Weighted average fair value at the grant date (US$)	7.6	6.5	7.5	9.0	15.4	12.4	14.4	4.0	7.7	4.4	5.1	5.1	4.0

The fair value of each option granted is estimated on the date of grant using the Black-Scholes Option Pricing Model:

	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche	Tranche
	8	9	10	11	12	13	14	15	16	17	18	19	20
Exercise price (US$)	14.4	12.7	14.8	13.8	20.5	16.5	20.0	20.7	16.5	8.0	9.1	8.2	5.19
Average risk-free interest rate	0.37%	0.76%	1.07%	1.73%	1.79%	1.75%	1.55%	1.94%	1.94%	2.26%	2.25%	2.58	2.49
Expected option life (year)	3	3	3	5	10	10	10	5	5	5	5	5	5
Volatility rate	86.32%	79.2%	79.67%	80.72%	69.27%	69.92%	65.37%	63.87%	52.40%	63.2%	64.6%	68.2	103.0
Dividend yield	-	-	-	-	-	-	-	-	-	-	-	-	-

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

18.	TREASURY STOCK

During the year ended September 30, 2007, the Company repurchased 49,885 common stock of the Company with a total cost of RMB29,377 under the approval of the Board of Directors. In February 2013, the board of directors approved a share repurchase program for open market and negotiated transactions for a 12 month period in the amount of US$5 million, under which 61,139 and 16,738 shares with a total cost of RMB6,286 and RMB1,782 were bought in the Nasdaq market during the year ended September 30, 2013 and 2014, respectively, in compliance with U.S. securities laws. The Company recorded the entire purchase price of the treasury stock as a reduction of equity.

During the year ended September 30, 2017, the Company sold 50,000 shares of treasury stock with a total cost of RMB14,654 for a total sale price of RMB6,115. During the year ended September 30, 2018, the Company granted 12,853 shares of treasury stock to its employee under stock-based compensation. The treasury stock outstanding is 64,909 shares as of September 30, 2019.

19.	EQUITY FINANCING

In October 2018, we identified a strategic investor, Longhan Investment Management, Co., Ltd ("Longhan") and entered into a Share Subscription Agreement with Longhan, and the agreement was later assigned to Tiger Capital Fund SPC (“Tiger Fund”). On January 25, 2019, Tiger Fund purchased 1,397,680 shares of the Company’s common stock for an aggregate purchase price of US$7,743 (RMB53,599). In addition, Tiger Fund management has been awarded for 1 million shares of warrants with the strike price of $6.47 and expiration period of five years.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

20.	INCOME TAXES

Agritech and its subsidiary, State Harvest are incorporated in the British Virgin Islands and are exempted from the income tax under the laws of the British Virgin Islands. State Harvest’s subsidiaries and State Harvest’s variable interest entity, Beijing Origin and its majority owned subsidiaries (together, the “PRC entities”) were incorporated in the PRC and governed by the PRC laws.

The applicable tax rate of the PRC Enterprise Income Tax (“EIT”) was changed from 33% to 25% on January 1, 2008, according to the Corporate Income Tax Law. The preferential tax rate previously enjoyed by the PRC entities is gradually transitioned to the new standard rate of 25% over a five-year transitional period. In addition, article 28 of the new tax law stated that the income tax rate of a “high technology” company (high-tech status) is to remain at 15%.

Preferential tax treatment of Beijing Origin as “high technology” company (High-tech Status) from October 28, 2017 to October 27, 2020 has been granted by the relevant tax authorities. Beijing Origin is entitled to a preferential tax rate of 15% which is subject to annual review. As a result of these preferential tax treatments, the reduced tax rates applicable to Beijing Origin Seed Limited for 2017, 2018 and 2019 are 15%. Xinjiang Origin is entitled to a preferential tax of 2 years exemption and 3 years of half EIT from January 1, 2012 to December 31, 2016 in accordance with Cai Shui [2011] No. 53 and Cai Shui [2011] No. 60 issued by the PRC State Administration of Taxation and Xin Cai Fa Shui [2011] No. 51 issued by the Xinjiang Local Taxation Bureau. Xinjiang Origin is currently in the status of 25% for the year ended September 30, 2019.

Had all the above tax holidays and concessions not been available, the tax charges would have been (decreased)/increased by RMB4,274, RMBnil and RMBnil and the basic net loss on per share would have been (decreased)/increased by RMB(0.25), RMB0.18 and RMBnil for the years ended September 30, 2017, 2018 and 2019, respectively. The diluted net loss per share for the years ended September 30, 2017, 2018 and 2019 would have been (decreased)/increased by RMB0.18, RMBnil and RMBnil, respectively.

The Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. Until September 30, 2019, the management considered that the Company had no uncertain tax positions affected its consolidated financial position. The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities and the major one is the China tax authority. The open tax years for examinations in China are 5 years.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

The principal components of the deferred income tax assets are as follows:

	September 30,
	2018	2019
	RMB	RMB
Non-current deferred tax assets:
Net operating loss carry forward	94,750	157,093
Impairment loss	2,178	10,186
Others	4,644	4,644

Non-current deferred income tax assets	101,572	171,923
Valuation allowances	(101,572)	(171,923)

Net non-current deferred income tax assets	-	-

The Company did not have any significant temporary differences relating to deferred tax liabilities as of September 30, 2018 and 2019.

A significant portion of the deferred tax assets recognized relates to net operating loss and credit carry forwards. The Company operates through the PRC entities and the valuation allowance is considered on each individual basis.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Reconciliation between total income tax expenses and the amount computed by applying the statutory income tax rate to income before taxes is as follows:

	Year ended September 30,
	2017	2018	2019
	%	%	%
Statutory rate	25	25	25
Effect of preferential tax treatment	3	(3)	-
Change in valuation allowance	(27)	(26)	(24)
Over provision in prior year	(1)	4	-

Effective income tax rate	-	-	1

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

21.	INCOME/(LOSS) PER SHARE

The following table sets forth the computation of basic and diluted loss per share for the years indicated:

	Year ended September 30,
	2017	2018	2019
	RMB	RMB	RMB
Numerator:
Net loss from continuing operations attributable to Origin Agritech Limited	(90,433)	(153,663)	(62,250)
Net income (loss) from discontinued operations attributable to Origin Agritech Limited	14,759	-	-
Net loss attributable to Origin Agritech Limited	(75,674)	(153,663)	(62,120)

Denominator:
Average common stock outstanding - basic	2,808,293	3,061,979	4,185,840
Dilutive effect of share options	-	-	-
Diluted shares	2,808,293	3,061,979	4,185,840

Basic and Diluted Per Share Data:
Basic and diluted loss per share attributable to Origin Agritech Limited:
Continuing operations	(32.20)	(50.18)	(14.85)
Discontinued operations	5.25	-	-
	(26.95)	(50.18)	(14.85)

For the years ended September 30, 2017, 2018 and 2019, the effect of the outstanding options was anti-dilutive.

22.	EMPLOYEE BENEFIT PLAN AND PROFIT APPROPRIATION

Full time employees of the PRC entities participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were RMB7,241, RMB4,615, and RMB2,170 for the years ended September 30, 2017, 2018 and 2019 respectively.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

Pursuant to the laws applicable to the PRC, domestic PRC entities must make appropriations from after-tax profit to non-distributable reserves funds including: (i) the statutory surplus reserve and; (ii) the statutory public welfare fund. Subject to the limits of 50% of the entity’s registered capital, the statutory surplus reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). The Company’s wholly foreign owned subsidiary, BioTech, however subject to the law applicable to foreign invested enterprises in the PRC, was required annual appropriation of the general reserve fund, no less than 10% of after-tax profit (as determined under PRC GAAP at each year-end). These reserve funds can only be used for specific purposes of enterprise expansion and staff welfare and are not distributable as cash dividends. No appropriation has been made for the years ended September 30, 2017, 2018 and 2019. There was no after-tax profit recorded in the PRC statutory accounts for 2018 and 2019. On the other hand, the amount set aside as of September 30, 2018 and 2019 were RMB20,848 and RMB21,513.

23.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease

The Company leased certain land use rights for seed development and office premises under non-cancellable leases. Rental expenses under operating leases for the years ended September 30, 2017, 2018 and 2019 were RMB2,908, RMB3,859, and RMB515, respectively.

As of September 30, 2019, the Company was obligated under operating leases requiring minimum rental as follows:

Year ending September 30,	RMB
2020	548
2021	516
2022	500
2023	422
2024	422
Thereafter	3,371
5,779

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

(c)	Legal proceeding

There are legal proceedings against Linze Origin Seed Limited and Beijing Origin involving unsettled purchase orders to suppliers of Linze Origin Seed Limited. Pursuant to court order and mediations, the total compensation of these proceedings amounted to RMB23.7 million plus interests which primarily shall be settled by Linze Origin Seed Limited, and Beijing Origin shall be jointly and severally liable for these claims.

With respect to the legal proceedings and claims described above, such claims primarily shall be settled by Linze Origin Seed Limited and the Company's liability, if any, with respect to such claims, is uncertain. At present, the Company is unable to estimate a reasonably possible range of loss, if any, that may result from such litigation. If an unfavorable outcome were to occur in the litigation described above, the impact could be material to the Company's business, financial condition, or results of operations.

We may from time to time be subject to various legal or administrative proceedings, either as plaintiff or defendant, arising in the ordinary course of our business. Except otherwise disclosed in this report, we are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim that, in the view of our management, is likely to materially and adversely affect our business, financial position or results of operations.

24.	OPERATING RISK

Concentrations of customers and risk

During the fiscal year 2019, our largest and second largest customers represented approximately 22% and 10% of total consolidated revenues.

Interest risk

The interest rate and term of repayment of other borrowing is 6.0%, which are fixed at the inception of the borrowing. Other financial assets and liabilities do not have material interest rate risk.

Liquidity risk

We believe our working capital is sufficient to meet our present requirements. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. In the long-term, we intend to rely primarily on cash flow from operations and additional borrowings from banks to meet our anticipated cash needs. If our anticipated cash flow is insufficient to meet our requirements, we may also seek to sell additional equity, debt or equity-linked securities.

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods taxation, among other things. There can be no assurance; however, those changes in political and other conditions will not result in any adverse impact.

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

25.	SUBSEQUENT EVENTS

The Company entered into a Cooperation Framework Agreement with BC-TID. For additional information, see note 2 - Liquidity and Going Concern. There is no other significant subsequent events.

26.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial statements of Origin Agritech Limited (the “parent company”) have been prepared in accordance with accounting principles generally accepted in the United States of America. Under the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the parent company in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital, capital surplus and statutory reserves, as determined pursuant to PRC generally accepted accounting principles, totaling RMB84,517 and RMB45,457 as of September 30, 2018 and 2019, respectively.

The following represents condensed unconsolidated financial information of the parent company only:

CONDENSED BALANCE SHEET

	September 30
	2018	2019	2019
	RMB	RMB	US$
ASSETS (LIABILITIES)
Current assets (liabilities)
Cash and cash equivalents	47	252	36
Other receivables	4	4	1
Due from inter-companies	132,842	191,349	27,054
Due to related parties	(1,634)	(2,740)	(389)
Total current assets (liabilities)	131,259	188,865	26,702
Investment in unconsolidated subsidiaries	(155,970)	(211,548)	(29,910)
Total net liabilities	(24,711)	(22,683)	(3,208)

AND EQUITY
Total stockholders’ equity	(24,711)	(22,683)	(3,208)

ORIGIN AGRITECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2017, 2018 AND 2019

(In thousands, except number of share, per share data and unless otherwise stated)

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended September 30,
	2017	2018	2019	2019
	RMB	RMB	RMB	US$
Revenues	-	-	-	-
Operating expenses
General and administrative	(3,016)	(5,147)	(12,597)	(1,832)
Loss from operations	(3,016)	(5,147)	(12,597)	(1,832)
Equity method loss	(72,491)	(148,514)	(49,163)	(6,951)
Interest expense	(167)	(2)	-	-
Loss before income taxes	(75,674)	(153,663)	(62,120)	(8,783)
Income tax expense	-	-	-	-

Net loss	(75,674)	(153,663)	(62,120)	(8,783)
Other comprehensive loss
Foreign currency translation difference	(7,644)	(3,315)	(1,640)	(232)
Total comprehensive loss	(83,318)	(156,978)	(63,760)	(9,015)

CONDENSED STATEMENT OF CASH FLOWS

	Year ended September 30,
	2017	2018	2019	2019
	RMB	RMB	RMB	US$
Net cash provided by operating activities	20,456	3,345	1,845	19,883
Net cash used in financing activities	(13,376)	-	-	-
Net increase in cash and cash equivalents	7,080	3,345	1,845	19,883
Cash and cash equivalents, beginning of year	581	17	47	7
Effect of exchange rate changes on cash and cash equivalents	(7,644)	(3,315)	(1,640)	(232)
Cash and cash equivalents, end of year	17	47	252	36

BASIS OF PRESENTATION

The condensed financial information has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investments in subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Memorandum and Articles of Association, we may indemnify our directors, officers, liquidators and agents against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors, officers, liquidators or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of our company, and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Item 7. Recent Sales of Unregistered Securities

October 16, 2018 Private Placement

The selling shareholder, Tiger Capital Fund SPC, acquired the shares to be sold under this prospectus in a private placement of shares and the warrant, pursuant to share subscription agreement dated October 16, 2018, which was closed on January 4, 2019. The private placement was made under Regulation S. The warrant sold in the private placement provides for the right to purchase up to 1,000,000 ordinary shares, from time to time, at a purchase price of $6.47, until January 4, 2014. The warrant may be exercised only for cash. The warrant and underlying shares have not registration rights, and the Company will reserve sufficient shares for issuance upon exercise of the warrant.

In September 2019, Tiger Capital Fund SPC sold an aggregate to 500,000 ordinary shares, in a private transaction under Regulation S to three individuals, Mr. Xue Cong Yan, Mr. Yu Liang Bing and Mr. Liu Jing.

April 8, 2020 Equity Purchase Agreement and Registration Rights Agreement

Subject to the terms and conditions of the Equity Purchase Agreement for the Equity Line, we have the right to “put,” or sell, up to $5,000,000 worth of ordinary shares to Oasis Capital, LLC, a company formed under the laws of the Commonwealth of Puerto Rico. Oasis Capital’s purchase commitment will automatically terminate on the earlier of (a) the date on which Oasis Capital shall have acquired Put Shares for an aggregate purchase price of $5,000,000, (b) April 7, 2022, (c) written notice of termination by the Company to Oasis Capital (which shall not occur at any time that Oasis Capital holds any of the Put Shares), and (d) certain other specified events, such as bankruptcy of the Company. We have no obligation to sell any ordinary shares under the Equity Purchase Agreement. Oasis Capital will not be obligated to purchase Put Shares unless and until certain conditions (“Closing Conditions”) are met, including but not limited to, (i) the ordinary shares are listed or traded on an exchange or indicated trading medium, (ii) the ordinary shares are DWAC eligible, (iii) no chill is imposed on the ordinary shares, (iv) the Company is current in its reporting obligations under the Federal securities laws, and (v) a registration statement being effective which registers Oasis Capital’s resale of any Put Shares purchased by it under the Equity Line. The registration statement of which this prospectus is a part, upon effectiveness, is intended to satisfy this Closing Condition. Oasis Capital will pay a purchase price per share equal to 94% of the lowest VWAP of our ordinary shares on NASDAQ during the five trading days immediately following delivery of the put notice by the Company to Oasis Capital. The minimum value of a put notice is $20,000 worth of ordinary shares and the maximum number of ordinary shares is 150% of the average trading volume of the ordinary shares on NASDAQ for the five days preceding the date of the put notice.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement (“Registration Rights Agreement”) with Oasis Capital requiring us to prepare and file a registration statement (“Initial Registration Statement”) registering the resale by Oasis Capital of the Registrable Securities by June 8, 2020. The Company is obligated to use its reasonable commercial efforts to have the Initial Registration Statement and any amendment thereto declared effective by the SEC at the earliest possible date. In the event the number of shares available under the Initial Registration Statement is insufficient to cover all of the Registrable Securities, the Company must amend the Initial Registration Statement or file a new registration statement (collectively, “Registration Statements”), so as to cover all of the ordinary shares that may be sold under the Equity Line, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act of 1933, as amended. As stated above, the effectiveness of the Initial Registration Statement is a condition precedent to our ability to sell Put Shares to Oasis Capital under the Equity Line. The Company is obligated to use reasonable commercial efforts to keep all Registration Statements effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Oasis Capital of all of the Registrable Securities covered thereby and no Put Shares remain issuable under the Equity Purchase Agreement.

The Equity Purchase Agreement and the Registration Rights Agreement contain covenants, representations and warranties of the Company and Oasis Capital that are typical for transactions of this type. Oasis Capital also agreed that neither it nor any affiliate acting on Oasis Capital’s behalf or pursuant to any understanding with Oasis Capital, will execute any short sales during the term of the Equity Purchase Agreement. The Company and Oasis Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement and Registration Rights Agreement.

This transaction was consummated pursuant to a private placement under Section 4(2) of the Securities Act, with an accredited investor.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit No.	Description

3.1	Memorandum and Articles of Association of Origin Agritech Limited[1]

4.1	Form of Warrant Issued to Tiger Capital Fund SPC*

4.2	Form of Equity Purchase Agreement (Equity Line) between Oasis Capital, LLC and Origin Agritech Limited, dated April 8, 2020[2]

4.3	Form of Registration Rights Agreement between Oasis Capital, LLC and Origin Agritech Limited, dated April 8, 2020[3]

5.1	Opinion of Maples and Calder*

23.1	Consent of Maples and Calder (included in Exhibit 5.1)*

23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP *

23.3	Consent of B F Borgers CPA PC*

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)*

101.1NS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definitions Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

*	Filed Herewith

**	Previously filed herewith.

1	Incorporated by reference to Exhibit 1.1 of our Annual Report 20-F (File No. 000-51576) filed with the Securities and Exchange Commission on July 14, 2006.
2	Incorporated by reference to Exhibit 4.1 of our Current Report on Form 6-K filed with the Securities and Exchange Commission on April 14, 2020.
3	Incorporated by reference to Exhibit 4.2 of our Current Report on Form 6-K filed with the Securities and Exchange Commission on April 14, 2020.

Schedules:

None

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

(5) For determining liability of the undersigned registrant under the Securities Act to any purchaser:

(i)	That each prospectus filed by the undersigned pursuant to Rule 424(b)(3) shall be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on April 16, 2020.

ORIGIN AGRITECH LIMITED.

By:	/s/ Dr. Gengchen Han
Dr. Gengchen Han
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Gengchen Han and Mr. James Chen, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gengchen Han	Chairman of the Board and Chief Executive Officer	April 16, 2020
Gengchen Han	(Principal Executive Officer)

/s/ James Chen	Chief Financial Officer (Principal Financial Officer	April 16, 2020
James Chen	and Authorized Representative in the United States)

/s/ Michael W. Trimble	Director	April 16, 2020
Michael W. Trimble

/s/ Rong Chen	Director	April 16, 2020
Rong Chen

/s/ Fei Wang	Director	April 16, 2020
Fei Wang

Index to Exhibits

Exhibit No.	Description

3.1	Memorandum and Articles of Association of Origin Agritech Limited[1]

4.1	Form of Warrant Issued to Tiger Capital Fund SPC*

4.2	Form of Equity Purchase Agreement (Equity Line) between Oasis Capital, LLC and Origin Agritech Limited, dated April 8, 2020[2]

4.3	Form of Registration Rights Agreement between Oasis Capital, LLC and Origin Agritech Limited, dated April 8, 2020[3]

5.1	Opinion of Maples and Calder*

23.1	Consent of Maples and Calder (included in Exhibit 5.1)*

23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP *

23.3	Consent of B F Borgers CPA PC*

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)*

101.1NS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definitions Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

*	Filed Herewith

**	Previously filed herewith.

1	Incorporated by reference to Exhibit 1.1 of our Annual Report 20-F (File No. 000-51576 ) filed with the Securities and Exchange Commission on July 14, 2006.
2	Incorporated by reference to Exhibit 4.1 of our Current Report on Form 6-K filed with the Securities and Exchange Commission on April 14, 2020.
3	Incorporated by reference to Exhibit 4.2 of our Current Report on Form 6-K filed with the Securities and Exchange Commission on April 14, 2020.